UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
Filed by the Registrant ☑
Filed by the Party other than the Registrant ☐
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☑	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
COMMUNITY FIRST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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COMMUNITY FIRST, INC.
501 South James M. Campbell Boulevard
Columbia, Tennessee 38401
                     ___, 2008
Dear Shareholder:
          You are cordially invited to attend a Special Meeting of Shareholders (the “Special Meeting”) of Community First, Inc. scheduled for                      ___, 2008, at ___p.m. (local time), at the Vest Hall located on the campus of Columbia Academy in Columbia, Tennessee at 1101 West 7th Street.
          Details regarding the business to be conducted are described in detail in the attached Notice of Special Meeting of Shareholders and Proxy Statement.
          Your vote is important, regardless of the number of shares you own. Whether or not you are able to attend, it is important that your shares be represented at the meeting. We ask that you please sign, date and return the enclosed proxy card at your earliest convenience.
          I hope that you will be able to attend the Special Meeting of Shareholders on                      ___, 2008.
Sincerely,
Eslick E. Daniel, M.D.
Chairman of the Board
Enclosures

COMMUNITY FIRST, INC.
501 South James M. Campbell Boulevard
Columbia, Tennessee 38401
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON                      ___, 2008
          Notice is hereby given that the Special Meeting of Shareholders (the “Special Meeting”) of Community First, Inc., a Tennessee corporation and bank holding company (the “Company”), will be held at the Vest Hall located on the campus of Columbia Academy in Columbia, Tennessee at 1101 West 7th Street, on                      ___, 2008, at ___p.m., local time, for the following purposes:
1.	Amendment of Charter. To consider and act upon a proposal to amend the Company’s Amended and Restated Charter to authorize a class of blank check preferred stock, consisting of two million five-hundred thousand (2,500,000) authorized shares, which may be issued in one or more series, with such rights, preferences, privileges and restrictions as shall be fixed by the Company’s Board of Directors;

2.	Adjournment of Special Meeting. To consider and vote on any proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to amend the Company’s Amended and Restated Charter to authorize a class of blank check preferred stock if there are insufficient votes at the time of such adjournment or postponement to approve the amendment to the Company’s Amended and Restated Charter; and

3.	Other Business. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.
          Information regarding the matters to be acted upon at the Special Meeting is contained in the Proxy Statement attached to this Notice.
          Only shareholders of record at the close of business on                      ___, 2008 are entitled to notice of, and to vote at, the Special Meeting or any adjournment(s) thereof.
          All shareholders, whether or not they expect to attend the Special Meeting in person, are requested to complete, date, sign and return the enclosed proxy in the accompanying envelope. The proxy may be revoked by the person executing the proxy at any time before it is exercised by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by electing to vote in person at the Special Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Columbia, Tennessee	Marc R. Lively
___, 2008	President and Chief Executive Officer
YOU ARE ENCOURAGED TO ATTEND THE SPECIAL MEETING IN PERSON. IF YOU ARE UNABLE TO ATTEND THE SPECIAL MEETING, THE BOARD OF DIRECTORS REQUESTS THAT, AT YOUR EARLIEST CONVENIENCE, YOU COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PAID REPLY ENVELOPE.

PROXY STATEMENT
FOR
SPECIAL MEETING OF SHAREHOLDERS
OF
COMMUNITY FIRST, INC.
TO BE HELD ON
                     __, 2008
Solicitation of Proxies
          This Proxy Statement is being furnished to the shareholders of Community First, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company from holders of the outstanding shares of the common stock of the Company (“Common Stock”) for use at the Special Meeting of Shareholders of the Company to be held at the Vest Hall of Columbia Academy, 1101 West 7th Street, Columbia, Tennessee 38401, at ___p.m., local time, on                     ,                      ___, 2008, and at any adjournment or postponement thereof (the “Special Meeting”).
          The Special Meeting is being held to (a) amend the Company’s Amended and Restated Charter to authorize a class of blank check preferred stock; (b) consider and vote on any proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to amend the Company’s Amended and Restated Charter to authorize a class of blank check preferred stock if there are insufficient votes at the time of such adjournment or postponement to approve the amendment to the Company’s Amended and Restated Charter; and (c) transact such other business as may properly come before the Special Meeting. The Board of Directors of the Company knows of no other business that will be presented for consideration at the Special Meeting other than the matters described in this Proxy Statement. This Proxy Statement is dated                      ___, 2008, and it and the accompanying notice and form of proxy are first being mailed to the shareholders of the Company on or about                      ___, 2008. All costs incurred in connection with preparing, printing, assembling and mailing this Proxy Statement and any accompanying materials used in the solicitation of proxies will be paid by the Company.
Record Date and Revocability of Proxies
          The Company’s Board of Directors has fixed the close of business on                      ___, 2008 as the record date for the determination of shareholders entitled to vote at the Special Meeting. As of such date, the Company had 5,000,000 shares of Common Stock authorized, of which 3,210,318 shares were issued and outstanding. Accordingly, only holders of shares of Common Stock outstanding at the close of business on such date will be entitled to vote at the Special Meeting. Holders of Common Stock are entitled to one vote on each matter considered and voted upon at the Special Meeting for each share of Common Stock held of record at the close of business on                      ___, 2008.
          Any Shareholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by (a) giving written notice to the Secretary of the Company, (b) properly submitting to the Secretary of the Company a duly executed proxy bearing a later date, or (c) appearing in person at the Special Meeting and voting in person. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: Community First, Inc., 501 South James M. Campbell Boulevard, Columbia, Tennessee 38401 Attention: Marc R. Lively, President and Chief Executive Officer.

Quorum and Shareholder Vote Required
          A quorum will be present at the meeting if at least 1,605,160 shares of Common Stock are represented in person or by valid proxy at the Special Meeting, which is a majority of the Company’s outstanding shares of Common Stock as of the record date. According to Tennessee law and the Company’s Amended and Restated Charter and Bylaws, the aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the Special Meeting, whether those shareholders vote “for”, “against” or “abstain” from voting, together with any broker non-votes, will be counted as present for purposes of determining whether a quorum is present. Broker non-votes occur when brokers who hold their customers’ shares in street name submit proxies for such shares on some matters, but not others. Generally, this would occur when brokers have not received any instructions from their customer. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters, but not on non-routine matters, such as the amendment to the Company’s Amended and Restated Charter. As such, unless you instruct your broker how to vote shares of yours held in a broker’s name, those shares will not be voted on the proposal to amend the Amended and Restated Charter to authorize a class of blank check preferred stock or the proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment or postponement to approve the amendment to the Company’s Amended and Restated Charter.
          Vote Required. The affirmative vote of shareholders holding a majority of the shares of Common Stock outstanding as of the record date is required for the approval of an amendment to the Company’s Amended and Restated Charter to authorize a class of blank check preferred stock. The amendment to the Company’s Amended and Restated Charter will be approved if the number of shares of Common Stock voted in favor of the proposal exceeds 1,605,159. Abstentions and broker non-votes will have the effect of a vote against the amendment to the Company’s Amended and Restated Charter. If a quorum is present, a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment or postponement to approve the amendment to the Company’s Amended and Restated Charter requires that the votes cast in favor of adjournment or postponement exceed the votes cast against adjournment or postponement. Abstentions and broker non-votes will have no effect on the vote to adjourn or postpone the Special Meeting.
Action to be Taken Under the Proxy
          Proxies in the accompanying form that are properly executed and returned will be voted at the Special Meeting and any adjournment(s) thereof in accordance with the directions on such proxies. If no directions are specified, such proxies will be voted (1) “FOR” approval of the amendment to the Company’s Amended and Restated Charter authorizing a class of blank check preferred stock; (2) “FOR” approval of the proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment or postponement to approve the amendment to the Company’s Amended and Restated Charter; and (3) in the best judgment of the persons named in the enclosed proxy in connection with the transaction of such other business as may properly come before the Special Meeting or any adjournment(s) thereof.
Dissenters’ Rights
          Under Tennessee law, shareholders of the Company who deliver written notice of their intent to dissent and do not vote in favor of the amendment to the Company’s Amended and Restated Charter have the right to dissent and receive the fair value of their Common Stock in cash. Company shareholders electing to exercise dissenters’ rights must comply with the provisions of Chapter 23 of the Tennessee Business Corporations Act (the “TBCA”) in order to perfect their rights. A copy of Chapter 23 of the TBCA is attached as Appendix B to this proxy statement.

          The following is intended as a brief summary of the material provisions of the Tennessee statutory procedures required to be followed by a Company shareholder in order to dissent from the amendment to the Company’s Amended and Restated Charter and perfect the shareholder’s dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 23 of the TBCA, the full text of which appears as Appendix B of this proxy statement.
          Holders of Company Common Stock who do not want to approve the amendment to the Company’s Amended and Restated Charter, who do not vote in favor of (or who abstain from voting on) the amendment, and who perfect their dissenters’ rights by complying with the provisions of Chapter 23 of the TBCA, will have the right to receive cash payment for the “fair value” of their Common Stock.
          In order to perfect dissenters’ rights with respect to the amendment to the Company’s Amended and Restated Charter, a Company shareholder must (1) deliver to the Company, before the vote is taken, written notice of his or her intent to demand payment for his or her shares of Common Stock if the amendment is approved; and (2) not vote his or her shares of Common Stock in favor of the amendment. Subsequent to shareholder approval of the amendment, the Company would be required under Tennessee law to send to each of its shareholders who has perfected dissenters’ rights in accordance with the steps disclosed above, written notice setting forth instructions for receipt of payment for their shares. Upon receipt of such notice, dissenting Company shareholders would become entitled to receive payment of their shares of Common Stock when they: (1) demand payment; (2) certify that they had received their shares prior to the date of the first public announcement of the Company’s intention to amend its Amended and Restated Charter; and (3) deposit with the Company certificates representing their shares of Common Stock in accordance with the instructions set forth in the notice.
          Any Company shareholder contemplating the exercise of dissenter’s rights should carefully review Chapter 23 of the TBCA, a copy of which is attached to this proxy statement as Appendix B. A Company shareholder who fails to comply with all requirements of such Chapter 23 will forfeit his or her dissenters’ rights and will not be entitled to receive cash payment for the “fair value” of their Common Stock.
          In general, any dissenting shareholder who perfects his or her right to be paid the “fair value” of the holder’s Company Common Stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of any cash.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          Persons and groups beneficially owning more than 5% of the Company’s Common Stock are required under federal securities laws to file certain reports with the Securities and Exchange Commission (“SEC”) detailing their ownership. The following table sets forth the amount and percentage of the Common Stock beneficially owned by any person or group of persons known to the Company to be a beneficial owner of more than 5% of the common stock as of the record date.

	Amount and Nature of
Name and Address of	Beneficial Ownership	Percent of Common
Beneficial Owner	(a)	Stock Outstanding

Eslick E. Daniel, MD 501 S. James M. Campbell Blvd. Columbia, TN 38401	230,146(b)	7.17%

(a)	For purposes of this table, an individual or entity is considered to “beneficially own” any share of Common Stock which he, she or it directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (1) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (2) investment power, which includes the power to dispose, or to direct the disposition of, such security. In addition, an individual or entity is deemed to be the beneficial owner of any share of common stock of which he, she or it has the right to acquire voting or investment power within 60 days of the record date.

(b)	Includes 19,296 shares of Common Stock owned by Dr. Daniel’s spouse, 100,500 shares held by the Daniel General Partnership, 7,035 shares held by various relatives, which the director serves as custodian, 36,180 shares held by various trusts for which the director serves as trustee, and options to purchase 600 shares of Common Stock.
          The following table sets forth, as of the record date, certain information known to the Company as to Common Stock beneficially owned by each director and named executive officer of the Company (as indicated in the proxy statement for the Company’s annual meeting of shareholders held on April 29, 2008) and by all directors and executive officers of the Company as a group. The address for each of our directors and executive officers listed below is c/o Community First, Inc., 501 South James M. Campbell Boulevard, Columbia, Tennessee 38401.

		Amount and
		Nature of	Shares	Percent of
Name and Address of		Beneficial	Acquirable in 60	Outstanding
Beneficial Owner	Position	Ownership(1)	days(15)	Common Stock
Eslick E. Daniel, MD	Director, Chairman of the	230,146(2)	600	7.17%
501 S. James M. Campbell Blvd.	Board of Directors
Columbia, TN 38401

Marc R. Lively	Director, President and	126,203(3)	63,557	3.85%
501 S. James M. Campbell Blvd.	Chief Executive Officer
Columbia, TN 38401	of the Company and the
	Bank

Vasant Gopal Hari	Director	8,439(4)	600	*
501 S. James M. Campbell Blvd. Columbia, TN 38401

Roger Witherow	Director	23,216(5)	600	*
501 S. James M. Campbell Blvd. Columbia, TN 38401

		Amount and
		Nature of		Shares	Percent of
Name and Address of		Beneficial		Acquirable in 60	Outstanding
Beneficial Owner	Position	Ownership(1)		days(15)	Common Stock
Fred C. White	Director	93,334	(6)	600	2.91%
501 S. James M. Campbell Blvd. Columbia, TN 38401

Dinah C. Vire	Director	41,235.333	(7)	600	1.28%
501 S. James M. Campbell Blvd. Columbia, TN 38401

Bernard Childress	Director	11,420	(8)	7,400	*
501 S. James M. Campbell Blvd. Columbia, TN 38401

Randy Maxwell	Director	18,856	(9)	7,400	*
501 S. James M. Campbell Blvd. Columbia, TN 38401

H. Allen Pressnell, Jr.	Director	31,813	(10)	7,400	*
501 S. James M. Campbell Blvd. Columbia, TN 38401

Stephen F. Walker	Director	23,790.813	(11)	7,400	*
501 S. James M. Campbell Blvd. Columbia, TN 38401

Dianne Scroggins	Chief Financial Officer of	9,425	(12)	9,425	*
501 S. James M. Campbell Blvd.	the Company and the
Columbia, TN 38401	Bank

Carl B. Campbell	Senior Vice President and	20,743.6745	(13)	13,225	*
501 S. James M. Campbell Blvd.	Chief Credit Officer of
Columbia, TN 38401	the Bank

Michael J. Saporito	Senior Vice President and	9,255	(14)	9,125	*
501 S. James M. Campbell Blvd.	Chief Operating Officer
Columbia, TN 38401	of the Bank

Louis F. Holloway	Senior Vice President and	500		500	*
501 S. James M. Campbell Blvd.	Chief Retail Officer
Columbia, TN 38401

Charles F. Isaacs	Senior Vice President and	0		0	*
501 S. James M. Campbell Blvd.	Chief Lending Officer
Columbia, TN 38401

Vera E. David	Vice President and	0		0	*
501 S. James M. Campbell Blvd.	Chief Risk Manager
Columbia, TN 38401

All executive officers and directors	—	648,376		127,932	19.42%
as a group ([15] persons) [Include new officers in total.]

(1)	For the purpose of computing the amount of shares owned by each beneficial owner, shares subject to stock options presently exercisable or which will be exercisable within sixty (60) days of ___, 2008 held by such beneficial owner are deemed outstanding. Such shares are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

(2)	Includes 19,296 shares of Common Stock owned by Dr. Daniel’s spouse, 100,500 shares held by the Daniel General Partnership, 7,035 shares held by various relatives, which the director serves as custodian, 36,180 shares held by various trusts for which the director serves as trustee, and options to purchase 600 shares of Common Stock.

(3)	Includes 53,326 pledged shares as well as 4,422 shares of Common Stock owned jointly with Becky Lively, and options to purchase 61,932 shares of Common Stock.

(4)	Includes 2,814 shares of Common Stock owned by Mr. Hari’s spouse and options to purchase 600 shares of Common Stock.

(5)	Includes 7,705 shares of Common Stock held in an IRA owned by Mr. Witherow’s spouse and options to purchase 600 shares of Common Stock.

(6)	Includes options to purchase 600 shares of Common Stock.

(7)	Includes options to purchase 600 shares of Common Stock and 30,250 shares owned by Ms. Vire’s spouse.

(8)	Includes options to purchase 7,400 shares of Common Stock.

(9)	Includes 1,004 shares of Common Stock owned by Mr. Maxwell’s children and options to purchase 7,400 shares of Common Stock.

(10)	Includes 2,050 shares of Common Stock owned jointly with Mr. Pressnell’s spouse, and options to purchase 7,400 shares of Common Stock.

(11)	Includes 6,057.48 shares of Common Stock, which represents Mr. Walker’s share of Walker Family Partnership and options to purchase 7,400 shares of Common Stock.

(12)	Includes options to purchase 9,425 shares of Common Stock.

(13)	Includes options to purchase 13,225 shares of Common Stock.

(14)	Includes options to purchase 9,125 shares of Common Stock.

(15)	Represents options to purchase Common Stock, which are exercisable within 60 days of the record date, which are included within the Amount and Nature of Beneficial Ownership column.

PROPOSAL 1: AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED
CHARTER TO AUTHORIZE A CLASS OF PREFERRED SHARES
Description of the Proposal
          Upon approval by the Company’s shareholders, this proposal would amend the Company’s Amended and Restated Charter to provide for the creation of a class of preferred stock in the amount of two million five-hundred thousand (2,500,000) authorized shares, having such rights, preferences, privileges and restrictions as may need to be determined by the Board of Directors.
          The term “blank check” is often used to refer to preferred stock, the creation and issuance of which is authorized by the shareholders in advance and the terms, rights and features of which are determined by the Board of Directors from time to time. The authorization of blank check preferred stock would permit the Board of Directors to create and issue preferred stock from time to time in one or more series without further shareholder approval. Subject to the Company’s Amended and Restated Charter, as amended from time to time, and the limitations prescribed by law or by any stock exchange or national securities association trading system on which the Company’s securities may be listed, the Board of Directors would be expressly authorized, at its discretion, to adopt resolutions to issue preferred shares, to fix the number of shares and to change designations, preferences and relative, participating, optional or other special rights, qualifications limitations or restrictions thereof, including dividend rights, dividend rates, terms of redemption, redemption prices, voting rights, conversion rights, and liquidation preferences of the shares constituting any series of preferred stock, in each case without any further action by the shareholders. The Board of Directors would be required to make any determination to issue shares of preferred stock based on its judgment that doing so would be in the best interests of the Company and its shareholders.
          If the shareholders approve this proposal, Article 6 of the Company’s Amended and Restated Charter would be amended in its entirety to read as follows:
                         “6. The maximum number of shares which the Corporation shall have the authority to issue is:
          a) Five million (5,000,000) shares of common stock, no par value per share. Each share of Common Stock shall be entitled to one vote per share on all matters to be voted on by the shareholders of the Corporation. The rights, powers, and privileges of the holders of the Common Stock are subject to and qualified by the rights of holders, if any, of the preferred stock. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary of involuntary, after payment or provision for the payment of the debts and other liabilities of the Corporation and after making provision for the holders of each series of preferred stock, if any, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of the Common Stock.
          b) Two million five-hundred thousand (2,500,000) shares of preferred stock, no par value per share. The preferred stock may be issued by the Corporation from time to time in one or more series and in such amounts as may be determined by the Board of Directors. The designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, conversion rights and other variations, if any, the qualifications, limitations or restrictions thereof, if any, of the preferred stock, and of each series thereof, shall be such as are fixed by the Board of Directors, authority so to do being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of preferred stock.”

          The Board of Directors approved the proposed amendment to the Company’s Amended and Restated Charter on October 21, 2008, subject to shareholder approval.
Rationale for Creating Blank Check Preferred Stock
          Recent economic developments have adversely affected the capital markets and the availability of capital for financial institutions. The market for trust-preferred securities has been particularly impacted. In addition, the emergence of credit problems in the banking industry suggests that the industry is entering a period where capital conservation and augmentation will be critically important. In light of these trends, the Board of Directors has concluded that the Company should have a full range of capital financing alternatives available in its Amended and Restated Charter.
          The proposed amendment to the Company’s Amended and Restated Charter will provide the Company with increased flexibility in meeting future capital requirements by providing another type of security in addition to its common stock, as it will allow the Company to issue preferred stock from time to time with such features as may be determined by the Board of Directors for any proper corporate purpose. Such uses may include, without limitation, issuance for cash as a means of obtaining capital for use by the Company, or issuance as all or part of the consideration to be paid by the Company for acquisitions of other businesses or their assets. The Board of Directors could create, among other things, a series of preferred stock that is convertible into common stock on the basis of either a fixed or floating conversion rate.
          The Board of Directors has authorized the Company’s management to explore participating in the voluntary capital purchase program offered by the United States Treasury as part of its Troubled Asset Relief Program (“TARP”) and on October 31, 2008 the Company applied to participate in the program. Under the program, as modified for application to companies, like the Company, who are required to file reports with the Securities and Exchange Commission but who do not have their securities listed on a national securities exchange, the United States Treasury will purchase an amount of Senior Preferred stock (“Senior Preferred”) from participating financial institutions in amounts ranging from not less than one percent (1%) to the lesser of $25 billion or not more than three percent (3%) of the institution’s risk-weighted assets on standardized terms pursuant to a public term sheet issued by the United States Treasury on November 17, 2008. These Senior Preferred shares will qualify as Tier 1 capital and will rank senior to the institution’s common stock. The Senior Preferred shares will pay a cumulative dividend rate of five percent (5%) per annum for the first five years and will reset to a rate of nine percent (9%) per annum after year five. The Senior Preferred shares will be non-voting, other than class voting rights on matters that could adversely affect the shares. The Senior Preferred shares will be callable at 100% of the issue price after three years. Prior to the end of three years, the shares may be redeemed for 100% of their issue price, with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred or common stock, the aggregate gross proceeds of which exceed 25% of the issue price of the Senior Preferred shares.
          If the Company was to issue the Senior Preferred shares, the Company would be prohibited from paying or declaring dividends on any junior preferred shares, preferred shares with equal ranking, or common shares unless all accrued and unpaid dividends for all past dividend periods have been declared and paid in full. The Company would also be prohibited from repurchasing or redeeming any junior or pari passu preferred shares, or common shares during periods dividends on the Senior Preferred shares are unpaid.
          During the initial three-year term, any increase in the Company’s common stock dividends, would need to be approved by the United States Treasury unless it had transferred all of the Senior Preferred shares and Warrant Preferred (as defined below) it acquired from the Company to third parties or all of the Senior Preferred shares and Warrant Preferred shares had been redeemed by the Company. Similarly, the United States Treasury’s consent would be required for the Company to increase dividends by more than 3% in the aggregate over the prior year’s dividends from after the third anniversary and prior to the tenth anniversary of the United States Treasury’s initial investment unless all of the Senior Preferred shares and Warrant Preferred shares have been transferred by the United States Treasury to third parties or redeemed by the Company. However, no increase in common dividends may be made between year three and year ten as a result of any dividend paid in common shares, any stock split or similar transaction. From and after the tenth anniversary of the United States Treasury’s initial investment, the Company is prohibited from paying any common dividends until all equity securities issued by the Company that are held by the United States Treasury are redeemed in whole or the United States Treasury has transferred all of such securities to third parties.
          For as long as the Senior Preferred shares initially issued to Treasury are outstanding, the Company will not be able to repurchase or redeem preferred shares ranking junior or pari passu with the Senior Preferred shares or common shares unless all accrued and unpaid dividends for all past dividend periods have been declared and paid in full. Until the tenth anniversary of the date of the United States Treasury’s initial investment, the United States Treasury’s consent is required for the Company to be allowed to repurchase any of its outstanding equity securities or trust preferred securities, other than repurchases of the Senior Preferred shares or Warrant Preferred shares and repurchases of preferred stock ranking junior to the Senior Preferred shares or Warrant Preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice. The United States Treasury’s consent is not required if the Senior Preferred shares or Warrant Preferred shares are redeemed in whole or the United States Treasury has transferred all of the Senior Preferred shares or Warrant Preferred shares to third parties.
          In addition to the Senior Preferred shares that it must initially issue to the United States Treasury, if the Company participates in the program it would be required to issue the United States Treasury 10-year warrants to purchase additional shares of the Company’s preferred stock equal to 5% of the value of the Senior Preferred shares. These shares are called the “Warrant Preferred” shares and will have the same rights and preferences as the Senior Preferred shares except that the dividend rate for these shares of Warrant Preferred will be 9%. The initial exercise price of these warrants will be $0.01 per share and the warrants will permit net exercise meaning that the United States Treasury will not be required to pay cash to exercise the warrants. The United States Treasury has indicated that it will immediately exercise these warrants after the closing of its initial investment, so that both the Senior Preferred shares and Warrant Preferred shares will be outstanding.
          The Senior Preferred shares as well as the warrants (if exercised) and the Warrant Preferred shares, will be freely transferable and the Company will have to file a registration statement with the SEC covering the Senion Preferred shares, the warrants and the Warrant Preferred shares if requested to do so by the United States Treasury.
          In addition, and as described below under “Description of the Preferred Stock — Voting Rights”, if the Company fails to pay dividends on the Senior Preferred shares for a total of six quarters, whether or not consecutive, the Company’s Board of Directors will automatically be increased by two members and the holders of the Senior Preferred shares, voting together with any other holders of preferred shares ranking pari passu with the Senior Preferred shares, will have the right to elect two directors to fill the vacancies on the Board of Directors created by the increase. These directors will serve on the Board of Directors until such time as the Company has paid in full all dividends not previously paid, at which time these directors’ terms of office shall terminate immediately.
               For as long as the United States Treasury owns any debt or equity securities of the Company issued in connection with the Company’s participation in the TARP capital purchase program, the Company will be required to take all necessary action to ensure that its benefit plans with respect to its senior executive officers comply in all respects with Section 111(b) of the Emergency Economic Stabilization Act of 2008, and the regulations issued and in effect thereunder as of the closing date of the sale of the preferred shares to the United States Treasury. This means that, among other things, while the United States Treasury owns debt or equity securities issued by the Company in connection with the TARP capital purchase program, the Company must:
•	ensure that the incentive compensation programs for its senior executive officers do not encourage unnecessary and excessive risks that threaten the value of the Company;

•	implement a required clawback of any bonus or incentive compensation paid to the Company’s senior executive officers based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate;

•	not make any “golden parachute payment” (as defined in the Internal Revenue Code) to any of the Company’s senior executive officers; and

•	agree not to deduct for tax purposes executive compensation in excess of $500,000 in any one fiscal year for each of the Company’s senior executive officers.
          The Company is currently reviewing its benefit plans and contracts to determine whether any amendments or modifications will be required to comply with the limits on executive compensation established by Section 111 of the Emergency Economic Stabilization Act of 2008. If any such modifications or amendments are required, the Company and its senior executive officers, if necessary, will modify or amend such plans and agreements prior to the Company’s entering into the definitive documentation necessary to consummate the investment.
          While the Company has applied to participate in the TARP capital purchase program, the Company has not yet been informed by the United States Treasury that it has been accepted for participation in the program. The Company can give you no assurance that the Company will ultimately be selected by the United States Treasury for participation in the program, or that, if selected, it will choose to participate. If the Company were to participate, the minimum amount of Senior Preferred shares issuable would be approximately $5.9 million and the maximum amount would be approximately $17.8 million, based on the Company’s risk-weighted assets as of September 30, 2008. In its application, the Company requested that it be allowed to participate at the maximum amount. The Company does not yet know how many shares of Senior Preferred, and related warrants, that it would issue to the United States Treasury if it does participate, but if it participates at the maximum level, it believes that it would sell approximately 17,800 Senior Preferred shares and approximately 895 shares of Warrant Preferred. Non-public qualifying financial institutions, like the Company, that desire to participate in the program must notify their primary federal regulator of such desire by 5:00 p.m. on December 8, 2008. The Board of Directors, in determining whether to participate in the program if the Company is accepted, will consider various factors, including but not limited to the ultimate terms of any preferred stock issuable, the impact of additional capital on the Company’s strategic plans, growth opportunities, competitive position and safety and soundness, the impact of preferred stock dividends on earnings available to common shareholders, the dilutive impact of the common stock warrants, the restrictions associated with participation in the program, including restrictions on executive compensation and severance payments to executive officers and any other matters relevant.
Anti-Takeover Effects of the Proposed Amendment
          This proposal will, if approved, supplement and strengthen the Company’s existing takeover defenses.
          The issuance of preferred stock with voting rights could have, under certain circumstances, the effect of delaying or preventing a change of control of the Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change of control of the Company. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to make it more difficult to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise. The ability of the Board of Directors to issue such additional shares of preferred stock, with the rights and preferences it deems advisable, could discourage potential acquirors, and could therefore deprive shareholders of benefits they might otherwise obtain from an attempt to acquire ownership or control of the Company, such as selling their shares at a premium over market price. Moreover, the issuance of such additional shares to persons friendly to the Board of Directors could make it more difficult to remove incumbent directors from office in the event such change were to be deemed advisable by the shareholders.
          While the proposed amendment to the Company’s Amended and Restated Charter may have anti-takeover consequences, the Board of Directors believes that the benefits it would confer on the Company outweigh any disadvantages. In addition to the ability to participate in the capital purchase program component of the TARP program to support potential growth, to finance purchases and secure capital, the Company would gain a degree of protection from hostile takeovers that might be contrary to the interests of the Company and the shareholders. The Board of Directors believes it is in the best interest of the Company and the shareholders to encourage potential acquirers to negotiate directly with the Board of Directors rather than taking unilateral action. Only when empowered to negotiate on behalf of the Company can the Board of Directors have the best possible opportunity to secure the terms that best serve the interests of the Company and all the shareholders.
          Although the Company believes that the material provisions of the amendment to the Amended and Restated Charter are set forth above, reference should be made to the text of the amendment, a copy of which is attached to this proxy statement as Appendix A.
Pro Forma Financial Information
          The following unaudited pro forma information of the Company for the fiscal year ended December 31, 2007 and the nine months ended September 30, 2008 show the effects of a minimum of $5.9 million and a maximum of $17.8 million of Senior Preferred shares issued to the United States Treasury pursuant to the TARP capital purchase program. The unaudited pro forma consolidated financial data gives effect to the events discussed below as if they had occurred on January 1, 2007 in the case of the statement of income data and September 30, 2008 in the case of the balance sheet data.
          The pro forma financial data presented may change materially under either the “Minimum” or “Maximum” scenario based upon the actual proceeds received under the capital purchase program if the Company’s application is approved by the United States Treasury, the timing and utilization of the proceeds as well as certain other factors including the strike price of the warrants, any subsequent changes in the Company’s common stock price, and the discount rate used to determine the fair value of the preferred stock. Accordingly, the Company can provide no assurance that the “Minimum” or “Maximum” pro forma scenarios included in the following unaudited pro forma financial data will ever be achieved. The Company has included the following unaudited pro forma condensed consolidated data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposal to amend the Company’s Amended and Restated Charter.
          The information should be read in conjunction with the Company’s audited financial statements and the related notes as filed as part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the Company’s unaudited consolidated financial statements and the related notes filed as part of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.
          The following unaudited pro forma condensed consolidated financial data is not necessarily indicative of the Company’s financial position or results of operations that actually would have been attained had proceeds from the capital purchase program been received, or the issuance of the warrants pursuant to the capital purchase program been made, at the dates indicated, and is not necessarily indicative of the Company’s financial position or results of operations that will be achieved in the future. In addition, as noted above, the Company’s application to participate in the capital purchase program has not been approved by the United States Treasury. Accordingly, the Company can provide no assurance that the minimum or maximum estimated proceeds included in the following unaudited pro forma condensed consolidated financial data will ever be received.
          The Company has included the following unaudited pro forma condensed consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposal to amend the Company’s Amended and Restated Charter. The Company’s future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond the Company’s control. These factors include, without limitation, those described in this proxy statement and those described under Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.
Community First, Inc.
Pro Forma Consoldiated Balance Sheet Data and Capital Ratios
(in thousands)

	September 30, 2008
	Historical	Adjustments	As Adjusted
Balance Sheet
Loans (1)	553,420	17,807	553,420
Total Assets	689,257	17,807	689,257

Preferred Equity	—	18,089	18,089
Total shareholders’ equity	36,840	16,583	53,423

Capital Ratios:
Total risk based capital to risk-weigheted assets ratio	10.16%		12.57%
Tier 1 to risk weighted assets	5.96%		8.50%
Tier 1 to average assets	4.94%		7.61%
Equity to assets ratio	5.34%		7.56%
Tangible equity to tangible assets ratio	4.28%		6.71%

(1)	Assumes that proceeds are used primarily for short term investments.

Community First, Inc.
Pro Forma Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Historical 12		Pro forma 12
	Months Ended	Adjustments	Months Ended
	12/31/07	(unaudited)	12/31/07
Net Interest Income	$14,763	$178 (1)	14,941
Provision for loan losses	1,259		1,259

Net interest income after provision for loan losses	13,504	178	13,682
Non-interest income	3,697		3,697
Non-interest expense	13,997		13,997

Income from continuing operations before income taxes	3,204	178	3,382
Income tax expense	824	68 (2)	892

Income from continuing operations	$2,380	110	2,490
Less: Preferred Dividends	—	1,127 (3)	1,127

Income from continuing operations available to common shareholders	$2,380	(1,017)	1,363

Basic earnings per share available to common shareholders Income from continuing operations	0.76	(0.33)	0.43

Diluted earnings per share available to common shareholders Income from continuing operations	0.73	(0.31)	0.42

Weighted average shares outstanding
Basic	3,144,922	—	3,144,922

Diluted	3,248,101	—	3,248,101

(1)	Assumes that the $17.8 million in Capital Purchase Program proceeds are used primarily to increase Federal funds sold at an assumed yield of 1%. The actual impact to net interest income would be different as Community First, Inc. expects to utilize a portion of the proceeds to fund loan growth. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded and the actual pricing of any such loans.

(2)	Additional income tax expense is attributable to additional net interest income as described in Note 1.

(3)	Consists of $970 of dividends on preferred stock at a 5% annual rate on the Senior Preferred and a 9% annual rate on the Warrant Preferred as well as $157 of accretion on discount on preferred stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The immediate exercise of the warrants results in issuance of preferred stock at a discount. The discount is accreted back to par value on a constant effective yield method (approximately 6.3%) over a five year term, which is the expected life of the preferred stock upon issuance.

Community First, Inc.
Pro Forma Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Historical 9		Pro forma 9
	Months Ended	Adjustments	Months Ended
	9/30/08	(unaudited)	9/30/08
Net Interest Income	$13,138	$134 (1)	13,272
Provision for loan losses	1,616		1,616

Net interest income after provision for loan losses	11,522	134	11,656
Non-interest income	3,715		3,715
Non-interest expense	14,239		14,239

Income from continuing operations before income taxes	998	134	1,132
Income tax expense	72	51 (2)	123

Income from continuing operations	$926	83	1,009
Less: Preferred Dividends	—	853 (3)	853

Income from continuing operations available to common shareholders	$926	(770)	156

Basic earnings per share available to common shareholders Income from continuing operations	0.29	(0.24)	0.05

Diluted earnings per share available to common shareholders Income from continuing operations	0.28	(0.23)	0.05

Weighted average shares outstanding
Basic	3,201,037		3,201,037

Diluted	3,296,279		3,296,279

(1)	Assumes that the $17.8 million in Capital Purchase Program proceeds are used primarily to increase Federal funds sold at an assumed yield of 1%. The actual impact to net interest income would be different as Community First, Inc. expects to utilize a portion of the proceeds to fund loan growth. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded and the actual pricing of any such loans.

(2)	Additional income tax expense is attributable to additional net interest income as described in Note 1.

(3)	Consists of $970 of dividends on preferred stock at a 5% annual rate on the Senior Preferred and a 9% annual rate on the Warrant Preferred as well as $157 of accretion on discount on preferred stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The immediate exercise of the warrants results in issuance of preferred stock at a discount. The discount is accreted back to par value on a constant effective yield method (approximately 6.3%) over a five year term, which is the expected life of the preferred stock upon issuance.
Conclusion and Recommendation
          The Board of Directors believes it is in the best interests of the Company and its shareholders to approve the amendment to the Company’s Amended and Restated Charter to provide the Company with increased flexibility in meeting future capital requirements.
          The proposal to amend the Company’s Amended and Restated Charter will be adopted if it receives affirmative votes from a majority of the shares of Common Stock entitled to vote at the Special

Meeting. The Board of Directors recommends that you vote “FOR” the approval of the amendment to the Company’s Amended and Restated Charter.
DESCRIPTION OF THE PREFERRED STOCK
General
          The proposed amendment to the Company’s Amended and Restated Charter would grant the Board of Directors the authority to issue a class of preferred stock, consisting of 2,500,000 shares of preferred stock with no par value per share without further shareholder approval. The preferred stock would be issuable in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors.
Capital Purchase Program
          The following is a brief description of the terms of the shares of preferred stock that the Company may issue to the United States Treasury through the TARP capital purchase program including the Warrant Preferred and Senior Preferred (collectively, the “Shares”), the only shares of preferred stock that the Company contemplates issuing in the proximate future. With the exception of the initial dividend rate, the terms of the Warrant Preferred shares will be the same as the terms of the Senior Preferred shares issued to the United States Treasury at the initial closing and the description below applies to both the Senior Preferred shares and the Warrant Preferred shares. This description is based upon information currently available to the Company concerning the terms of the TARP capital purchase program and does not purport to be complete in all respects. The final terms of the Shares will be approved by the Company’s Board of Directors, or an authorized committee thereof, and will be reflected in a subsequent amendment to the Company’s Amended and Restated Charter that will be adopted without shareholder approval.
General
          Under the Company’s Amended and Restated Charter, as proposed to be amended, the Company will have authority to issue a class of preferred stock, consisting of up to 2,500,000 shares of preferred stock, with no par value per share. Pending approval of the amendment to the Amended and Restated Charter described in this Proxy Statement and the approval of the United States Treasury, the Company anticipates initially issuing between approximately 5,900 and 17,800 shares of Senior Preferred stock for an aggregate purchase price of between approximately $5.9 million and $17.8 million pursuant to the TARP capital purchase program based on the Company’s risk-weighted assets as of September 30, 2008, together with between approximately 295 and 895 shares of Warrant Preferred. Subject to limitations on use of proceeds that may be specified by the United States Treasury, the Company intends to use the proceeds of the issuance of the Shares for general corporate purposes. When issued, the Shares will be validly issued, fully paid and nonassessable. Holders of the Shares will be entitled to receive cash dividends when, as and if declared out of assets legally available for payment in respect of the Shares by the Company’s Board of Directors or a duly authorized committee of the Board of Directors in their sole discretion. Dividends will be cumulative.
          Prior to the issuance of the Shares, the Company will have filed Articles of Amendment to the Company’s Amended and Restated Charter with respect to the Shares with the Secretary of State of Tennessee. When issued, the Shares will have a fixed liquidation preference of $1,000 per share. If the Company liquidates, dissolves or winds up its affairs, holders of the Shares will be entitled to receive, out of the Company’s assets that are available for distribution to shareholders, an amount per Share equal to the liquidation preference per Share plus any accrued but unpaid dividends to the date of payment of the liquidation preference. The Shares will not be convertible into the Company’s Common Stock or any other class or series of the Company’s securities and will not be subject to any sinking fund or any other obligation of the Company for their repurchase or retirement.
Ranking
          With respect to the payment of dividends and the amounts to be paid upon liquidation, the Shares will rank:
•	senior to the Company’s Common Stock and all other equity securities designated as ranking junior to the Shares; and

•	at least equally with all other equity securities designated as ranking on parity with the Shares as to payment of dividends or the amounts to be paid upon liquidation, as applicable.
          For as long as any Shares remain outstanding, unless all accrued and unpaid dividends for all past Dividend Periods (as defined below) are fully paid:
•	no dividend whatsoever may be paid or declared on the Company’s Common Stock or other junior stock or other equity securities designated as ranking pari passu with the Shares as to payment of dividends, other than, in the case of shares ranking pari passu with the Shares, dividends paid on a pro rata basis with the Shares and in the case of common stock and shares ranking pari passu with the Shares, dividends payable solely in shares of common stock; and

•	no Common Stock or other junior stock or pari passu with the Shares may be purchased, redeemed or otherwise acquired for consideration by the Company.
          Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by the Company’s Board of Directors (or a duly authorized committee of the board) may be declared and paid on the Company’s Common Stock and any other stock ranking pari passu with or junior to the Shares from time to time out of any funds legally available for such payment, and the Shares shall not be entitled to participate in any such dividend; provided, however, that the consent of the United States Treasury will be required for any increase in the dividends paid to the Common Stock until the earlier of (i) the third anniversary of the date of issue of the Shares and (ii) the date on which the Shares have been redeemed in whole or the United States Treasury has transferred all Shares to third parties. From the third anniversary of the initial date of issue of the Shares until the tenth anniversary of the initial date of issue of the Shares, unless the United States Treasury has transferred all of the Shares to third parties or the Shares have been redeemed in total, the Company may increase the dividends paid to holders of the Company’s Common Stock by up to 3% in the aggregate per year over the amount paid in the prior year without the United States Treasury’s consent; provided that no increase in common dividends may be made as a result of any dividend paid in common shares, any stock split or any similar transactions. After the tenth anniversary of the initial date of issue of the Shares, the Company can not pay any common dividends until all equity securities issued by the Company and held by the United States Treasury have been redeemed in whole or the United States Treasury has transferred all of such securities to third parties.
Dividends
          Holders of Shares, in preference to the holders of the Company’s Common Stock and of any other shares of the Company’s stock ranking junior to the Shares as to payment of dividends, will be entitled to receive, only when, as and if declared by the Company’s Board of Directors or a duly authorized committee of the board, out of assets legally available for payment, cash dividends. These dividends will be payable at a rate of 5.00% per annum until the fifth anniversary of the date of issuance, and thereafter at a rate of 9.00% per annum; provided that the dividend rate for the Warrant Preferred shall always be 9% per annum (the “Dividend Rate”), applied in each case to the $1,000 liquidation preference per share. These dividends will be paid quarterly in arrears on the 15th day of February, May, August and November of each year commencing on February 15, 2009 (each, a “Dividend Payment Date”), with respect to the Dividend Period, or portion thereof, ending on the day preceding the respective Dividend Payment Date. A “Dividend Period” means each period commencing on (and including) a Dividend Payment Date and continuing to (but not including) the next succeeding Dividend Payment Date, except that the first Dividend Period for the initial issuance of Shares will commence upon the date of original issuance of the Shares. Dividends will be paid to holders of record on the respective date fixed for that purpose by the Company’s Board of Directors or a committee thereof in advance of payment of each particular dividend.
          The amount of dividends payable per Share on each Dividend Payment Date will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
          The Company is subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as the Company, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, the Company is subject to Tennessee state laws and the bank is subject to the terms and regulations of the TDFI relating to the payment of dividends.
Conversion Rights
          The Shares will not be convertible into shares of any other class or series of the Company’s stock.
Redemption
          The Shares may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the date of issuance, except with the proceeds of a Qualified Equity Offering (as defined below) that results in proceeds to the Company of not less than 25% of the issue price of the Shares. A “Qualified Equity Offering” is the sale by the Company for cash, following the date of issuance of the Shares, of Common Stock or perpetual preferred stock that qualifies as Tier 1 capital under the risk-based capital guidelines of the Federal Reserve. On any date after the first Dividend Payment Date falling on or after the third anniversary of the date of issuance, the Shares may be redeemed, in whole or in part, at the Company’s option, from any source of funds. Any such redemption will be at a cash redemption price of $1,000 per Share, plus any accrued and unpaid dividends for all prior Dividend Periods for that Share. Holders of Shares will have no right to require the redemption or repurchase of the Shares. The Warrant Preferred may not be redeemed prior to the shares of preferred stock issued to the United States Treasury at the initial closing.
          Any redemption of the Shares is subject to prior approval of the Federal Reserve. Subject to this limitation or of any outstanding debt instruments, the Company or its affiliates may from time to time purchase any outstanding Shares by tender, in the open market or by private agreement.
Liquidation Rights
          In the event that the Company voluntarily or involuntarily liquidates, dissolves or winds up its affairs, holders of Shares will be entitled to receive an amount per Share (the “Total Liquidation Amount”) equal to the fixed liquidation preference of $1,000 per Share, plus any accrued and unpaid dividends to the date of payment of the Total Liquidation Amount. Holders of the Shares will be entitled to receive the Total Liquidation Amount out of the Company’s assets that are available for distribution to shareholders, after payment or provision for payment of the Company’s debts and other liabilities but before any distribution of assets is made to holders of the Company’s Common Stock or any other shares ranking, as to that distribution, junior to the Shares.
          If the Company’s assets are not sufficient to pay the Total Liquidation Amount in full to all holders of Shares and all holders of any shares of the Company’s stock ranking as to any such distribution pari passu with the Shares, the amounts paid to the holders of Shares and to such other shares will be paid pro rata in accordance with the respective Total Liquidation Amount for those holders. If the Total Liquidation Amount per Share has been paid in full to all holders of Shares and the liquidation preference of any other shares ranking on parity with the Shares has been paid in full, the holders of the Company’s Common Stock or any other shares ranking, as to such distribution, junior to the Shares will be entitled to receive all of the Company’s remaining assets according to their respective rights and preferences.
          For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of the Company’s property and assets, nor the consolidation or merger by the Company with or into any other corporation or by another corporation with or into the Company will constitute a liquidation, dissolution or winding up of the Company’s affairs.
Voting Rights
          Except as indicated below or otherwise required by law, holders of the Shares will not have any voting rights.
          If, and whenever, the dividends on the Shares have not been declared and paid for an aggregate of at least six Dividend Periods (whether or not consecutive), the number of directors then constituting the Company’s Board of Directors will be increased by two. Holders of the Shares will be entitled to elect the two additional members of the Company’s Board of Directors (the “Preferred Stock Directors”) at any annual meeting of shareholders or any special meeting of the holders of the Shares.
          Whenever all dividends on the Shares have been paid in full then the right of the holders of the Shares to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods), the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors constituting the Company’s Board of Directors will be reduced accordingly.
          The Shares shall have the right to vote separately as a class (with approval requiring the affirmative vote of holders owning at least 66 2/3% of the Shares) on (1) any authorization or issuance of shares ranking senior to the Shares; (2) any amendment to the rights of the Shares so as to adversely affect the rights, preferences, privileges or voting power of the Shares; or (3) consummation of any merger, share exchange or similar transaction unless the Shares remain outstanding, or if the Company is not the surviving entity in such transaction, are converted into or exchanged for preference securities of the surviving entity and the Shares remaining outstanding or such preference securities have such rights, preferences, privileges and voting power as are not materially less favorable to the holders than the rights, preferences, privileges and voting power of the Shares. Under Tennessee law, holders of the Shares will be entitled to vote as a separate voting group on certain amendments to the Company’s Amended and Restated Charter and in connection with certain mergers. When voting as a separate class on these matters, Tennessee law provides that the vote of holders of a majority of the Shares outstanding is required.
Regulatory Capital Treatment
          The Company expects the Shares to qualify as Tier I capital under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies.

Transferability
          The Shares will not be subject to any contractual restrictions on transferability, and the Company will, if requested by the United States Treasury, be obligated to file a registration statement under the Securities Act of 1933, as amended, as promptly as practicable after issuing the Shares to the United States Treasury. The United States Treasury may transfer the Shares to third parties at any time.
PROPOSAL 2 — ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING
          The Company may ask its shareholders to vote on a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the adjournment or postponement to approve the amendment to the Company’s Amended and Restated Charter to authorize a class of blank-check preferred stock. The Company does not currently intend to propose adjournment or postponement at the Special Meeting if there are sufficient votes to approve the amendment to the Company’s Amended and Restated Charter. If the proposal to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies is submitted to the Company’s shareholders for approval at the Special Meeting, the approval requires that there be more votes in favor of the proposal to adjourn or postpone the Special Meeting than votes against the proposal to adjourn or postpone the Special Meeting.
          The Company’s Board of Directors recommends that the Company’s shareholders vote “FOR” approval of the proposal to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies.
SHAREHOLDER PROPOSALS
          A proper proposal submitted by a shareholder in accordance with applicable rules and regulations for presentation at the Company’s Annual Meeting of Shareholders in 2009 and received at the Company’s executive offices no later than December 1, 2008 will be included in the Company’s proxy statement and form of proxy relating to such annual meeting.
          In addition, the Company’s Bylaws contain an advance notice provision that provides that for a shareholder proposal to be brought before and considered at the next Annual Meeting of Shareholders, such shareholder must provide notice thereof to the Secretary of the Company no later than December 1, 2008 and the proposal and the shareholder must comply with Regulation 14A under the Securities Exchange Act of 1934. In the event that a shareholder proposal intended to be presented for action at the next annual meeting is not received prior to December 1, 2008, proxies solicited by the Board of Directors in connection with the annual meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the annual meeting.

CERTAIN INFORMATION WITH RESPECT TO COMMUNITY FIRST, INC.
     Set forth in Appendix C to this proxy statement is the following financial and other information regarding the Company:
•	The Company’s audited consolidated financial statements and notes thereto as of and for the fiscal year ended December 31, 2007;
•	The Company’s unaudited consolidated financial statements and notes thereto as of and for the three and nine months ended September 30, 2008;
•	Management’s Discussion and Analysis of Financial Condition and Results of Operations;
•	Quantitative and Qualitative Disclosures About Market Risk; and
•	Changes in and Disagreements with Accountants.
     The Company’s shareholders are encouraged to review the information contained in Appendix C. The Company will provide a copy of the Annual Report on Form 10-K or Quarterly Reports on Form 10-Q, without charge to persons who were shareholders of the Company as of the record date upon written request to the Secretary, Community First, Inc., 501 South James Campbell Boulevard, Columbia, Tennessee 38401 or by calling (931) 380-2265.
OTHER MATTERS
          A representative of Crowe Horwath, the Company’s independent registered public accounting firm, is expected to be present at the Special Meeting and will be given the opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions. As of the date of this document, management of the Company does not know of any matters to be brought before the Special Meeting other than those described in this Proxy Statement. If any other matters properly come before the Special Meeting or any adjournments or postponements of the meeting and are voted upon, the persons named as proxies in the enclosed form of proxy and acting thereunder will vote the shares represented by the proxy on such matters in accordance with the recommendation of the Board of Directors.

Appendix A
ARTICLES OF AMENDMENT
TO THE AMENDED AND RESTATED CHARTER
OF
COMMUNITY FIRST, INC.
          In accordance with the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment (the “Articles of Amendment”) to its Amended and Restated Charter (the “Charter”):
          1. Article 6 of the Charter is hereby deleted in its entirety and replaced with the following:
                    “6. The maximum number of shares which the Corporation shall have the authority to issue is:
     a) Five million (5,000,000) shares of common stock, no par value per share. Each share of Common Stock shall be entitled to one vote per share on all matters to be voted on by the shareholders of the Corporation. The rights, powers, and privileges of the holders of the Common Stock are subject to and qualified by the rights of holders, if any, of the preferred stock. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary of involuntary, after payment or provision for the payment of the debts and other liabilities of the Corporation and after making provision for the holders of each series of preferred stock, if any, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of the Common Stock.
     b) Two million five-hundred thousand (2,500,000) shares of preferred stock, no par value per share. The preferred stock may be issued by the Corporation from time to time in one or more series and in such amounts as may be determined by the Board of Directors. The designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, conversion rights and other variations, if any, the qualifications, limitations or restrictions thereof, if any, of the preferred stock, and of each series thereof, shall be such as are fixed by the Board of Directors, authority so to do being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of preferred stock.”
2. Except as amended by these Articles of Amendment, the Charter of the Corporation shall remain in full force and effect.
3. Adoption. These Articles of Amendment were duly adopted by the Board of Directors on                     , 2008, and by the shareholders of the Corporation on                     , 2008.
4. Effective Date. These Articles of Amendment will be effective when filed with the Secretary of State.
Date:                     , 2008

COMMUNITY FIRST, INC.

Name: Marc R. Lively
Title: President and Chief Executive Officer

A - 1

Appendix B
TENNESSEE DISSENTERS’ RIGHTS STATUTE
CHAPTER 23
DISSENTERS’ RIGHTS
Part 1 — Right to Dissent and Obtain Payment for Shares

48-23-101.	Chapter definitions.
48-23-102.	Right to dissent.
48-23-103.	Dissent by nominees and beneficial owners.
Part 2 — Procedure for Exercise of Dissenters’ Rights

48-23-201.	Notice of dissenters’ rights.
48-23-202.	Notice of intent to demand payment.
48-23-203.	Dissenters’ notice.
48-23-204.	Duty to demand payment.
48-23-205.	Share restrictions.
48-23-206.	Payment.
48-23-207.	Failure to take action.
48-23-208.	After-acquired shares.
48-23-209.	Procedure if shareholder dissatisfied with payment or offer.
Part 3 — Judicial Appraisal of Shares

48-23-301.	Court action.
48-23-302.	Court costs and counsel fees.

PART 1 — RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES
          48-23-101. Chapter definitions. - As used in this chapter, unless the context otherwise requires:
          (1) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder;
          (2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;
          (3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under § 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;
          (4) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;
          (5) “Interest” means interest from the effective date of the corporate action that gave rise to the shareholder’s right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;
          (6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and
          (7) “Shareholder” means the record shareholder or the beneficial shareholder.
          48-23-102. Right to dissent. — (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:
          (1) Consummation of a plan of merger to which the corporation is a party:
               (A) If shareholder approval is required for the merger by § 48-21-104 or the charter and the shareholder is entitled to vote on the merger; or
               (B) If the corporation is a subsidiary that is merged with its parent under § 48-21-105;
          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;
          (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter’s shares because it:
               (A) Alters or abolishes a preferential right of the shares;
               (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
               (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
               (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
               (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under § 48-16-104; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
     (b) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
     (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters’ rights, is listed on an exchange registered under § 6 of the Securities Exchange Act of 1934, as amended, or is a “national market system security,” as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.
     48-23-103. Dissent by nominees and beneficial owners. — (a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter’s other shares were registered in the names of different shareholders.
     (b) A beneficial shareholder may assert dissenters’ rights as to shares of any one (1) or more classes held on the beneficial shareholder’s behalf only if the beneficial shareholder:
          (1) Submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and
          (2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.
PART 2 — PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS
     48-23-201. Notice of dissenters’ rights. — (a) If proposed corporate action creating dissenters’ rights under § 48-23-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.
     (b) If corporate action creating dissenters’ rights under § 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in § 48-23-203.
     (c) A corporation’s failure to give notice pursuant to this section will not invalidate the corporate action.
     48-23-202. Notice of intent to demand payment. — (a) If proposed corporate action creating dissenters’ rights under § 48-23-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must:
          (1) Deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and
          (2) Not vote the shareholder’s shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by § 48-23-201.
     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter.
     48-23-203. Dissenters’ notice. — (a) If proposed corporate action creating dissenters’ rights under § 48-23-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of § 48-23-202.

     (b) The dissenters’ notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:
          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
          (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person asserting dissenters’ rights acquired beneficial ownership of the shares before that date;
          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and
          (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201.
     48-23-204. Duty to demand payment. — (a) A shareholder sent a dissenters’ notice described in § 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to § 48-23-203(b)(3), and deposit the shareholder’s certificates in accordance with the terms of the notice.
     (b) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.
     (c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.
     (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.
     48-23-205. Share restrictions. — (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under § 48-23-207.
     (b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.
     48-23-206. Payment. — (a) Except as provided in § 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with § 48-23-204 the amount the corporation estimates to be the fair value of each dissenter’s shares, plus accrued interest.
     (b) The payment must be accompanied by:
          (1) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
          (2) A statement of the corporation’s estimate of the fair value of the shares;
          (3) An explanation of how the interest was calculated;
          (4) A statement of the dissenter’s right to demand payment under § 48-23-209; and
          (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201 or § 48-23-203.

     48-23-207. Failure to take action. — (a) If the corporation does not effectuate the proposed action that gave rise to the dissenters’ rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters’ notice under § 48-23-203 and repeat the payment demand procedure.
     48-23-208. After-acquired shares. — (a) A corporation may elect to withhold payment required by § 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.
     (b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under § 48-23-209.
     48-23-209. Procedure if shareholder dissatisfied with payment or offer. — (a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate (less any payment under § 48-23-206), or reject the corporation’s offer under § 48-23-208 and demand payment of the fair value of the dissenter’s shares and interest due, if:
          (1) The dissenter believes that the amount paid under § 48-23-206 or offered under § 48-23-208 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;
          (2) The corporation fails to make payment under § 48-23-206 within two (2) months after the date set for demanding payment; or
          (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.
     (b) A dissenter waives the dissenter’s right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter’s shares.
PART 3 — JUDICIAL APPRAISAL OF SHARES
     48-23-301. Court action. — (a) If a demand for payment under § 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
     (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment:
          (1) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus accrued interest, exceeds the amount paid by the corporation; or
          (2) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under § 48-23-208.
     48-23-302. Court costs and counsel fees. — (a) The court in an appraisal proceeding commenced under § 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 48-23-209.
     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:
          (1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or
          (2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

Appendix C
Index

Portions of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007
Report of Independent Registered Public Accounting Firm	C-2
Report of Independent Registered Public Accounting Firm	C-4
Consolidated Balance Sheets at December 31, 2007 and 2006	C-5
Consolidated Statements of Operations for the years ended December 31, 2007, 2006 and 2005	C-6
Consolidated Statements of Changes in Shareholders’ Equity for the years ended December 31, 2007, 2006 and 2005	C-7
Consolidated Statements of Cash Flows for the years ended December 31, 2007, 2006 and 2005	C-9
Notes to Consolidated Financial Statements	C-11
Management’s Discussion and Analysis of Financial Condition and Results of Operations	C-38
Quantitative and Qualitative Disclosures About Market Risk	C-61
Changes in and Disagreements with Accountants	C-64

Portions of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2008
Unaudited Consolidated Balance Sheet — September 30, 2008 and December 31, 2007	C-65
Unaudited Consolidated Statements of Income and Comprehensive Income (Loss) — For the three and nine months ended September 30, 2008 and 2007	C-66
Unaudited Consolidated Statement of Changes in Shareholder’s Equity — For the nine months ended September 30, 2008	C-67
Unaudited Consolidated Statements of Cash Flows — For the nine months ended September 30, 2008 and 2007	C-68
Notes to Unaudited Consolidated Financial Statements	C-70
Management’s Discussion and Analysis of Financial Condition and Results of Operations	C-76
Quantitative and Qualitative Disclosure About Market Risk	C-92

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
Community First, Inc.
We have audited Community First, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control— Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Community First, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, Community First, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control— Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
The Company acquired First National Bank of Centerville (FNB) on October 26, 2007. Total assets of FNB were $105 million. Management excluded FNB’s internal control over financial reporting from its assessment of effectiveness of the Company’s internal control over financial reporting as of December 31, 2007. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of FNB.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Community First, Inc. as of December 31 2007 and 2006 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2007, and our report dated March 14, 2008, expressed an unqualified opinion thereon.
/s/ Crowe Chizek and Company LLC
Brentwood, Tennessee
March 14, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
Community First, Inc.
We have audited the accompanying consolidated balance sheets of Community First, Inc. (the “Company”) as of December 31, 2007 and 2006 and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community First, Inc. at December 31, 2007 and 2006 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Community First, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 14, 2008, expressed an unqualified opinion thereon.
/s/ Crowe Chizek and Company LLC
Brentwood, Tennessee
March 14, 2008

COMMUNITY FIRST, INC.
CONSOLIDATED BALANCE SHEETS
December 31
(Dollar amounts in thousands, except per share data)

	2007	2006
ASSETS
Cash and due from banks	$11,913	$13,886
Federal funds sold	15,372	1,187

Cash and cash equivalents	27,285	15,073
Securities available for sale	80,933	35,211
Loans held for sale	5,710	3,981
Loans	490,608	348,973
Allowance for loan losses	(6,086)	(4,259)

Net loans	484,522	344,714

Restricted equity securities	1,090	905
Premises and equipment	17,256	10,880
Goodwill	4,622	—
Core deposit and customer relationship intangibles	2,812	—
Accrued interest receivable	3,382	2,376
Bank owned life insurance	3,848	3,698
Other assets	4,602	4,555

Total assets	$636,062	$421,393

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Noninterest-bearing	$52,272	$34,001
Interest-bearing	507,031	332,765

Total deposits	559,303	366,766

Federal Home Loan Bank advances	11,000	13,000
Subordinated debentures	23,000	8,000
Other borrowed money	510	—
Accrued interest payable	4,040	2,176
Other liabilities	1,036	794

Total liabilities	598,889	390,736

Commitments and contingent liabilities (Note 14)

Shareholders’ equity
Common stock, no par value, authorized 5,000,000 shares; 3,168,960 shares issued 2007, 3,015,540 shares issued 2006	26,695	21,989
Retained earnings	10,414	8,730
Accumulated other comprehensive income (loss)	64	(62)

Total shareholders’ equity	37,173	30,657

Total liabilities and shareholders’ equity	$636,062	$421,393

COMMUNITY FIRST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31
(Dollar amounts in thousands, except per share data)

	2007	2006	2005
Interest income
Loans, including fees	$32,657	$24,023	$16,189
Taxable securities	2,004	1,307	785
Tax exempt securities	235	209	175
Federal funds sold and other	473	250	156

Total interest income	35,369	25,789	17,305

Interest expense
Deposits	18,545	12,255	6,409
Federal Home Loan Bank advances and federal funds purchased	1,082	673	326
Subordinated debentures and other	979	600	271

Total interest expense	20,606	13,528	7,006

Net interest income	14,763	12,261	10,299
Provision for loan losses	1,259	1,018	683

Net interest income after provision for loan losses	13,504	11,243	9,616

Noninterest income
Service charges on deposit accounts	1,644	1,520	1,561
Mortgage banking activities	1,212	666	469
Net gains on sale of securities	19	—	—
Gain on sale of land	—	390	—
Other	822	549	326

Total noninterest income	3,697	3,125	2,356

Noninterest expenses
Salaries and employee benefits	7,096	5,451	3,929
Occupancy	864	550	453
Furniture and equipment	721	545	518
Data processing fees	873	684	575
Advertising and public relations	719	509	340
Other	3,724	2,714	2,331

Total noninterest expenses	13,997	10,453	8,146

Income before income taxes	3,204	3,915	3,826
Income taxes	824	1,113	1,261

Net income	$2,380	$2,802	$2,565

Earnings per share
Basic	$0.76	$0.97	$0.89
Diluted	0.73	0.94	0.86
See accompanying notes to consolidated financial statements.

COMMUNITY FIRST, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years Ended December 31
(Dollar amounts in thousands, except per share data)

				Accumulated
				Other	Total
		Common	Retained	Comprehensive	Shareholders’
	Shares	Stock	Earnings	Income (Loss)	Equity
Balance at January 1, 2005	2,865,848	$17,563	$3,938	$(49)	$21,452

Exercise of stock options	7,666	56	—	—	56
Tax benefit arising from the exercised stock options	—	39	—	—	39
Comprehensive income
Net income	—	—	2,565	—	2,565
Other comprehensive income
Change in unrealized gain (loss) on securities available for sale, net	—	—	—	(95)	(95)

Total comprehensive income					2,470

Balance at December 31, 2005	2,873,514	17,658	6,503	(144)	24,017

Stock offering, net of issuance costs	125,460	3,761	—	—	3,761
Exercise of stock options	16,566	121	—	—	121
Tax benefit arising from the exercised stock options	—	142	—	—	142
Stock based compensation expense
Restricted stock grants	—	5	—	—	5
Stock options	—	302	—	—	302
Cash dividend declared ( $.20 per share)	—	—	(575)	—	(575)
Comprehensive income
Net income	—	—	2,802	—	2,802
Other comprehensive income
Change in unrealized gain (loss) on securities available for sale, net	—	—	—	82	82

Total comprehensive income					2,884

Balance at December 31, 2006	3,015,540	$21,989	$8,730	$(62)	$30,657

See accompanying notes to consolidated financial statements.

COMMUNITY FIRST, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years Ended December 31
(Dollar amounts in thousands, except per share data)

		Common	Retained	Accumulated Other Comprehensive	Total Shareholders’
	Shares	Stock	Earnings	Income (Loss)	Equity
Balance at December 31, 2006	3,015,540	$21,989	$8,730	$(62)	$30,657

Stock offering, net of issuance costs	147,630	4,380	—	—	4,380
Exercise of stock options	5,617	61	—	—	61
Tax benefit arising from the exercised stock options	—	12	—	—	12
Stock based compensation expense
Restricted stock grants	173	22	—	—	22
Stock options	—	231	—	—	231
Cash dividend declared ( $.22 per share)	—	—	(696)	—	(696)
Comprehensive income
Net income	—	—	2,380	—	2,380
Other comprehensive income
Change in unrealized gain (loss) on securities available for sale, net	—	—	—	126	126

Total comprehensive income					2,506

Balance at December 31, 2007	3,168,960	$26,695	$10,414	$64	$37,173

See accompanying notes to consolidated financial statements.

COMMUNITY FIRST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31
(Dollar amounts in thousands, except per share data)

	2007	2006	2005
Cash flows from operating activities
Net income	$2,380	$2,802	$2,565
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	800	505	481
Amortization	(35)	(3)	68
Provision for loan losses	1,259	1,018	683
Deferred income tax benefits	(348)	(429)	(204)
Mortgage loans originated for sale	(82,697)	(46,084)	(25,007)
Proceeds from sale of mortgage loans	82,180	44,659	25,094
Gain on sale of loans	(1,212)	(666)	(469)
Gain on sale of securities	(19)	—	—
Loss on sale of other real estate owned	29	25	27
Federal Home Loan Bank stock dividends	(14)	(43)	(28)
Increase in accrued interest receivable	(243)	(912)	(523)
Increase in accrued interest payable	1,421	1,113	448
Gain on sale of land	—	(390)	—
Compensation expense under stock based compensation	253	307	—
Bank owned life insurance	(150)	(138)	(60)
Tax benefit on exercise of stock options	(12)	(142)	(39)
Other, net	278	(337)	1,592

Net cash from operating activities	3,870	1,285	4,628

Cash flows from investing activities
Available for sale securities
Sale of securities	20,289	—	—
Purchases:
Mortgage-backed securities	(16,514)	(5,792)	—
Other	(15,306)	(15,381)	(14,428)
Maturities, prepayments, and calls:
Mortgage-backed securities	3,473	1,061	1,245
Other	16,980	13,001	10,500
Purchase of Federal Home Loan Bank stock	(139)	(199)	(54)
Purchase of bank, net of cash acquired (Note 18)	(18,460)	—	—
Net increase in loans	(102,243)	(89,704)	(49,950)
Proceeds from sale of other real estate owned	81	188	319
Disposal of premises and equipment	—	—	1,591
Additions to premises and equipment	(4,932)	(4,084)	(1,425)
Purchase of life insurance policies	—	—	(3,500)

Net cash from investing activities	(116,771)	(100,910)	(55,702)
See accompanying notes to consolidated financial statements.

COMMUNITY FIRST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31
(Dollar amounts in thousands, except per share data)

	2007	2006	2005
Cash flows from financing activities
Increase in deposits	107,846	80,523	62,465
Proceeds from Federal Home Loan Bank advances	17,500	9,000	—
Payment on Federal Home Loan Bank advances	(19,500)	(4,000)	—
Proceeds from issuance of subordinated debentures	15,000	—	5,000
Proceeds from other borrowed money	8,310	—	—
Payments on other borrowed money	(7,800)	—	—
Proceeds from issuance of common stock	4,380	3,761	—
Proceeds from stock option exercises	61	121	56
Tax benefit on exercise of stock options	12	142	39
Cash paid for dividends	(696)	(575)	—

Net cash from financing activities	125,113	88,972	67,560

Net change in cash and cash equivalents	12,212	(10,653)	16,486

Cash and cash equivalents at beginning of period	15,073	25,726	9,240

Cash and cash equivalents at end of period	$27,285	$15,073	$25,726

Supplemental disclosures of cash flow information Cash paid during year for:
Interest	$19,178	$12,415	$6,558
Income taxes	1,130	1,470	1,388
Supplemental noncash disclosures Transfer from loans to repossessed assets	703	61	602
See accompanying notes to consolidated financial statements.

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share data)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations and Principles of Consolidation: The consolidated financial statements include Community First, Inc. and its wholly-owned subsidiaries as of December 31, 2007, Community First Bank & Trust (the “Bank”) and First National Bank of Centerville (“First National”), together are referred to as “the Company”. Intercompany transactions and balances are eliminated in consolidation.
The Company provides financial services through its offices in Maury, Williamson, Rutherford and Hickman counties. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. The customers’ ability to repay their loans is dependent, however, on the real estate and general economic conditions in the area. Other financial instruments, which potentially represent concentrations of credit risk, include deposit accounts in other financial institutions and federal funds sold.
Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses and fair values of financial instruments are particularly subject to change.
Cash Flows: Cash and cash equivalents include cash, deposits with other financial institutions with maturities under 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions.
Securities: Debt securities are classified as available for sale when they might be sold before maturity. Equity securities with readily determinable fair values are classified as available for sale. Securities classified as available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.
Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.
Declines in the fair value of securities below their amortized cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers the length of time and extent that fair value has been less than amortized cost, the financial condition and near term prospects of the issuer, and the Company’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.
Loans Held for Sale: Mortgage loans originated and intended for sale in the secondary market are carried at cost, which approximates market value. Loans held for sale are considered short term with the time frame being less than 90 days from when the Company funds the loan held for sale until the loan is purchased by a third party investor. Under normal course of business, at the time of funding of the loan held for sale by the Company there is a commitment from a third party investor to purchase the loan held for sale. The Company
(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share data)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
recognizes revenue upon purchase of the loan held for sale by the third party investor, with the Company receiving a service release premium from the third party investor.
Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest and an allowance for loan losses. Interest income is accrued on the unpaid principal balance.
Interest income on loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.
All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Purchased Loans: The Company purchased a group of loans in a business combination. Purchased loans that show evidence of credit deterioration since origination are recorded at the allocated fair value in a purchase business combination, such that there is no carryover of the seller’s allowance for loan losses. After acquisition, incurred losses are recognized by an increase in the allowance for loan losses.
Purchased loans are accounted for individually or aggregated into pools of loans based on common risk characteristics (e.g., credit score, loan type, and date of origination). The Company estimates the amount and timing of expected cash flows for each purchased loan or pool, and the expected cash flows in excess of amount paid is recorded as interest income over the remaining life of the loan or pool (accretable yield). The excess of the loan’s or pool’s contractual principal and interest over expected cash flows is not recorded (nonaccretable difference).
Over the life of the loan or pool, expected cash flows continue to be estimated. If the present value of expected cash flows is less than the carrying amount, a loss is recorded. If the present value of expected cash flows is greater than the carrying amount, it is recognized as part of future interest income.
Allowance for Loan Loss: The allowance for loan losses is a valuation allowance for probable incurred losses. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using the nature and volume of the portfolio, information about specific borrower situations, and estimated collateral values, economic conditions, and other factors in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 114, Accounting by Creditors for Impairments of a loan and SFAS 5, Accounting for Contingencies. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loans that, in management’s judgment, should be charged off.
The allowance for loan losses is maintained at a level management believes will be adequate to absorb losses on existing loans that may become uncollectible. Provision to and adequacy of the allowance for
(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share data)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
loan losses are based on the evaluation of the loan portfolio utilizing objective and subjective criteria, in accordance with SFAS 114 and SFAS 5. The objective criteria primarily include an internal grading system and specific allocations for impaired loans. The Company utilizes a historical analysis to validate the overall adequacy of the allowance for loan losses in accordance with SFAS 5. The subjective criteria take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, and business conditions that may affect the borrowers’ ability to pay, and other relevant factors. Changes in any of these criteria or the availability of new information could require adjustments of the allowance for loan losses in future periods.
Under SFAS 114, a loan is impaired when it is probable that the bank will be unable to collect all amounts due (including both interest and principal) according to the contractual terms of the loan agreement. Generally, a loan is impaired for purposes of SFAS 114 if it exhibits the same level of weaknesses and probability of loss as loans (or portions of loans) classified special mention, substandard, doubtful or loss. Commercial and commercial real estate loans are individually evaluated for impairment. Consumer and residential real estate loans are also individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate, or at the fair value of collateral, net of selling costs, if repayment is expected solely from the collateral.
The Bank automatically places loans on non-accrual when they become 90 days past due, however; when in management’s opinion the borrower may be unable to meet payments the loan may be placed on non-accrual at that time even if not then 90 days past due. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the Company may be unable to collect all outstanding principal and accrued interest. When interest is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.
Foreclosed Assets/Assets Held For Resale: Real estate and personal property acquired through or in lieu of loan foreclosure and repossession are to be resold and are initially recorded at the lesser of current principal investment or fair market value less estimated cost to sell at the date of foreclosure. Valuation of these assets is periodically reviewed by management with such assets adjusted to the then fair market value net of estimated selling cost, if lower, until disposition.
Gains and losses from the sale of foreclosed asset, and real estate are recorded in noninterest income, and expenses used to maintain the properties are included in noninterest expense. If the fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense.
Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 5 to 39 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 7 years.
Restricted Equity Securities: These securities consist primarily of Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank (“FRB”) stock. Members of the FHLB are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. These securities are carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate
(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share data)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
recovery of par value. Both cash and stock dividends are reported as income.
Bank Owned Life Insurance: The Company has purchased life insurance policies on certain key employees. Upon adoption of EITF 06-5, which is discussed further below, bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement. Prior to adoption of EITF 06-5, the Company recorded owned life insurance at its cash surrender value.
In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-5, Accounting for Purchases of Life Insurance — Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4 (Accounting for Purchases of Life Insurance). This Issue requires that a policyholder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract. It also requires that if the contract provides for a greater surrender value if all individual policies in a group are surrendered at the same time, that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis. Lastly, the Issue requires disclosure when there are contractual restrictions on the Company’s ability to surrender a policy. The adoption of EITF 06-5 on January 1, 2007 had no impact on the Company’s financial condition or results of operations.
Goodwill and Other Intangible Assets: Goodwill results from a business acquisition and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.
Other intangible assets consist of core deposit and acquired customer relationship intangible assets arising from a bank acquisition. They are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives, which were determined to be 15 years.
Long-Term Assets: Premises and equipment, core deposit intangible, and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.
Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.
Stock-Based Compensation: Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No.123(R), Share-Based Payment, using the modified prospective transition method. Accordingly, starting in 2006 the Company has recorded stock-based employee compensation cost using the fair value method.
Prior to January 1, 2006, employee compensation expense under stock options was reported using the intrinsic value method; therefore, no stock-based compensation cost is reflected in net income for the year ended December 31, 2005, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant.
(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share data)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, for the year ending December 31, 2005:

Net income as reported	$2,565
Deduct: Stock-based compensation expense determined under fair value based method	173

Pro forma net income	$2,392

Basic earnings per share
As reported	$0.89
Pro forma	0.83

Diluted earnings per share
As reported	0.86
Pro forma	0.80
Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.
The Company adopted FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company’s adoption of FIN 48 had no affect on the Company’s financial statements.
The Company recognizes interest and/or penalties related to income tax matters in income tax expense.
Retirement Plans: Supplemental employee retirement plan (“SERP”) expense is the net of service and interest cost, return on plan assets and amortization of gains and losses not immediately recognized. Employee 401(k) and profit sharing plan expense is the amount of matching contributions. The Company will match 100% of the first 4% the employee contributes to their 401(k) annually.
Earnings per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options and unvested stock awards. Earnings and dividends per share are restated for all stock splits and stock dividends through the date of issue of the financial statements.
Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as a separate component of equity.
(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share data)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.
Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank was required to meet regulatory reserve and clearing requirements. These balances do not earn interest.
Stock Dividends: A two-for one stock split to shareholders in the form of a 100% stock dividend was distributed in May 2005, resulting in the issuance of 1,433,424 shares of common stock. Share data has been adjusted to reflect the stock dividend.
Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank and First National to the Company or by the Company to shareholders.
Fair Value of Financial Instruments: Fair value of financial instruments is estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.
Operating Segments: While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Operating segments are aggregated into one as operating results for all segments are similar. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.
Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.
Adoption of New Accounting Standards: In February 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 155, Accounting for Certain Hybrid Financial Instruments (SFAS No.155), which permits fair value remeasurement for hybrid financial instruments that contain an embedded derivative that otherwise would require bifurcation. Additionally, SFAS No. 155 clarifies the accounting guidance for beneficial interests in securitizations. Under SFAS No. 155, all beneficial interests in a securitization will require an assessment in accordance with SFAS No. 133 to determine if an embedded derivative exists within the instrument. In January 2007, the FASB issued Derivatives Implementation Group Issue B40, Application of Paragraph 13(b) to Securitized Interests in Prepayable Financial Assets (DIG Issue B40). DIG Issue B40 provides an exemption from the embedded derivative test of paragraph 13(b) of SFAS No. 133 for instruments that would otherwise require bifurcation if the test is met solely because of a prepayment feature included with the securitized interest and prepayment is not controlled by the security holder. SFAS No. 155 and DIG Issue B40 are effective for fiscal years beginning after September 15, 2006. The adoption of SFAS No. 155 and DIG Issue B40 did not have a material impact on the Company’s consolidated financial position or results of operations.
(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share data)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Effect of Newly Issued But Not Yet Effective Accounting Standards: In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued Staff Position (FSP) 157-2, Effective Date of FASB Statement No. 157. This FSP, delays the effective date of FAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The Company does not expect the impact of this standard to be material.
In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new standard is effective for the Company on January 1, 2008. The Company did not elect the fair value option for any financial assets or financial liabilities.
In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants’ employment or retirement. The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. This Issue is effective for fiscal years beginning after December 15, 2007. The Company does not expect the impact of this standard to be material.
On November 5, 2007, the SEC issued Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value through Earnings (“SAB 109”). Previously, SAB 105, Application of Accounting Principles to Loan Commitments, stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of the loan. SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view. SAB 109 is effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The Company does not expect the impact of this standard to be material.
(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share data)

NOTE 2 — SECURITIES AVAILABLE FOR SALE
The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) for 2007 and 2006 were as follows:

		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses
2007
U.S. Government sponsored entities	$15,919	$52	$—
Mortgage-backed securities	54,119	178	(163)
State and municipals	6,233	49	(26)
Other debt securities	4,662	14	—

Total	$80,933	$293	$(189)

2006
U.S. Government sponsored entities	$19,776	$14	$(45)
Mortgage-backed securities	7,857	17	(76)
State and municipals	6,092	47	(44)
Other debt securities	1,486	4	(19)

Total	$35,211	$82	$(184)

Sales of available for sale securities were as follows:

2007
Proceeds	$20,289
Gross gains	28
Gross losses	(9)
There were no gains in 2006, and 2005 recognized from sale of securities available for sale. The tax provision related to the net realized gains for 2007 was $7.
The fair value of debt securities at December 31, 2007, by contractual maturity is set forth below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

Fair Value
Due in one year or less	$3,503
Due after one through five years	11,416
Due after five through ten years	5,975
Due after ten years	5,920
Mortgage-backed securities	54,119

Total	$80,933

Securities carried at $38,890 and $21,170 at December 31, 2007 and 2006, were pledged to secure deposits and for other purposes as required or permitted by law.
At year end 2007 and 2006, the Company did not hold securities of any one issuer, other than the U.S. Government sponsored entities, in an amount greater than 10% of shareholders’ equity.
(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share data)

NOTE 2 — SECURITIES AVAILABLE FOR SALE (Continued)
The following table shows securities with unrealized losses and their fair value, aggregated by investment category and length of time that individual securities had been in a continuous unrealized loss position as of December 31, 2007 and 2006.

	Less than 12 Months		12 Months or More		Total
2007	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss

Mortgage-backed securities	$11,510	$(123)	$4,323	$(40)	$15,833	$(163)
State and municipals	—	—	2,244	(26)	2,244	(26)

Total temporarily impaired	$11,510	$(123)	$6,567	$(66)	$18,077	$(189)

	Less than 12 Months		12 Months or More		Total
2006	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss

US Government sponsored entities	$2,392	$(2)	$12,938	$(43)	$15,330	$(45)
Mortgage-backed securities	2,990	—	3,436	(76)	6,426	(76)
State and municipals	494	(8)	2,592	(36)	3,086	(44)
Other debt securities	—	—	981	(19)	981	(19)

Total temporarily impaired	$5,876	$(10)	$19,947	$(174)	$25,823	$(184)

Unrealized losses on securities have not been recognized into income because the securities are of high credit quality, management has the intent and ability to hold until maturity or until recovery, and the decline in fair value is largely due to increases in market interest rates. The fair value is expected to recover as the securities approach their maturity date and/or market rates decline.
Management evaluates securities for other-than-temporary impairment on at least a semi-annual basis and the investment committee makes such an evaluation on an annual basis. These evaluations are made more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, the Company may consider whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition.
(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share data)

NOTE 3 — LOANS
A summary of loans outstanding by category at December 31, 2007 and 2006, follows:

	2007	2006
Real estate
Construction	$140,905	$93,704
1-4 family residential	151,478	96,309
Commercial	116,327	90,147
Other	4,567	3,009
Commercial, financial and agricultural	50,240	46,942
Consumer	14,969	11,560
Other	12,122	7,302

	$490,608	$348,973

Changes in the allowance for loan losses were as follows:

	2007	2006	2005
Balance at beginning of year	$4,259	$3,268	$2,740
Increase due to acquisition of First National	730	—	—
Provision for loan losses	1,259	1,018	683
Loans charged off	(212)	(50)	(233)
Recoveries	50	23	78

Balance of end of year	$6,086	$4,259	$3,268

Impaired loans were as follows:

	2007	2006	2005
Year-end loans with no allocated allowance for loan losses	$1,439	$—	$—
Year-end loans with allocated allowance for loan losses	2,506	1,416	117

Total	$3,945	$1,416	$117

Amount of the allowance for loan losses allocated	$599	$149	$36

	2007	2006	2005
Average of impaired loans during the year	$1,736	$361	$176
Interest income recognized during impairment	145	12	3
Cash-basis interest income recognized	149	12	3
(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share data)

NOTE 3 — LOANS (Continued)
Nonperforming loans were as follows:

	2007	2006
Loans past due over 90 days still on accrual	$—	$—
Nonaccrual loans	2,764	1,059
Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.
As a result of the First National acquisition in 2007, the Company has acquired loans, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. A summary of these loans is as follows:

	Contractually Required
	Payments	Basis in Acquired
	at Acquisition	Loans at Acquisition
Real Estate	$119	$37
Consumer	74	33

Outstanding balance at acquisition	193	70

Carrying amount, net of allowance of $98 at December 31, 2007		$37
At the acquisition date, the company could not reasonably estimate the cash flows expected to be collected. Therefore, an accretable yield has not been established and income is not recognized on these loans except to the extent that cash collected exceeds the carrying value. During 2007, the Company collected cash in excess of the carrying value in the amount of $1, and this amount was recognized as interest income.
NOTE 4 — PREMISES AND EQUIPMENT
The following is a summary of premises and equipment as of December 31, 2007 and 2006:

	2007	2006
Land	$2,743	$2,617
Buildings and improvements	11,725	5,861
Furniture and equipment	5,800	4,147
Construction in process	81	619

	20,349	13,244
Less: Allowance for depreciation	(3,093)	(2,364)

	$17,256	$10,880

Depreciation expense for the years ended 2007, 2006, and 2005 was $800, $505, and $481, respectively.
(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share data)

NOTE 4 — PREMISES AND EQUIPMENT (Continued)
The Bank purchased 6.45 acres of land totaling $2,759 in Williamson County in 2004. The Bank built a branch on 1.89 acres of the land on Carothers Parkway and sold the remaining 4.56 acres of the property in 2005. The $390 gain related to the sale of the property was deferred in 2005 due to the Bank’s financing of the loan for this property. During the second quarter of 2006 the Bank subsequently sold this loan to another financial institution and recognized the $390 gain into noninterest income.
The Bank leases certain branch properties and equipment under operating leases. Rent expense for 2007, 2006, and 2005 was $288, $162, and $126, respectively. Rent commitments under noncancelable operating leases including renewal options were as follows:

2008	$222
2009	158
2010	150
2011	129
2012	102
Thereafter	1,470

$2,231

NOTE 5- GOODWILL AND INTANGIBLE ASSETS
Goodwill
The change in balance for goodwill during the year is as follows:

2007

Beginning of year	$—
Acquired goodwill	4,622

End of year	$4,622

Acquired Intangible Assets
Acquired intangible assets resulting from the Company’s acquisition of First National were as follows at year end:

	2007
	Gross
	Carrying	Accumulated
	Amount	Amortization
Amortized intangible assets:
Core deposit and customer relationship intangibles	$2,812	$—
There was no aggregate amortization expense during 2007.
(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share data)

NOTE 5 — GOODWILL AND INTANGIBLE ASSETS (Continued)
Estimated amortization expense for each of the next five years is as follows:

2008	$375
2009	325
2010	282
2011	244
2012	212
NOTE 6 — DEPOSITS
Deposits at December 31, 2007 and 2006, are summarized as follows:

	2007	2006

Noninterest-bearing demand accounts	$52,272	$34,001
Interest-bearing demand accounts	81,637	46,530
Savings accounts	21,065	8,921
Time deposits greater than $100,000	145,735	114,480
Other time deposits	258,594	162,834

	$559,303	$366,766

At December 31, 2007 scheduled maturities of time deposits are as follows:

2008	$380,431
2009	20,679
2010	2,337
2011	325
2012	557

$404,329

Included in other time deposits above are brokered time deposits of $23,413 at December 31, 2007, with a weighted rate of 5.06% and $19,601 with a weighted rate of 4.95% at December 31, 2006. These deposits represent funds which the Bank obtained, directly, or indirectly, through a deposit broker. A deposit broker places deposits from third parties with insured depository institutions or places deposits with an institution for the purpose of selling interest in those deposit to third parties. As of December 31, 2007 the Bank has $22,324 of brokered deposits that are scheduled to mature in 2008 and $1,089 scheduled to mature in 2009.
In addition, the Bank has $114,516 in national market deposits which are purchased by customers through a third-party internet site. Of these national market time deposits, $106,730 are scheduled to mature in 2008, $6,695 in 2009 and $1,091 in 2010.
(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share data)

NOTE 7 — OTHER BORROWINGS
In 2007, the Company obtained a secured line of credit of $9,000 to assist with funding the Company’s acquisition of all of the outstanding capital stock of First National. The line of credit is secured by 100% of the Bank stock owned by the Company. At year end 2007, the balance on the line of credit was $510. The interest rate on the line of credit is based on the prime rate as designated in the Money Rates sections of the Wall Street Journal minus 125 bps and was 6.0% at year end 2007. The line of credit will mature in the fourth quarter of 2009.
NOTE 8 — FEDERAL HOME LOAN BANK ADVANCES
The Bank has established a line of credit with the Federal Home Loan Bank (FHLB), which is secured by a blanket pledge of 1-4 family residential mortgage loans, commercial real estate loans and open end home equity loans. The extent of the line is dependent, in part on available collateral. The arrangement is structured so that the carrying value of the loans pledged amounts to 125% on residential 1-4 family loans, 300% on commercial real estate, and 400% of open end home equity loans of the principal balance of the advances from the FHLB. To participate in this program, the Bank is required to be a member of the FHLB and own stock in the FHLB. The Bank had $1,058 of such stock at December 31, 2007, to satisfy this requirement.
At December 31, 2007 and 2006, advances from the FHLB totaled $11,000 and $13,000. The fixed interest rates on these advances range from 3.81% to 5.67% at December 31, 2007 and 3.36% to 5.67% at December 31, 2006. The weighted average rates at December 31, 2007 and 2006 were 5.28% and 4.99%. The FHLB advance maturities ranged from January 2008 to June 2009 at December 31, 2007. Each FHLB advance is payable at its maturity, with a prepayment penalty for all fixed rate advances. At December 31, 2007 and 2006, undrawn standby letters of credit with the FHLB totaled $10,000. The letter of credit is used as a pledge to the State of Tennessee Bank Collateral Pool. Qualifying loans totaling $140,880 were pledged as security under a blanket pledge agreement with the FHLB at December 31, 2007.
Maturities of the advances from the FHLB are as follows:

2008	$8,000
2009	3,000

$11,000

NOTE 9 — SUBORDINATED DEBENTURES
In 2002, the Company borrowed $3,000 of 4.75% floating rate mandatory redeemable securities through a special purpose entity as part of a private offering. The securities mature on December 31, 2032; however, the Company can currently repay the securities at any time without penalty. They are presented in liabilities on the balance sheet and count as Tier 1 capital for regulatory capital purposes. Debt issuance costs of $74,000 have been capitalized and are being amortized over the term of the securities. Principal officers, directors, and their affiliates at year end 2007 and 2006 owned $700 of the $3,000 subordinated debentures. The proceeds from this offering were utilized to increase the Bank’s capital by $3,000.
In 2005, the Company borrowed $5,000 of 5.33% floating rate mandatory redeemable securities through a special purpose entity as part of a pool offering. These securities mature on September 15, 2035, however,
(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share data)

the maturity may be shortened to a date not earlier than September 15, 2010. They are presented in liabilities on the balance sheet and count as Tier 1 capital for regulatory purposes. There was no debt issuance cost in obtaining the subordinated debenture. The proceeds from the pool offering were used to increase the Bank’s capital.
In 2007, the Company borrowed $15,000 redeemable securities through a special purpose entity as part of a pool offering. These securities mature in 2037, however, the maturity may be shortened to a date not earlier than December 15, 2012. The interest rate on the securities is 7.96% until December 15, 2012, and thereafter the securities bear interest at a floating rate equal to the 3-month LIBOR plus 3.0%. They are presented in liabilities on the balance sheet and $4,390 count as Tier 1 capital and the remaining $10,610 is considered as Tier II capital for regulatory purposes. There was no debt issuance cost in obtaining the subordinated debenture. The proceeds were used to help fund the acquisition of First National.
NOTE 10 — OTHER BENEFIT PLANS
401(k) Plan: A 401(k) benefit plan allows employee contributions up to 15% of their compensation, of which the Company will match 100% of the first 4% the employee contributes to their 401(k) annually for all periods presented. Expense for 2007, 2006 and of 2005 was $172, $89 and $64, respectively.
Deferred Compensation and Supplemental Retirement Plans: Deferred compensation and supplemental retirement plan (“SERP”) expense allocates the benefits over years of service. The Bank approved the SERP in 2005. The SERP will provide certain Company officers with benefits upon retirement, death, or disability in certain prescribed circumstances. SERP expense was $240 in 2007, $79 in 2006 and $28 in 2005, resulting in a deferred compensation liability for the last three years of $348, $107 and $28.
NOTE 11 — INCOME TAXES
The components of income tax expense (benefit) are summarized as follows:

	2007	2006	2005

Current
Federal	$1,172	$1,542	$1,426
State	—	—	39

Total current taxes	1,172	1,542	1,465

Deferred
Federal	(126)	(232)	(181)
State	(222)	(146)	(23)

Total deferred taxes	(348)	(378)	(204)

Change in valuation allowance	—	(51)	—

Income tax expense	$824	$1,113	$1,261

(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share data)

NOTE 11 — INCOME TAXES (Continued)
A reconciliation of actual income tax expense in the financial statements to the expected tax benefit (computed by applying the statutory Federal income tax rate of 34% to income before income taxes) is as follows:

	2007	2006	2005
Federal statutory rate times financial statement income	$1,089	$1,331	$1,301
Effect of:
Bank owned life insurance	(51)	(71)	(20)
Tax-exempt income	(84)	(48)	(19)
State income taxes, net of federal income effect	(147)	(96)	11
Expenses not deductible for U.S. income taxes	40	35	16
Compensation expense related to SFAS 123R	70	98	—
General business credit	(66)	(66)	—
Change in valuation allowance	—	(51)	—
Other, net	(27)	(19)	(28)

Income tax expense	$824	$1,113	$1,261

The tax effect of each type of temporary difference that gives rise to net deferred tax assets and liabilities is as follows:

	2007	2006
Deferred tax assets:
Allowance for loan losses	$2,145	$1,528
Net operating loss carry forward	207	167
Deferred compensation	133	41
Unrealized loss on securities	—	46
Other	94	14

	$2,579	$1,796

Deferred tax liabilities:
Prepaids	$(186)	$(150)
Depreciation	(501)	(348)
Federal Home Loan Bank stock	(61)	(56)
Core Deposit Intangible	(1,077)	—
Intercompany dividend	(215)	—
Unrealized gain on securities	(40)	—
Other	(84)	(59)

	$(2,164)	$(613)

Balance at end of year	$415	$1,183

At year end 2007, the Company had net operating loss carryforward for state tax purposes of approximately $0.8 million expiring in 2020, $1.9 million expiring in 2021, and $2.2 million expiring in 2022.
The Company currently has no unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in future periods. The Company does not expect any unrecognized tax benefits to
(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share data)

NOTE 11 — INCOME TAXES (Continued)
significantly increase or decrease in the next twelve months. It is the Company”s policy to recognize any interest accrued related to unrecognized tax benefits in interest expense, with any penalties recognized as operating expenses.
The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of the state of Tennessee. The Company is no longer subject to examination by taxing authorities for tax years before 2004.
NOTE 12 — RELATED PARTY TRANSACTIONS
Loans to principal officers, directors, and their affiliates in 2007 were as follows:

Beginning balance	$4,732
New loans	1,119
Effect of changes in related parties	(1)
Repayments	(1,691)

Ending balance	$4,159

Deposits from principal officers, directors, and their affiliates at year-end 2007 and 2006 were $3,407 and $2,885, respectively. Principal officers, directors, and their affiliates at year end 2007 and 2006 owned $700 of the $3,000 subordinated debentures due December 31, 2032. At December 31, 2007, the approved available unused lines of credit on related party loans were $1,870.
NOTE 13 — STOCK BASED COMPENSATION
Prior to the Company’s bank holding company reorganization, the Bank had in place the Community First Bank & Trust Stock Option Plan for organizers of the Bank and certain members of management and employees. In connection with the bank holding company reorganization, this plan was amended and replaced in its entirety by the Community First, Inc. Stock Option Plan in October 2002. There were 342,000 shares authorized by the Stock Option Plan in 2002. Additionally, the Community First, Inc. 2005 Stock Incentive Plan was approved at the stockholders meeting on April 26, 2005 authorizing shares of 450,000. The plans allow for the grant of options and other equity securities to key employees and directors. Exercise price is the market price at the date of grant. The organizer options vested ratably over three years and other non-qualified options vest ratably over four years. The employee options vest ratably from two to four years and the management options vest ratably over six years. All options expire within ten years from the date of grant. The Company has 286,795 authorized shares available for grant as of December 31, 2007. The Company recognized $231 as compensation expense resulting from stock options and $22 as compensation expense resulting from restricted stock awards in 2007. In 2006, the Company recognized $302 as compensation expense resulting from stock options and $5 as compensation expense resulting from restricted stock. The total income tax benefit from non-qualified stock options was $12 in 2007, $142 in 2006 and $39 in 2005.
The fair value of each option is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical volatilities of the Company’s common stock. The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which
(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share data)

NOTE 13 — STOCK BASED COMPENSATION (Continued)
takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.
The fair value of options granted was determined using the following weighted average assumptions at grant date.

	2007	2006	2005
Risk-free interest rate	5.04%	5.07%	4.46%
Expected option life	7 years	7 years	7 years
Expected stock price volatility	14.00%	16.06%	18.66%
Dividend yield	0.74%	1.00%	0.00%
A summary of option activity under the Company’s stock option incentive plans for 2007 is presented in the following table:

			Weighted Average
		Weighted	Remaining
		Average	Contractual Term	Aggregate Intrinsic
	Shares	Exercise Price/Share	in Years	Value
Options outstanding January 1, 2007	246,644	$14.79
Granted	30,750	30.00
Options exercised	(5,617)	10.86
Forfeited or expired	(13,900)	24.73

Options outstanding December 31, 2007	257,877	$16.15	4.86	$3,571

Vested or expected to vest	257,877	$16.15	4.86	$3,571

Exercisable at December 31, 2007	194,128	$11.84	3.56	$3,525

Information related to the stock option incentive plans during each year is as follows:
      ($ amount in thousands except weighted average fair value of options granted)

	2007	2006	2005
Intrinsic value of options exercised	$108	$370	$128
Cash received from option exercises	61	121	56
Tax benefit realized from option exercises	12	142	39
Weighted average fair value of options granted	8.46	8.46	8.06
As of December 31, 2007, there was $451 of total unrecognized compensation cost related to nonvested stock options granted under the Plans. The cost is expected to be recognized over a weighted average period of 2.5 years.
(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share data)

NOTE 13 — STOCK BASED COMPENSATION (Continued)
Restricted stock is issued to certain officers on a discretionary basis. Compensation expense is recognized over the vesting period of the awards based on the fair value of the stock at issue date. The fair value of the stock was determined using the market price on the day of issuance. Restricted stock vests over a 2-3 year period. Vesting occurs ratably on the anniversary day of the issuance.
The following table is a summary of changes in the Company’s nonvested shares from the issuance of restricted stock.

		Weighted Average
		Grant-Date
	Shares	Fair Value
Nonvested at January 1, 2007	346	$28.00
Granted	2,297	30.00
Vested	(173)	28.00
Forfeited	—	—

Nonvested at December 31, 2007	2,470	$29.86

In first quarter of 2006, 346 shares of restricted stock were awarded at the market price of $28.00 per share. In first quarter of 2007, 2,297 shares of restricted stock were awarded at the market price of $30.00 per share. Unrecognized compensation cost related to these awards, as of December 31, 2007 was $52. The unrecognized compensation cost is expected to be recognized over a weighted-average period of 2.16 years. Total fair value of shares vested during the year ended December 31, 2007 was $5.
NOTE 14— LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES
Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.
The contractual amount of financial instruments with off-balance sheet risk was as follows at year end 2007 and 2006:

	2007		2006
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate
Unused lines of credit	$3,084	$71,946	$4,505	$58,858
Letters of credit	—	4,409	—	4,160
Commitments to make loans	—	7,990	—	6,200
These commitments are generally made for periods of one year or less. The fixed rate unused lines of credit have interest rates ranging from 3.35% to 12.75% and maturities ranging from 1 to 20 years.
(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share data)

NOTE 15 — REGULATORY MATTERS
Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes as of December 31, 2007, the Company, the Bank and First National met all capital adequacy requirements to which they were subject.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year end 2007 and 2006, the most recent regulatory notifications categorized the Bank and First National as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institutions’ category.
(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share data)

NOTE 15 — REGULATORY MATTERS (Continued)
The Company’s and its subsidiary banks’ capital amounts and ratios at December 31, 2007 and 2006, were as follows:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
2007	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital to risk weighted assets
Community First Bank & Trust	$48,800	10.07%	$38,750	8.00%	$48,438	10.00%
First National Bank of Centerville	8,652	17.61%	3,930	8.00%	4,912	10.00%
Consolidated	58,676	10.97%	42,773	8.00%	N/A	N/A

Tier 1 to risk weighted assets
Community First Bank & Trust	$43,313	8.96%	$19,375	4.00%	$29,063	6.00%
First National Bank of Centerville	8,037	16.36%	1,965	4.00%	2,947	6.00%
Consolidated	42,064	7.87%	21,387	4.00%	N/A	N/A

Tier 1 to average assets
Community First Bank & Trust	$43,413	8.35%	$20,792	4.00%	$25,990	5.00%
First National Bank of Centerville	8,037	8.27%	3,889	4.00%	4,861	5.00%
Consolidated	42,064	6.76%	24,889	4.00%	N/A	N/A

2006
Total Capital to risk weighted assets
Community First Bank & Trust	$41,635	10.91%	$30,526	8.00%	$38,158	10.00%
Consolidated	42,978	11.25%	30,560	8.00%	N/A	N/A

Tier 1 to risk weighted assets
Community First Bank & Trust	$37,376	9.80%	$15,263	4.00%	$22,895	6.00%
Consolidated	38,719	10.14%	15,280	4.00%	N/A	N/A

Tier 1 to average assets
Community First Bank & Trust	$37,376	9.16%	$16,320	4.00%	$20,400	5.00%
Consolidated	38,719	9.45%	16,384	4.00%	N/A	N/A
The Company’s principal source of funds for dividend payments is dividends received from its subsidiary banks. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above. During 2008, the subsidiary banks could, without prior approval, declare dividends of approximately $5,984 plus any 2008 net profits retained to the date of the dividend declaration. However, if this amount was paid the Bank could drop below “well capitalized” under prompt corrective action provisions.
(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share data)

NOTE 16 — FAIR VALUE OF FINANCIAL INSTRUMENTS
Carrying amount is the estimated fair value for cash and cash equivalents, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. Restricted equity securities do not have readily determinable fair values. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. Fair value of debt is based on current rates for similar financing. The fair value of off-balance-sheet items is not considered material.
Carrying amount and estimated fair values of significant financial instruments at year end 2007 and 2006 were as follows:

	2007		2006
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets
Securities available for sale	$80,933	$80,933	$35,211	$35,211
Loans held for sale	5,710	5,710	3,981	3,981
Loans, net of allowance	484,522	485,906	344,714	345,259
Bank owned life insurance	3,848	3,848	3,698	3,698
Financial liabilities
Deposits with defined maturities	$404,329	$407,249	$277,314	$276,580
Federal Home Loan Bank advances	11,000	11,131	13,000	12,956
Subordinated debentures	23,000	23,000	8,000	8,000
NOTE 17 — LEASE REVENUE
The Bank built a branch at Carothers Parkway, located in Franklin, Tennessee that was completed in 2006 at cost of $2,370. The Bank’s principal leasing activities consist of 1,650 square feet of office space on the second floor of the Carothers Parkway Branch under an operating lease. The lessee rents approximately 8% of the branch. The lease term is for five years beginning October, 2007 with a renewal term of 36 months upon written notice of 120 days prior to the expiration of the original term. Lessee has five such renewal options. The five year lease with the Bank produces $175 in revenue, of which, $7 was recognized in 2007.
Approximate minimum rental for the noncancelable lease as of December 31, 2007 was:

2008	$33
2009	34
2010	35
2011	36
2012	30

$168

(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share data)

NOTE 18 — BUSINESS COMBINATIONS
On October 26, 2007, the Company acquired 100% of the outstanding shares of The First National Bank of Centerville. Operating results of First National Bank of Centerville are included in the consolidated financial statements since the date of the acquisition. On January 31, 2008, First National was merged with and into Community First Bank & Trust, with Community First Bank & Trust surviving. As a result of this acquisition, the Company expects to further solidify its market share in the Hickman county market, expand its customer base to enhance deposit fee income, provide an opportunity to market additional products and services to new customers, and reduce operating costs through economies of scale.
The aggregate purchase price was $22,800 in cash. The purchase price resulted in approximately $4,622 in goodwill, and $2,812 in core deposit and customer relationship intangible. The intangible assets will be amortized over 15 years, using an accelerated method. Goodwill will not be amortized but instead evaluated periodically for impairment.
The following table summarizes the estimated fair value of assets acquired and liabilities. The Company is in the process of finalizing the valuations and expects an immaterial adjustment to the purchase price allocation.

Securities available for sale	$54,385
Loans, net	39,527
Premises and equipment	2,244
Goodwill	4,622
Core deposit and customer relationship intangibles	2,812
Other assets	1,178

Total assets acquired	104,768

Deposits	(84,691)
Other liabilities	(1,617)

Total liabilities assumed	(86,308)

Purchase price net of cash acquired of $4,340	$18,460

The following table presents pro forma information as if the acquisition had occurred at the beginning of 2007 and 2006. The pro forma information includes adjustments for interest income on loans and securities acquired, amortization of intangibles arising from the transaction, depreciation expense on property acquired, interest expense on deposits acquired, and the related income tax effects. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effected on the assumed dates.

	(Unaudited)
	2007	2006

Net interest income	$17,453	$14,578

Net income	$3,161	$3,293

Basic earnings per share	$1.00	$1.15

Diluted earnings per share	$0.97	$1.11

(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share data)

NOTE 19 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
Condensed financial information of Community First, Inc. follows:
CONDENSED BALANCE SHEET
December 31

	2007	2006
Assets
Cash and cash equivalents	$1,449	$1,183
Investment in banking subsidiaries	59,659	37,562
Other assets	529	281

Total assets	$61,637	$39,026

Liabilities and shareholders’ equity
Subordinated debentures	$23,000	$8,000
Other liabilities	1,464	369

Total liabilities	24,464	8,369
Shareholders’ equity	37,173	30,657

Total liabilities and shareholders’ equity	$61,637	$39,026

CONDENSED STATEMENTS OF INCOME
Years Ended December 31

	2007	2006	2005

Interest income	$90	$18	$8
Dividends from subsidiaries	—	875	100

Total income	90	893	108

Interest expense	979	600	270
Other expense	610	510	257

Total expenses	1,589	1,110	527

Losses before income tax and undistributed subsidiaries income	(1,499)	(217)	(419)
Income tax benefit	495	419	151
Equity in undistributed income of subsidiaries	3,384	2,600	2,833

Net income	$2,380	$2,802	$2,565

(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share data)

NOTE 19 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)
CONDENSED STATEMENTS OF CASH FLOWS
Years Ended December 31

	2007	2006	2005

Cash flows from operating activities
Net income	$2,380	$2,802	$2,565
Adjustments to reconcile net income to net cash from operating activities:
Equity in undistributed income of subsidiaries	(3,384)	(2,600)	(2,833)
Compensation expense under stock based compensation	253	307	—
Tax benefit on exercise of stock options	(12)	(142)	(39)
Change in other, net	(115)	(24)	(35)

Net cash from operating activities	(878)	343	(342)

Cash flows from investing activities
Investments in and advances to bank subsidiaries	(18,123)	(3,762)	(4,500)

Net cash from investing activities	(18,123)	(3,762)	(4,500)

Cash flows from financing activities
Proceeds from issuance of stock	4,380	3,761	—
Proceeds from stock option exercises	61	121	56
Tax benefit on exercise of stock options	12	142	39
Cash paid for dividends	(696)	(575)	—
Proceeds other borrowed money	8,310	—	—
Repayment other borrowed money	(7,800)	—	—
Proceeds from issuance of subordinated debentures	15,000	—	5,000

Net cash from financing activities	19,267	3,449	5,095

Net change in cash and cash equivalents	266	30	253

Beginning cash and cash equivalents	1,183	1,153	900

Ending cash and cash equivalents	$1,449	$1,183	$1,153

(Continued)

COMMUNITY FIRST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31
(Dollar amounts in thousands, except per share data)

NOTE 20 — EARNINGS PER SHARE
The factors used in the earnings per share computation follows:

	2007	2006	2005
Basic
Net income	$2,380	$2,802	$2,565

Weighted average common shares outstanding	3,144,835	2,881,715	2,868,780

Basic earnings per common share	$0.76	$0.97	$0.89

Diluted
Net income	$2,380	$2,802	$2,565

Weighted average common shares outstanding for basic earnings per common share	3,144,835	2,881,715	2,868,780
Add: Dilutive effects of assumed exercise of stock options	105,071	99,385	105,331

Average shares and dilutive potential common shares	3,249,906	2,981,100	2,974,111

Diluted earnings per common share	$0.73	$0.94	$0.86

At year end 2007 there were 69,100 antidilutive stock options. No options were antidilutive for 2006 or 2005.
NOTE 21—QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest	Net Interest		Earnings Per Share
	Income	Income	Net Income	Basic	Diluted
2007
First quarter	$7,704	$3,314	$512	$0.17	$0.16
Second quarter	8,299	3,620	778	0.25	0.24
Third quarter	8,968	3,824	743	0.23	0.23
Fourth quarter	10,398	4,005	347	0.11	0.10

2006
First quarter	$5,510	$2,905	$621	$0.22	$0.21
Second quarter	6,131	3,073	932	0.32	0.31
Third quarter	6,765	3,128	645	0.22	0.22
Fourth quarter	7,383	3,155	604	0.21	0.20
The increase in the 2006 second quarter net income was related to a gain on the sale of property that was deferred in 2005 due to the Bank’s financing of the loan for this property. During the second quarter of 2006 the Bank subsequently sold this loan to another financial institution and recognized the $390 gain into noninterest income.
(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share data)

NOTE 22—LEGAL PROCEEDINGS
The Bank was a co-defendant in a suit in Maury County Circuit Court, Holloway et al. v. Evers. Et al, filed May 31, 2005, in which the plaintiff alleged that a bank loan officer disclosed the plaintiff’s loan history at the bank to plaintiff’s two partners in a real estate development, who subsequently forced plaintiff to sell his interest to them. Plaintiff alleged causes of action for tortious interference with contract, breach of common law fiduciary duty, and violation of the Financial Records Privacy Act. Plaintiff sought $5,000,000 in compensatory damages and $5,000,000 in punitive damages, jointly and severally, from the Bank and plaintiff’s two partners. The Company believed the claim was without merit and vigorously defended the suit. In the second quarter of 2006, the trial court granted the co-defendants summary judgment in favor of the plaintiff’s two partners which was upheld on appeal. On December 29, 2007, plaintiffs voluntarily dismissed their claims against the Company without prejudice.
NOTE 23—STOCK OFFERING
The Company conducted a stock offering during the fourth quarter of 2006 and the first quarter of 2007 in order to provide the Bank with additional capital. As a result of this offering, the Company sold 273,090 shares of common stock for total net proceeds of $8,141.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Dollars in thousands, except per share data)
The following is a discussion of our financial condition at December 31, 2007 and December 31, 2006, and our results of operations for each of the three years in the period ended December 31, 2007. The purpose of this discussion is to focus on information about our financial condition and results of operations which is not otherwise apparent from the annual audited consolidated financial statements. You should read the following discussion and analysis along with our consolidated financial statements and the related notes included elsewhere herein.
FORWARD-LOOKING STATEMENTS
Certain of the statements made herein, including information incorporated herein by reference to other documents, are “forward-looking statements” within the meaning and subject to the protections of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” and other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation, those described in our Annual Report on Form 10-K and below:
•	the effects of future economic or business conditions nationally and in our local market;

•	our potential growth, including our entrance or expansion into new markets, and the need for sufficient capital to support that growth;

•	governmental monetary and fiscal policies, as well as legislative and regulatory changes, including changes in banking, securities and tax laws and regulations;

•	the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities;

•	credit risks of borrowers;

•	the effects of competition from a wide variety of local, regional, national and other providers of financial, investment, and insurance services;

•	the failure of assumptions underlying the establishment of reserves for possible loan losses and other estimates;

•	changes in accounting policies, rules and practices;

•	changes in technology or products that may be more difficult, or costly, or less effective, than anticipated;

•	risks associated with the successful integration of the Company and First National, including the risk that cost savings and any revenue synergies from the acquisition may not be realized or may take longer than anticipated and the risk of potential disruption associated with the acquisition with respect to customers, suppliers or employee relationships;

•	the effects of war or other conflict, acts of terrorism or other catastrophic events that may affect general economic conditions; and

•	other circumstances, many of which may be beyond our control.
All written or oral forward-looking statements that are made by or are attributable to us are expressly qualified in their entirety by this cautionary notice. We have no obligation and do not undertake to update, revise or correct any of the forward-looking statements after the date of this report, or after the respective dates on which such statements otherwise are made.
General
Community First, Inc., (the “Company”) is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and became so upon the acquisition of all the voting shares of Community First Bank & Trust on August 30, 2002. We were incorporated under the laws of the State of Tennessee as a Tennessee corporation on April 9, 2002, and conduct substantially all of our activities through and derive substantially all of our income from our wholly-owned bank subsidiary, Community First Bank & Trust, a Tennessee chartered bank (the “Bank”).
The Bank commenced business on May 18, 1999, as a Tennessee-chartered commercial bank whose deposits are insured by the Federal Deposit Insurance Corporation’s Bank Insurance Fund. The Bank is regulated by the Tennessee Department of Financial Institutions and the FDIC. The Bank’s sole subsidiary is Community First Title, Inc.; a Tennessee chartered and regulated title insurance company. CFBT Investments, Inc., is a wholly-owned subsidiary of Community First Title, Inc., and is the parent of Community First Properties, Inc., which was established as a Real Estate Investment Trust pursuant to Internal Revenue Service regulations.
The Company completed its acquisition of 100% of the outstanding shares of common stock of The First National Bank of Centerville, a national banking association (“First National”) on October 26, 2007 pursuant to the terms of an Agreement and Plan of Reorganization and Share Exchange, dated as of August 1, 2007, by and between the Company and First National. The Company paid $22.8 million to acquire all of the outstanding shares of common stock of First National which it financed through the issuance of $15 million of subordinate debentures and $8 million distribution from First National.
First National operates under a National Bank Charter and provides full banking services. As a national Bank, First National is subject regulation by the Office of the comptroller of the currency and the FDIC. On January 31, 2008, First National was merged with and into the Bank, with the Bank continuing as the surviving entity.
The Company conducts banking activities from the main office and three branch offices in Columbia, Tennessee, one branch office in Mount Pleasant, Tennessee, one branch office in Franklin, Tennessee, one branch office in Murfreesboro, Tennessee, one branch office in Centerville, Tennessee and one branch office in Lyles, Tennessee. The Company also operates eleven automated teller machines in Maury county, two automated teller machines in Williamson county, one automated teller machine in Rutherford county, Tennessee and two automated teller machines in Hickman county, Tennessee.
The Company and its subsidiaries’ principal business is to accept demand and savings deposits from the general public and to make residential mortgage, commercial, construction, and consumer loans. The Company’s results of operations depend primarily on net interest income, which is the difference between the interest income from earning assets, such as loans and investments, and the interest expense incurred on interest bearing liabilities, such as deposits, subordinated debentures, and other borrowings. The Company also generates noninterest income, including service charges on deposit accounts, mortgage lending income, investment service income, bank owned life insurance (“BOLI”) income, and other charges, and fees. The Company’s noninterest expense consists primarily of employee compensation and benefits, net occupancy and equipment expense, and other operating expenses. The Company’s results of operations are significantly affected by its provision for loan losses and its provision for income taxes. The following discussion provides a summary of the Company’s operations for the past three years and should be read in conjunction with the consolidated financial statements and related notes presented elsewhere in this report.
Critical Accounting Policies
The accounting principles we follow and our methods of applying these principles conform with accounting principles generally accepted in the United States and with general practices within the banking industry. In connection with the application of those principles, we have made judgments and estimates which, in the case of the determination of our allowance for loan losses (ALL), have been critical to the determination of our financial position, results of operations and cash flows.
Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable incurred losses. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using the nature and volume of the portfolio, information about specific borrower situations, and estimated collateral values, economic conditions, and other factors in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 114, Accounting by Creditors for Impairments of a loan and Statement of Financial Accounting Standards (“SFAS”) No. 5, Accounting for Contingencies. . Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loans that, in management’s judgment, should be charged off.
The allowance for loan losses is maintained at a level that management believes will be adequate to absorb losses on existing loans that may become uncollectible. Provision to and adequacy of the allowance for loan losses are based on the evaluation of the loan portfolio utilizing objective and subjective criteria, in accordance with SFAS 114 and SFAS 5. The objective criteria primarily include an internal grading system and specific allocations for impaired loans. The Company utilizes a historical analysis to validate the overall adequacy of the allowance for loan losses in accordance with SFAS 5. The subjective criteria take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, and business conditions that may affect the borrowers’ ability to pay, and other relevant factors. Changes in any of these criteria or the availability of new information could require adjustments of the allowance for loan losses in future periods. No portion of the Company’s allowance for loan losses is restricted to any individual loan or group of loans, and the entire allowance for loan losses is available to absorb losses for any and all loans.
Under SFAS 114, a loan is impaired when it is probable that the Company will be unable to collect all amounts due (including both interest and principal) according to the contractual terms of the loan agreement. Generally, a loan is impaired for purposes of SFAS 114 if it exhibits the same level of weaknesses and probability of loss as loans (or portions of loans) classified special mention, substandard, doubtful or loss. Commercial and commercial real estate loans are individually evaluated for impairment. Consumer and residential real estate loans are also individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate, or at the fair value of collateral, net of selling costs, if repayment is expected solely from the collateral.
The Bank automatically place loans on non-accrual when they become 90 days past due, however; when in management’s opinion the borrower may be unable to meet payments the loan may be placed on non-accrual at that time even if not then 90 days past due. When interest is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.
ANALYSIS OF RESULTS OF OPERATION
Our income was $2,380 for the year ended December 31, 2007, a decrease of 15.1% over net income of $2,802 for 2006. Net income in 2005 was $2,565. Pretax income declined from $3,915 in 2006 to $3,204 in 2007. Pretax income in 2005 was $3,826. The decrease in pretax income in 2007 was primarily the result of expenses associated with expanding into markets in Williamson, Rutherford and Hickman counties and the $390 gain on sale of land recorded in 2006. Growth in interest income in 2007 and 2006 was offset in part by the increase in interest expense and noninterest expense as a result of an increase in the Bank’s and First National’s cost of funds and as a result of the Company’s expansion efforts. In 2007, noninterest expense increased by 33.9% while net interest income only increased 20.4% over 2006. The increase in noninterest expense is attributable primarily to salaries and other operating expenses associated with growth of the Company including adding additional branches in Maury county and expanding in Williamson, Rutherford and into Hickman county through the acquisition of First National in the fourth quarter of 2007. In 2006, noninterest expense increased by 28.3% while net interest income increased 19.1% over 2005 due to expanding into Williamson and Rutherford counties. Basic and diluted earnings per share were $0.76 and $0.73 for 2007 compared to $0.97 and $0.94 in 2006. Basic and diluted earnings per share in 2005 were $0.89 and $0.86.
Net Interest Income
Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities and is the most significant component of the Company’s earnings.
2007 compared to 2006
Net interest income before the provision for loan losses for 2007 increased $2,502, or 20.4% to $14,763 compared to $12,261 in 2006. The increase was due primarily to continued growth in the Company’s loan portfolio, which was funded primarily by deposit growth as well as the Company’s acquisition of First National in the fourth quarter of 2007. The addition of First National increased net interest income $708 in 2007.
Interest and fee income on loans in 2007 was $32,657, an increase of $8,634, or 35.9%, over 2006. The increase in interest income is due to growth and higher average balances on loans. During 2007, approximately 49% of our loan portfolio was tied to a variable rate.

Interest income for tax exempt and taxable securities was $2,239, an increase of $723, or 47.7%, over 2006. The increase in interest income was the result of the acquisition of First National in October 2007 with First National’s investment securities totaling $54,385 at acquisition. Interest income also increased due to higher average balances as well as opportunities to reinvest in higher-yield bonds provided by the short term maturity structure of the investment portfolio. First National had $41,228 in its investment portfolio at year end which generated $380 of interest income after the acquisition date.
Although net interest income increased, our net interest margin continued to experience compression throughout 2007, declining to 3.14% from 3.52% in 2006, a decrease of 38 basis points (“bps”). We experienced challenging competitive conditions and continued competitive pricing pressures throughout 2007, which contributed to the decline in net interest margin. The Bank increased costs of funding resulting from competitive deposit pricing pressure in the Bank’s primary market area and its reliance on brokered and national market deposits contributed to the decline in our net interest margin in 2007. Management anticipates that the net interest margin will improve in 2008 due to the acquisition of First National whose deposit pricing is not as negatively impacted by competition as the Bank’s. Due to changes in market conditions, most of the securities purchased from First National are in an unrealized gain position. We plan to liquidate a portion of these securities in the first quarter of 2008 and reinvest the proceeds in higher yielding loans. We believe the First National acquisition will allow us to decrease our cost of funding through reducing dependency on brokered and national market deposits.
The yield on interest earning assets increased 13 bps to 7.53% in 2007, compared to 7.40% in 2006. This increase was primarily due to continued growth in the loan portfolio and the growth in the investment portfolio. Interest and fee income on loans increased $8,634 over 2006 and $8,200 of the increase was due to the increase in the volume of loans. Loan yields increased only 10 bps over 2006 due to the Federal Reserve Bank cutting rates in the fourth quarter of 2007 and which negatively impacted 49% of our portfolio that is variable rate loans. Investment yields increased 52 bps to 4.85% in 2007, compared to 4.33%in 2006. The increase of $723 in investment income was attributed primarily to the increase in volume of $557.
Interest expense totaled $20,606 for the year ended 2007, compared to $13,528 in 2006, an increase of $7,078 or 52.3%. The increase in interest expense was due to deposit growth in higher costing deposits, consisting primarily of time deposits, as well as an increase in higher costing brokered deposits and national market deposits. Interest expense on time deposits over $100,000 increased $1,787 in 2007. The increase of $1,787 was due to $188 in volume and $1,599 due to interest rates. However, an increase in interest expense of $3,848 in other time deposits was attributed primarily to the increase in volume. The increase in interest expense was also due to additional interest expense of $318 associated with the $15,000 of subordinated debentures issued by us in the third quarter of 2007 to finance a portion of the purchase price for the acquisition of First National. The cost of interest bearing deposits and other liabilities has followed the same trend, increasing 51 bps to 4.87% in 2007, up from 4.36% in 2006.
2006 compared to 2005
Net interest income before the provision for loan losses for 2006 increased $1,962, or 19.1% to $12,261 compared to $10,299 in 2005. The increase was due primarily to continued growth in the Bank’s loan portfolio, which was funded primarily by deposit growth.
Interest and fee income on loans in 2006 was $24,023, an increase of $7,834, or 48.4%, over 2005. The increase in interest income is due to the increase in interest rates and higher average balances on loans. During 2006, approximately 48% of our loan portfolio was tied to a variable rate.

Interest income for tax exempt and taxable securities was $1,516, an increase of $556, or 57.9%, over 2005. The increase in interest income was the result of higher average balances on the investment portfolio and opportunities to reinvest in higher-yielding bonds provided by the short term maturity structure of the investment portfolio.
Although net interest income increased, the Company’s net interest margin continued to compress throughout 2006, declining to 3.52% from 3.81% in 2005, a decrease of 29 bps. The yield curve between short-term and long-term interest rates was essentially flat or inverted throughout 2006, contributing to the decline in the Company’s net interest margin in 2006. This situation, along with challenging competitive conditions and continued competitive pricing pressures experienced by the Company, contributed to the decline in the Company’s net interest margin.
The yield on interest earning assets increased 99 bps to 7.40% in 2006, compared to 6.41% in 2005. This increase was primarily due to the Bank’s continued growth in the loan portfolio and variable rate loans that repriced as interest rates rose in the first half of 2006. Loan yields increased 99 bps and investment yields also benefited from the rise in interest rates as yields increased 91 bps over 2005.
Interest expense totaled $13,528 for the year ended 2006, compared to $7,006 in 2005, an increase of $6,522 or 93.1%. The increase in interest expense was due to deposit growth in higher cost deposits as well as an increase in higher costing brokered deposits and national market time deposits. Interest expense on time deposits over $100,000 increased $2,313 in 2006. The increase was due equally to higher volume and interest rates. The cost of interest bearing deposits and other liabilities has followed the same trend, increasing 140 bps to 4.36% in 2006, up from 2.96% in 2005.

Average Balance Sheets, Net Interest Income)
Changes in Interest Income and Interest Expense
The following table shows the average daily balances of each principal category of our assets, liabilities and stockholders’ equity, an analysis of net interest income for the three years ended December 31.

	2007			2006			2005
	Average	Interest	Revenue/	Average	Interest	Revenue/	Average	Interest	Revenue/
	Balance	Rate	Expense	Balance	Rate	Expense	Balance	Rate	Expense

Gross loans (1 and 2)	$413,185	7.90%	$32,657	$308,039	7.80%	$24,023	$237,643	6.81%	$16,189

Securities available for sale (3)	48,490	4.62%	2,239	35,465	4.27%	1,516	28,102	3.42%	960

Federal funds sold and other	8,079	5.85%	473	4,824	5.18%	250	4,260	3.66%	156

Total interest earning assets	469,754	7.53%	35,369	348,328	7.40%	25,789	270,005	6.41%	17,305

Cash and due from banks	8,847			7,547			6,091
Other nonearning assets	26,120			15,696			12,686
Allowance for loan losses	(4,879)			(3,745)			(2,991)

Total assets	$499,842			$367,826			$285,791

Deposits:
NOW & money market investments	$61,043	2.75%	$1,679	$47,022	2.24%	$1,053	$49,096	1.53%	$751
Savings	12,550	1.17%	147	8,872	1.33%	118	9,436	1.20%	113
Time deposits $100,000 and over	98,047	6.82%	6,682	94,416	5.18%	4,895	65,003	3.97%	2,582
Other time deposits	218,509	4.59%	10,037	137,488	4.50%	6,189	99,988	2.96%	2,963

Total interest-bearing deposits	390,149	4.75%	18,545	287,798	4.26%	12,255	223,523	2.87%	6,409

Other borrowings	32,882	6.27%	2,061	22,698	5.61%	1,273	13,322	4.48%	597

Total interest-bearing liabilities	423,031	4.87%	20,606	310,496	4.36%	13,528	236,845	2.96%	7,006

Noninterest-bearing liabilities	41,635	—	—	32,173	—	—	26,399	—	—

Total liabilities	464,666			342,669			263,244

Shareholders’ equity	35,176			25,157			22,547

Total liabilities and shareholders’ equity	$499,842			$367,826			$285,791

Net interest income			$14,763			$12,261			$10,299

Net interest margin (4)		3.14%			3.52%			3.81%

1	Interest income includes fees on loans of $1,267, $1,131 and $648 in 2007, 2006 and 2005.

2	Nonaccrual loans are included in average loan balances and the associated income (recognized on a cash basis) is included in interest.

3	Amortization cost is included in the calculation of yields on securities available for sale.

4	Net interest income to average interest earning assets.

The following table reflects how changes in the volume of interest earning assets and interest-bearing liabilities and changes in interest rates have affected our interest income, interest expense, and net interest income for the periods indicated. Information is provided in each category with respect to changes attributable to (1) changes in volume (changes in volume multiplied by prior rate); (2) changes in rate (changes in rate multiplied by prior volume); and (3) changes in rate/volume (changes in rate multiplied by change in volume). The changes attributable to the combined impact of volume and rate have all been allocated to the changes due to volume.
Analysis of Changes in Net Interest Income

	2007 to 2006			2006 to 2005
	Due to	Due to		Due to	Due to
	Volume (1)	Rate (2)	Total (3)	Volume (1)	Rate (2)	Total (3)

Interest Income:
Gross loans (4 and 5)	$8,200	$434	$8,634	$4,796	$3,038	$7,834

Securities available for sale	557	166	723	252	304	556

Federal funds sold and other	169	54	223	21	73	94

Total interest earning assets	8,920	660	9,580	5,069	3,415	8,484

Interest Expense:
Deposits:
NOW & money market investments	$314	$312	$626	$(32)	$334	$302
Savings	49	(20)	29	(7)	12	5
Time deposits $100,000 and over	188	1,599	1,787	1,168	1,145	2,313
Other time deposits	3,647	201	3,848	1,111	2,115	3,226

Total interest-bearing deposits	4,198	2,092	6,290	2,240	3,606	5,846

Other borrowings	571	217	788	420	256	676

Total interest-bearing liabilities	4,769	2,309	7,078	2,660	3,862	6,522

Net interest income	$4,151	$(1,649)	$2,502	$2,409	$(447)	$1,962

4	Interest income includes fees on loans of $1,267, $1,131 and $648 in 2007, 2006 and 2005.

5	Nonaccrual loans are included in average loan balances and the associated income (recognized on a cash basis) is included in interest.
Noninterest Income
The Company’s noninterest income consists of service charges on deposit accounts, mortgage banking activities, investment service income, and other noninterest income.
2007 compared to 2006
Noninterest income for the year ended December 31, 2007 increased 18.3% to $3,697 compared to $3,125 in 2006. Service charges on deposit accounts are our largest source of noninterest income and increased $124, or 8.2% to $1,644 in 2007 compared to $1,520 in 2006. The largest component of the increase in service charge income was $71 from accounts at First National. First National was acquired by the Company in the fourth quarter of 2007. The largest component of service charges on deposits is the Bank’s overdraft courtesy product, which generated $1,044 for 2007 compared to $1,037 in 2006. The Bank originates and sells long-term fixed rate mortgages and the related servicing. Mortgage loans originated and sold generated $1,212 in gains for 2007, an increase of $546, or 82.0%, compared to $666 in 2006. Income from mortgage loans originated and sold was impacted positively in 2007 by increasing our mortgage origination staff from 4 in 2006 to 9 in 2007 and expanding into Williamson and Rutherford counties. In 2005, the Bank sold property in Williamson county, Tennessee, which created a deferred gain of $390 due to the Bank’s financing of the loan for this property. During 2006 the Bank sold this loan to another financial institution and recognized the $390 gain into other noninterest income. First National sold investments during the fourth quarter of 2007 with a gain of $19. Other noninterest income increased $273, or 49.7%, to $822 in 2007 from $549 in 2006. The increase in other noninterest income was due primarily from the Bank offering new investment service products, including the Appalachian Fund for Growth II, LLC, an investment in an unconsolidated corporation which qualifies as a “Community Development Entity” and provides loans to low-income communities and an increase in BOLI cash surrender value. Management expects that noninterest income will continue to increase in 2008 as we expands its mortgage origination division and investment services group and as we increases in our size, although, if the housing market in our market areas is negatively impacted by continued economic difficulties, we may be unable to grow our noninterest income related to the origination of mortgage loans even if we increase our staff in these areas.
2006 compared to 2005
Noninterest income for the year ended December 31, 2006 increased 32.6% to $3,125 compared to $2,356 in 2005. Service charges on deposit accounts decreased 2.6% to $1,520 in 2006 compared to $1,561 in 2005. The decrease in service charge income was due to higher average balances on transaction deposit accounts, which allowed customers to avoid service charges. The largest component of service charges on deposits is the Bank’s overdraft courtesy product, which generated $1,037 for 2006 compared to $1,112 in 2005. The Bank originates and sells long-term fixed rate mortgages and the related servicing. Mortgage loans originated and sold generated $666 in gains for 2006, an increase of $197, or 42.0%, compared to $469 in 2005. In 2005, the Bank sold property in Williamson county, Tennessee, which created a deferred gain of $390 due to the Bank’s financing of the loan for this property. During 2006 the Bank subsequently sold this loan to another financial institution and recognized the $390 gain into other noninterest income. Other noninterest income increased $223, or 68.4%, to $549 in 2006 from $326 in 2005. The increase in other noninterest income was due primarily from the Bank offering new investment service products and an increase in BOLI cash surrender value.

The table below shows noninterest income for each of three years ended December 31:

	2007	2006	2005

Service charges on deposit accounts	$1,644	$1,520	$1,561
Mortgage banking activities	1,212	666	469
Gain on sale of securities	19	—	—
Gain on sale of land	—	390	—
Other:
Investment service income	312	228	22
Check printing income	22	24	25
Safe deposit rental	18	12	12
Credit life insurance commissions	11	14	19
BOLI income	150	138	60
ATM income	113	74	70
Appalachian Fund Income	123	—	—
Other	73	59	118

Total noninterest income	$3,697	$3,125	$2,356

Noninterest Expense
Noninterest expense consists of salaries and employee benefits, net occupancy, furniture and equipment, data processing, advertising and public relations, and other operating expenses.
2007 compared to 2006
Noninterest expense for the year ended December 31, 2007 increased 33.9% to $13,997 compared with $10,453 in 2006. During 2007 and 2006, noninterest expenses have increased as we have grown. The growth in noninterest expenses throughout 2007 and 2006 was attributable primarily to salaries and other operating expenses associated with our growth and expansion into Williamson and Rutherford counties and into Hickman county through our acquisition of First National in the fourth quarter of 2007. Salaries and employee benefits increased $1,645, or 30.2% to $7,096 in 2007 compared to $5,451 in 2006. The Company’s staff increased from 96 full time equivalent employees in 2006 to 142 in 2007, an increase of 46 employees. During the fourth quarter of 2007, we acquired First National and 38 additional employees were added to the staff. Also, included in salaries and employee benefits expense is stock based compensation expense of $253 for 2007 and $307 in 2006. The remaining increase of $1,899 was associated with operating expenses including data processing, advertising, audit and accounting, and other expenses. Management expects that noninterest expenses will continue to increase moderately during 2008 in conjunction with our growth in 2007 as we experience a full year of expenses of First National, but should decline as a percentage of average assets as we continue to experience operating efficiencies as our growth continues.
2006 compared to 2005
Noninterest expense for the year ended December 31, 2006 increased 28.3% to $10,453 compared with $8,146 in 2005. During 2006 and 2005, noninterest expenses increased as the Bank has grown. The growth in noninterest expenses throughout 2006 and 2005 was attributable primarily to salaries and other operating expenses associated with growth of the Bank and expansion into Williamson and Rutherford counties. Salaries and employee benefits increased $1,522, or 38.7% to $5,451 in 2006 compared to $3,929 in 2005. The Company’s staff increased from 76 full time equivalent employees at December 31, 2005 to 96 at December 31, 2006. Also included in salaries and employee benefits expense for 2006 is $307 in additional expenses due to changes in accounting rules, which beginning on January 1, 2006 required compensation expense related to stock options and stock awards to be expensed. The remaining increase of $785 was associated with operating expenses including data processing, advertising, audit and accounting, and other expenses.
The table below shows noninterest expense for each of three years ended December 31:

	2007	2006	2005

Salaries and employee benefits	$7,096	$5,451	$3,929
Occupancy	864	550	453
Furniture and equipment	721	545	518
Data processing fees	873	684	575
Advertising and public relations	719	509	340
Other:
Loan expense	139	146	152
Legal	23	63	119
Audit and accounting fees	345	214	290
Directors expense	174	152	97
Postage and freight	324	268	220
Operational expense	763	476	289
Regulatory and compliance	254	107	111
ATM expense	331	222	147
Other	1,371	1,066	906

Total noninterest expense	$13,997	$10,453	$8,146

Provisions for Loan Losses
During 2007, we recorded a provision for loan losses of $1,259, an increase of $241, or 23.7%, over $1,018 in 2006. We reviewed the loans of First National at the time of acquisition and determined that no additional allowance for loan losses was needed and no additional provision was recorded during 2007, therefore; the growth in the provision was attributable to the growth of $93,039 in loans during 2007 at the Bank. In 2006, the Bank recorded a provision for loan losses of $1,018 compared to $683 for 2005.
Management’s determination of the appropriate level of the provision for loan losses and the adequacy of the allowance for loan losses is based, in part, on an evaluation of specific loans, as well as the consideration of historical loss experience, which management believes is representative of probable loan losses. Other factors considered by management include the composition of the loan portfolio, current and anticipated economic conditions, and the creditworthiness of our borrowers and other related factors. The provision for loan losses has been most directly impacted by the rapid loan growth experienced by the Bank as well as the impact of an increase in net charge offs in 2007 discussed in more detail below.
Income Taxes
The effective income tax rates were 25.7%, 28.4%, and 33.0%, for 2007, 2006 and 2005, respectively. The change in the effective tax rate for 2007 and 2006 was largely due to state net operating losses (NOLs) created in 2006 and 2005 provided by the Company’s real estate investment trust and the Bank’s investment in a project that qualifies for the New Markets Tax Credits program.

Analysis of Financial Condition
Total assets at December 31, 2007 were $636,062, an increase of $214,669 or 50.9%, over 2006 year end assets of $421,393. Average assets for 2007 were $499,842, an increase of $132,016 or 35.9% over average assets for 2006.
The primary reason for the increase in total assets was the acquisition of First National. First National’s assets as of the acquisition date of October 26, 2007 totaled $104,768, net of cash and cash equivalents. Also, continued strong loan demand, which resulted in organic loan growth of $141,635 in gross loans throughout 2007 at the Bank, contributed to the increase in total assets. The increase in total assets was funded primarily by the continued growth of new deposit accounts as well as obtaining national market time deposits, brokered deposits, and public fund deposits. Net loans of $484,522 (excluding mortgage loans held for sale) increased by $139,808 or 40.6% in 2007, from $344,714 in 2006. The increase in loans of $139,808 included $48,000 in loans held at First National at year end 2007. As of December 31, 2007, securities totaled $80,933, an increase of $45,722, or 129.9%, over year end 2006. The increase was primarily attributable to $41,228 of securities at First National. At December 31, 2007, cash and cash equivalents were $27,285, a increase of $12,212 over year end 2006. The increase in cash and cash equivalents resulted from selling $20,289 in securities at First National that resulted in a gain of $19.
Loans
Gross loans (excluding mortgage loans held for sale) grew from $348,973 at December 31, 2006, to $490,608 at December 31, 2007, an increase of $141,635, or 40.6%. Mortgage loans held for sale at December 31, 2007, were $5,710 compared to $3,981 at December 31, 2006, an increase of $1,729. Most of the net loan growth in 2007 was in 1-4 family residential real estate, construction and commercial real estate loans. Loans secured by 1-4 family real estate increased $55,169, while commercial real estate loans increased by $26,180. Construction loans secured by real estate increased $47,201, or 50.4% over 2006. The construction loan increase was due to expanding into the Williamson and Rutherford county markets.
Of the total loans of $490,608 in the portfolio as of year end 2007, $239,540, or 48.8% were variable rate loans and $251,068 were fixed rate loans.

On December 31, 2007, the Company’s loan to deposit ratio (including mortgage loans held for sale) was 88.7%, compared to 96.2% in 2006. The loan to asset ratio (including mortgage loans held for sale) was 78.0% for 2007, compared to 83.8% in 2006. Management expects loan demand to remain strong in 2008, especially in commercial and construction loans.

	December 31, 2007		December 31, 2006
	Amount	% of Total	Amount	% of Total
Real estate
Construction	$140,905	28.7%	$93,704	26.9%
1-4 family residential	151,478	30.9%	96,309	27.6%
Commercial	116,327	23.7%	90,147	25.8%
Other	4,567	0.9%	3,009	0.9%
Commercial, financial and agricultural	50,240	10.2%	46,942	13.4%
Consumer	14,969	3.1%	11,560	3.3%
Other	12,122	2.5%	7,302	2.1%

Total (1)	$490,608	100.0%	$348,973	100.0%

(1)	Does not include mortgage loans held for sale at December 31, 2007 and December 31, 2006.
The following table presents various categories of loans contained in our loan portfolio for the periods indicated and the total amount of all loans for such period:

	2007	2006	2005	2004	2003
Real estate
Construction	$140,905	$93,704	$61,530	$36,241	$23,977
1-4 family residential	151,478	96,309	79,634	67,844	52,073
Commercial	116,327	90,147	69,549	66,319	63,513
Other	4,567	3,009	894	288	486
Commercial, financial and agricultural	50,240	46,942	36,601	30,068	21,765
Consumer	14,969	11,560	10,803	9,597	9,778
Other	12,122	7,302	407	470	460

Total loans	$490,608	$348,973	259,418	210,827	172,052

Allowance for possible loan losses	(6,086)	(4,259)	(3,268)	(2,740)	(2,249)

Total loans (net of allowance)	$484,522	$344,714	$256,150	$208,087	$169,803

The following is a presentation of an analysis of maturities of loans as of December 31, 2007:

	Due in 1	Due in 1	Due after
Type of Loan	year or less	to 5 years	5 Years	Total

Commercial, financial and agricultural and commercial real estate	$50,386	$96,806	$19,375	$166,567
Real estate-construction	102,330	36,385	2,190	140,905

Total	$152,716	$133,191	$21,565	$307,472

The following is a presentation of an analysis of sensitivities of loans to changes in interest rates as of December 31, 2007 for the loan types mentioned above:

Loans due after 1 year with predetermined interest rates	$153,927
Loans due after 1 year with floating, or adjustable, interest rates	$829
Asset Quality
The following table presents information regarding impaired, nonaccrual, past due and restructured loans at the dates indicated:

	December 31,
	2007	2006	2005	2004	2003
Loans considered by management as impaired:
Number	67	38	20	10	7
Amount	$3,945	$1,416	$117	$905	$533

Loans accounted for on nonaccrual basis:
Number	63	27	12	10	7
Amount	$2,764	$1,059	$508	$905	$533

Accruing loans (including consumer loans) which are contractually past due 90 days or more as to principal and interest payments:
Number	—	—	—	—	9
Amount	$—	$—	$—	$—	$307

Loans defined as “troubled debt restructurings”
Number	—	—	—	—	—
Amount	$—	$—	$—	$—	$—
As of December 31, 2007, there were $4,882 loans classified by management as doubtful or substandard that are not on nonaccrual, which (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.
Accrual of interest is discontinued on a loan when management of the Company determines upon consideration of economic and business factors affecting collection efforts that collection of interest is doubtful.
There are no other loans which are not disclosed above, but where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms.

The following table presents information regarding loans included as non accrual and the gross income that would have recorded in the period if the loans had been current, and the amount of interest income on those that was included in net interest income for the period end December 31.

	2007	2006	2005	2004	2003
Nonaccrual interest	$355	$144	$30	$45	$160
Lost interest	107	39	16	34	46
The current market condition for commercial real estate loans remains stable and will continue to be an area of growth for the Company. Market conditions for residential development and residential construction has seen a significant softening. In the short term, the Company anticipates market conditions for residential development and residential construction to remain soft and loan growth in the residential loan portfolio to be significantly slower than historical growth levels. The Company has not experienced significant loans problems within the residential development and residential construction loan portfolio. Management and the Board continuously monitor the market conditions and loan portfolio within these key loan areas.
Nonperforming loans are defined as nonaccrual loans, loans still accruing but past due 90 days or more, and restructured loans. The following table presents information regarding nonperforming loans at the dates indicated:

	2007	2006	2005	2004	2003
Loans secured by real estate	$2,301	$843	$436	$867	$762
Commercial and Industrial	194	191	34	—	57
Consumer	256	25	—	38	14
Other	13	—	38	—	7

Total	$2,764	$1,059	$508	$905	$840

Management classifies commercial and commercial real estate loans as nonaccrual loans when principal or interest is past due 90 days or more and the loan is not adequately collateralized. Also loans are classified as nonaccrual when they are in the process of collection, or when, in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation. Nonaccrual loans are not reclassified as accruing until principal and interest payments are brought current and future payments appear reasonably certain. Loans are categorized as restructured if the original interest rate, repayment terms, or both were restructured due to deterioration in the financial condition of the borrower. However, restructured loans that demonstrate good performance under the restructured terms and that yield a market rate of interest may be removed from restructured status in the year following the restructure.

Summary of Loan Loss Experience
An analysis of our loss experience is furnished in the following table for the periods indicated, as well as a breakdown of the allowance for loan losses:

	December 31,
	2007	2006	2005	2004	2003
Balance at beginning of period	$4,259	$3,268	$2,740	$2,249	$1,773
Increase due to acquisition of First National	730	—	—	—	—

Charge offs:
Commercial, financial and agricultural	(86)	(8)	(98)	(66)	—
Real Estate-construction	—	—	—	—	—
Real Estate-1 to 4 family residential	(47)	—	(14)	(7)	(30)
Real Estate-commercial	(2)	—	—	—	—
Real Estate-other	—	—	—	—	—
Consumer and other loans	(77)	(42)	(121)	(179)	(130)

	(212)	(50)	(233)	(252)	(160)

Recoveries:
Commercials, financials and agriculture	27	—	—	—	2
Real Estate-construction	—	—	—	—	—
Real Estate-1 to 4 family residential	—	1	25	6	1
Real Estate-commercial	—	—	—	—	—
Real Estate-other	—	—	—	—	—
Consumer and other loans	23	22	53	17	19

	50	23	78	23	22

Net Charge offs	(162)	(27)	(155)	(229)	(138)

Provision for loan losses	1,259	1,018	683	720	614

Balance at end of period	$6,086	$4,259	$3,268	$2,740	$2,249

Ratio of net charge offs during the period to average loans outstanding during the period	0.04%	0.01%	0.07%	0.12%	0.09%

Ratio of nonperforming loans to total loans	0.56%	0.30%	0.20%	0.45%	0.49%
Ratio of impaired loans to total loans	0.80%	0.41%	0.05%	0.43%	0.31%
Ratio of allowance for loan losses to total loans	1.24%	1.22%	1.26%	1.30%	1.31%

At December 31, 2007 and 2006, the allowance was allocated as follows:

	2007		2006
		Percentage of loans		Percentage of loans
		to the allowance in		to the allowance in
	Amount	each category	Amount	each category

Commercial, financial and agricultural	$596	10%	$547	13%
Real estate-construction	1,611	27%	1,053	25%
Real estate-1 to 4 family residential	2,089	34%	1,266	30%
Real estate-commercial	1,342	22%	1,110	26%
Consumer and other loans	448	7%	283	6%

Total	$6,086	100%	$4,259	100%

At December 31, 2005 and 2004, the allowance was allocated as follows:

	2005		2004
		Percentage of loans		Percentage of loans
		to the allowance in		to the allowance in
	Amount	each category	Amount	each category

Commercial, financial and agricultural	$458	14%	$379	14%
Real estate-construction	772	24%	494	17%
Real estate-1 to 4 family residential	1,038	31%	818	30%
Real estate-commercial	871	27%	925	34%
Consumer and other loans	129	4%	124	5%

Total	$3,268	100%	$2,740	100%

At December 31, 2003, the allowance was allocated as follows:

	2003
		Percentage of loans to
		the allowance in each
	Amount	category

Commercial, financial and agricultural	$275	12%
Real estate-construction	354	16%
Real estate-1 to 4 family residential	604	27%
Real estate-commercial	892	39%
Consumer and other loans	124	6%

Total	$2,249	100%

Allowance for Loan Losses
In considering the adequacy of our allowance for loan losses, management has focused on the fact that as of December 31, 2007, 85% of outstanding loans are secured by real estate. Our consumer loan portfolio is also well secured and, as such, does not, in management’s opinion, involve more than normal credit risk.
Although our loan portfolio is concentrated in Middle Tennessee, management does not believe this geographic concentration presents an abnormally high risk. At December 31, 2007 there were no loan concentrations that exceeded 10% of total loans other than as included in the preceding table of types of loans. Loan concentrations are amounts loaned to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions.
Securities
At December 31, 2007, we owned $80,933 in securities, compared to $35,211 at year end 2006. Total securities increased in 2007 by $45,722, primarily as a result of our acquisition of First National. The unrealized gains on securities at year end 2007 were $64, net of tax. The investment portfolio was 12.7% of total assets at December 31, 2007, and 8.4% of total assets at December 31, 2006. All of the Company’s securities are classified as available for sale. The Company’s investment portfolio is used to provide interest income and liquidity and for pledging purposes to secure public fund deposits.
The carrying value of securities at December 31 is summarized as follows:

	December 31, 2007		December 31, 2006
	Amount	% of Total	Amount	% of Total

U.S. Government sponsored entities	$15,919	19.6%	$19,776	56.2%
Mortgage-backed securities	54,119	66.9%	7,857	22.3%
State and municipals	6,233	7.7%	6,092	17.3%
Other debt securities	4,662	5.8%	1,486	4.2%

Total	$80,933	100.0%	$35,211	100.0%

	December 31, 2005
	Amount	% of Total

U.S. Government sponsored entities	$18,887	63.0%
Mortgage-backed securities	3,089	10.3%
State and municipals	5,487	18.3%
Other debt securities	2,502	8.4%

Total	$29,965	100.0%

The following table presents the carrying value by maturity distribution of the investment portfolio, along with weighted average yields thereon, as of December 31, 2007:

	Within	1-5	5-10	Beyond
	1 Year	Years	Years	10 Years	Total
U.S. Government sponsored entities	$3,503	$11,416	$1,000	$—	$15,919
State and municipals	—	—	3,965	2,268	6,233
Other debt securities	—	—	1,010	3,652	4,662

Total debt securities	$3,503	$11,416	$5,975	$5,920	$26,814

Weighted average yield(tax equivalent)	4.82%	4.68%	4.87%	6.54%	5.15%

Mortgage-backed securities					$54,119

Weighted average yield					5.53%

Premises and Equipment
In 2007, fixed assets, net of depreciation, increased $6,376. The largest component of the increase in fixed assets consisted of $3,166 due to the completion of the Bank’s new downtown Columbia, Tennessee branch.
Rent expense was $288 in 2007, compared to $162 in 2006. The increase was due to leasing a new bank building in Rutherford county, a new lease on the land for the new downtown building in Columbia, Tennessee, and the increase in the number of ATMs.
Deposits
We rely on having a growing deposit base to fund loan and other asset growth. Total deposits were $559,303 at December 31, 2007, compared to $366,766 at December 31, 2006. The following table sets forth the composition of the deposits at December 31:

	2007		2006
	Amount	% of Total	Amount	% of Total

Noninterest-bearing demand accounts	$52,272	9.3%	$34,001	9.3%
Interest-bearing demand accounts	81,637	14.6%	46,530	12.7%
Savings accounts	21,065	3.8%	8,921	2.4%
Time deposits greater than $100,000	145,735	26.1%	114,480	31.2%
Other time deposits	258,594	46.2%	162,834	44.4%

Total	$559,303	100.0%	$366,766	100.0%

The majority of the deposits continue to be in time deposits. The weighted yield for 2007 on total time deposits was 5.2%. Time deposits (certificate of deposits and IRAs) totaled $404,329, or 72.2% of total deposits. Time deposits less than $100,000 were $258,594 at December 31, 2007, which is an increase of $95,760 from year end 2006. The increase in time deposits less than $100,000 was from national market and personal time deposits. We had a promotion in 2007 that increased personal time deposits by increasing the rates we paid on these deposits. Personal time deposits under $100,000 increased from $50,899 in 2006 to $125,314 in 2007, which included $34,222 in personal time deposits at First National. At December 31, 2007, national market time deposits totaled $114,516, with a weighted average rate of 5.28%. Total brokered time deposits were $23,413 at December 31, 2007 with a weighted average rate of 5.06%. The variable rate time deposit interest rate can change one time over the term of the deposit. Total variable rate time deposits were $28,840 at December 31, 2007, with a weighted average rate of 5.33%. Total variable rate time deposits were $23,426 at year end 2006 with a weighted average rate of 5.26%. At December 31, 2007, we had $401,110 in time deposits maturing within two years, of which $23,413 were brokered deposits. Time deposits maturing within one year of December 31, 2007 were $380,431, or 94.1% of total time deposits. If we are not able to retain these deposits at maturity, or attract additional deposits at comparable rates, we may be required to seek higher costing deposits to replace these deposits which could negatively impact our net interest margin. The weighted average cost of all deposit accounts was 4.33% in 2007 compared to 3.87% in 2006. The weighted average rate on time deposits was 5.28% in 2007, compared to 4.78% in 2006. Management expects to seek short-term time deposit funding to match variable rate loans. These efforts, if successful, are expected to reduce interest rate risk. The Bank has introduced a free checking account product and has expanded into Williamson and Rutherford counties to access lower cost business accounts. We also expect our expansion into Hickman county through the acquisition of First National to result in an increase in lower costing deposits.
The following tables present, for the periods indicated, the average amount of and average rate paid on each of the following deposit categories:

	Year Ended December 31,
	2007		2006		2005
		Average		Average		Average
	Average	Rate	Average	Rate	Average	Rate
	Amount	Paid	Amount	Paid	Amount	Paid

Noninterest-bearing demand deposits	$38,112	n/a	$29,272	n/a	$24,927	n/a

Interest-bearing demand accounts	61,043	2.75%	47,022	2.24%	49,096	1.53%
Savings deposits	12,550	1.17%	8,872	1.33%	9,436	1.20%
Time deposits	316,556	5.28%	231,904	4.78%	164,991	3.36%
The following table indicates the amount outstanding of time deposits of $100,000 or more and other time deposits of $100,000 or more and respective maturities as of December 31, 2007:

3 months or less	$44,834
3 months-6 months	58,535
6 months-12 months	32,322
Over 12 months	10,044

Total	$145,735

Contractual Obligations
The Company has the following contractual obligations as of December 31, 2007:

	Less than	1 — 3	3 — 5	More than
	1 year	years	years	5 years	Total
Long-term debt obligations	$8,000	$3,510	$—	$23,000	$34,510

Operating leases	222	308	231	1,470	2,231

Total	$8,222	$3,818	$231	$24,470	$36,741

Long-term debt obligations consist of advances from the Federal Home Loan Bank, other borrowed money, and subordinated debentures. The Bank has entered into operating lease agreements for certain branch properties and equipment. Future minimum rental payments under the terms of these noncancellable leases, including renewal options, are included in the operating lease obligations.
Short-Term Borrowings
The table below includes certain information related to borrowed funds with original maturities of less than one year. The short-term borrowings are made up of federal funds sold.

	2007	2006	2005
Balance at year-end	—	—	—
Weighted average interest rate at year-end	—	—	—
Maximum outstanding at any month-end during the year	14,199	8,000	7,400
Average amount outstanding	4,699	1,910	843
Weighted average rates during the year	5.52%	5.45%	4.10%
Subordinated Debentures
We established a Trust that issued a $3,000 floating rate trust preferred security as a part of a private offering in 2002. The Trust can currently redeem the securities any time. The interest is paid and the interest rate resets quarterly. The interest rate is the New York Prime plus 50 basis points. The trust preferred security maturity date is December 31, 2032. The issued subordinated debentures count as Tier 1 capital for regulatory purposes. Debt issuance costs of $74,000 have been capitalized and are being amortized over the term of the securities. Principal officers, directors, and their affiliates at year end 2007 and 2006 owned $700 of the $3,000 subordinated debenture. The proceeds from this offering were utilized to increase the Bank’s capital by $3,000.
In 2005, we established a second Trust that issued $5,000 floating rate obligated mandatory redeemable securities through a special purpose entity as a part of pool offering. The interest is paid and the interest rate resets quarterly. The interest rate is the three month LIBOR plus 150 basis points. These securities mature on September 15, 2035; however, the maturity may be shortened to a date not earlier than September 15, 2010. We issued $5,000 of subordinated debentures to the Trust, which counts as Tier 1 capital for regulatory purposes. There was no debt issuance cost in obtaining the subordinated debenture. The proceeds from the pool offering were used to increase the Bank’s capital.

In 2007, the Company established a third Trust that issued $15,000 floating rate obligated mandatory redeemable securities through a special purpose entity as a part of pool offering. The interest is paid and the interest rate resets quarterly. The interest rate is 7.96% fixed for five years, thereafter; resets to the 3 month LIBOR plus 300 basis points. These securities mature on September 27, 2037; however, the maturity may be shortened to a date not earlier than December 15, 2012. They are presented in liabilities on the balance sheet and $4,390 count as Tier 1 capital and the remaining $10,610 is considered as Tier II capital for regulatory purposes. The proceeds from this offering were used to finance a portion of the cash purchase price paid in connection with the acquisition of First National.
Liquidity
Our liquidity, primarily represented by cash and cash equivalents, is a result of our operating, investing and financing activities. These activities are summarized below for the three years ended December 31:

	2007	2006	2005

Net income	$2,380	$2,802	$2,565
Adjusted to reconcile net income to net cash from operating activities	1,490	(1,517)	2,063

Net cash from operating activities	3,870	1,285	4,628
Net cash from investing activities	(116,771)	(100,910)	(55,702)
Net cash from financing activities	125,113	88,972	67,560

Net change in cash and cash equivalents	12,212	(10,653)	16,486

Cash and cash equivalents at beginning of period	15,073	25,726	9,240

Cash and cash equivalents at end of period	$27,285	$15,073	$25,726

The adjustments to reconcile net income to net cash from operating activities consist of mortgage banking activities and provisions for loan losses. The significant components of operating activities for 2007 were $82,697 of mortgage loans originated for sales and proceeds from the sale of mortgage loans of $82,180 which resulted in a gain of $1,212, and provisions for loan loss of $1,259. The adjustments to reconcile net income to net cash from operating activities in 2006 consist of mortgage banking activities, gain on sale of land of $390, income from bank owned life insurance policies of $138, and provisions for loan losses of $1,018. The significant components of operating activities for 2005 were $25,007 mortgage loans originated for sales and proceeds from the sale of mortgage loans $25,094 which resulted in gain of $469 and provisions for loan loss of $683.
Significant components of investing activities during 2007 were net loan originations of $102,243, purchases of securities available for sale of $31,820, offset by the proceeds from the maturities and redemptions of securities available for sale of $20,453 and sales of $20,289 of investment securities. Net assets acquired from purchase of First National of $18,460 also contributed to cash from investing activities. Significant components of investing activities during 2006 were net loan originations of $89,704 and purchases of securities available for sale of $21,173, offset by the proceeds from the maturities and redemptions of securities available for sale of $14,062. Significant components of investing activities during 2005 were net loan originations of $49,950 and purchases of securities available for sale of $14,428, offset by the proceeds from the maturities and redemptions of securities available for sale of $11,745.

Financing activities during 2007 included the issuance of $15,000 in trust preferred securities, net deposits inflows of $107,846, proceeds from issuance of common stock of $4,380, and net proceeds from Federal Home Loan Bank advances of $2,000. Significant financing activities during 2006 included net deposit inflows of $80,523, proceeds from issuance of common stock of $3,761, and net proceeds from Federal Home Loan Bank advances of $5,000. Cash flows from financing activities during 2005 included net deposit inflows of $62,465 and issuance of $5,000 of subordinate debentures.
Liquidity refers to our ability to fund loan demand, meet deposit customers’ withdrawal needs and provide for operating expenses. As summarized in the statement of cash flows, our main sources of cash flow are receipts of deposits from our customers and, to a lesser extent, repayment of loan principal and interest income on loans and securities.
The primary uses of cash are lending to Company’s borrowers and investing in securities and short-term interest earning assets. In 2007, deposit growth kept pace with loan demand. At December 31, 2007, we had $18,000 in surety bonds and $9,000 in FHLB letters of credit to secure public deposits. Surety bonds and FHLB letters of credit were used to keep our security portfolio available for liquidity purposes. Other potential sources of liquidity include the sale of securities available for sale from the Bank’s securities portfolio, the sale of loans held for sale, Federal Home Loan Bank advances, acquisition of national market time deposits or broker time deposits, the purchase of federal funds, or repurchase agreements.
We consider our liquidity sufficient to meet our outstanding short and long-term needs. We expect to be able to fund or refinance, on a timely basis, our material commitments and long-term liabilities.
Off-Balance Sheet Arrangements
At December 31, 2007, we had unfunded loan commitments outstanding of $83,020 and unfunded letters of credit of $4,409. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. If needed to fund these outstanding commitments, we have the ability to liquidate federal funds sold or securities available for sale or on a short-term basis to borrow and purchase federal funds from other financial institutions. Additionally, we could sell participations in these or other loans to correspondent banks.
Capital Resources
Our total shareholders’ equity at December 31, 2007, was $37,173 compared to $30,657 at December 31, 2006, and $24,017 at December 31, 2005. The increase in shareholder’s equity in 2007 of $6,516 was the result of net income of $2,380 and the issuance of 5,617 shares of common stock under the stock option plan of $61, $22 in vesting of restricted stock awards, and a tax benefit of $12 arising from exercising stock options. Also we had net proceeds of $4,380 from the issuance of 147,630 shares of common stock from a stock offering beginning in 2006 that positively impacted shareholders’ equity. The change also included stock-based compensation expense of $231 and an increase in the fair value of available for sale securities, net of tax, of $126. Offsetting these increases was a cash dividend paid to shareholders in the total amount of $696.
As of December 31, 2007, and December 31, 2006, the most recent regulatory notifications categorized the Bank and First National as well capitalized under the regulatory framework for prompt corrective action. Our total capital to risk-weighted assets ratios for year end 2007 and 2006 were 10.97% and 11.25%. Our Tier 1 to risk weighted assets ratios were 7.87% and 10.14% at year end 2007 and 2006. Also, our Tier 1 to average assets ratios were 6.76% and 9.45% at year end 2007 and 2006. The subordinated debentures, issued in 2002, 2005 and 2007, increased Tier 1 capital, giving the Bank the opportunity to continue its asset growth.
We conducted a stock offering during the fourth quarter of 2006 and the first quarter 2007 in order to provide us with additional capital. As a result of this offering, we sold 273,090 shares for total net proceeds of $8,141. The proceeds of the stock offering were used to strengthen our capital base and position us to continue to help meet our goal of remaining “well capitalized.’’
Return on Equity and Assets
Returns on average consolidated assets and average consolidated equity and the ratio of average equity to average assets and the dividend payout ratio for the periods indicated are as follows:

	2007	2006	2005

Return on average assets	0.47%	0.76%	0.90%
Return on average equity	6.77%	11.14%	11.38%
Average equity to average assets ratio	7.04%	6.84%	7.89%
Dividend payout ratio	29.24%	20.52%	—
ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Interest Rate Sensitivity
Management uses a gap simulation model that takes cash flows into consideration. These include mortgage-backed securities, loan prepayments, and expected calls on securities. Non-maturing balances such as money markets, savings, and NOW accounts have no contractual or stated maturities. A challenge in the rate risk analysis is to determine the impact of the non-maturing balances on the net interest margin as the interest rates change. Because these balances do not “mature” it is difficult to know how they will reprice as rates change. It is possible to glean some understanding by reviewing our pricing history on these categories relative to interest rates. Using the interest rate history from the Asset Liability Management software database spanning up to 20 quarters of data, we can derive the relationship between interest rates changes and the offering rates themselves. The analysis uses the T-Bill rate as an indicator of rate changes. The gap analysis uses beta factors to spread balances to reflect repricing speed. In the gap analysis the model considers deposit rate movements to determine what percentage of interest-bearing deposits that is actually repriceable within a year. Our cumulative one year gap position at December 31, 2007, was -2.5% of total assets. Our policy states that our one-year cumulative gap should not exceed 15% of total assets.
At year end 2007, $403,264 of $592,753 of interest earning assets will reprice or mature within one year. Loans maturing or repricing within one year totaled $368,848, or 74.3% of total loans. We had $18,392 loans maturing or repricing after five years. As of December 31, 2007, we had $380,431 in time deposits maturing or repricing within one year.
Gap analysis only shows the dollar volume of assets and liabilities that mature or reprice. It does not provide information on how frequently they will reprice. To more accurately capture our interest rate risk, we measure the actual effects repricing opportunities have on earnings through income simulation models such as rate shocks of economic value of equity and rate shock interest income simulations.
To evaluate the impact of rate change on income, the rate shock simulation of interest income is the best technique because variables are changed for the various rate conditions. Each category of earning assets and liabilities interest change is calculated as rates move up and down. In addition the prepayment speeds and repricing speeds are changed. Rate shock is a method for stress testing the net interest margin over the next four quarters under several rate change levels. These levels span four 100bps increments up and down from the current interest rate. Our policy guideline is that the maximum percentage change for net interest income cannot exceed plus or minus 10% on 100 bps change and 15% on 200bps change. The following illustrates the effects on net interest income of shifts in market interest rates from the rate shock simulation model.

December 31, 2007	+200 bp	+100bp	-100bp	-200bp
Basis Point Change
Increase (decrease in net interest income)	7.07%	3.55%	(3.60%)	(7.36%)

December 31, 2006	+200 bp	+100bp	-100bp	-200bp
Basis Point Change
Increase (decrease in net interest income)	8.17%	4.11%	(3.22%)	(6.50%)
There are more dollars at risk in income in 2007 if rates go down, compared to 2006. There are fewer dollars at risk in income in the rate shock simulation of interest income when rates were rising 100 bps compared to 2007 and 2006.
Our Economic Value of Equity simulation measures our long-term interest rate risk. The economic value is the difference between the market value of the assets and the liabilities and, technically, it is our liquidation. The technique is to apply rate changes and compute the value. The slope of the change between shock levels is a measure of the volatility of value risk. The slope is called duration. The greater the slope, the greater the impact or rate change on our long-term performance. Our policy guideline is that the maximum percentage change on economic value of equity cannot exceed plus or minus 10% on 100bp change and 20% on 200bp change. The following illustrates our equity at risk in the economic value of equity model.

December 31, 2007	+200 bp	+100bp	-100bp	-200bp
Basis Point Change
Increase (decrease in equity at risk)	15.63%	6.77%	(3.23%)	(4.62%)

December 31, 2006	+200 bp	+100bp	-100bp	-200bp
Basis Point Change
Increase (decrease in equity at risk)	(4.00%)	(1.90%)	1.60%	2.80%
There was significant impact on equity at risk in the economic value of equity simulation between 2007 and 2006. The impact was due to unmatched repricing of assets and liabilities primarily due to longer term investments of First National.
One of management’s objectives in managing our balance sheet for interest rate sensitivity is to reduce volatility in the net interest margin by matching, as closely as possible, the timing of the repricing of its interest rate sensitive assets with interest rate sensitive liabilities.
Impact of Inflation
The consolidated financial statements and related notes presented elsewhere in the report have been prepared in accordance with accounting principles generally accepted in the United States. This requires the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company’s performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
None.

PART I. FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS
Community First, Inc.
Consolidated Balance Sheets

	(Unaudited)
	September 30,	December 31,
($ amounts in thousands, except share data)	2008	2007

Assets
Cash and due from banks	$13,826	$11,913
Federal funds sold	18,352	15,372

Cash and cash equivalents	32,178	27,285
Securities available for sale	59,648	80,933
Loans held for sale	3,432	5,710
Loans	553,420	490,608
Allowance for loan losses	(6,893)	(6,086)

Net loans	546,527	484,522

Restricted equity securities	2,111	1,440
Premises and equipment	17,920	17,256
Accrued interest receivable	2,860	3,382
Goodwill	5,156	4,622
Core deposit intangible	2,498	2,812
Other real estate owned	4,739	698
Bank owned life insurance	7,999	3,848
Other assets	4,189	3,554

Total Assets	$689,257	$636,062

Liabilities and Shareholders’ Equity

Deposits:
Noninterest-bearing	$52,638	$52,272
Interest-bearing	531,832	507,031

Total Deposits	584,470	559,303

Federal Home Loan Bank advances	32,000	11,000
Subordinated debentures	23,000	23,000
Repurchase agreements	7,000	—
Accrued interest payable	2,741	4,040
Other borrowed money	2,375	510
Other liabilities	831	1,036

Total Liabilities	652,417	598,889

Shareholders’ equity:

Common stock, no par value. Authorized 5,000,000 shares; issued 3,208,058 shares at September 30, 2008 and 3,168,960 shares at December 31, 2007	27,488	26,695

Retained earnings	10,553	10,414

Accumulated other comprehensive income (loss)	(1,201)	64

Total Shareholders’ Equity	36,840	37,173

	$689,257	$636,062

See accompanying notes to consolidated financial statements.

Community First, Inc.
Consolidated Statements of Income and Comprehensive Income (Loss)
(Unaudited)

	Nine Months Ended		Three Months Ended
($ amounts in thousands, except earnings per share)	September 30,		September 30,
	2008	2007	2008	2007

Interest income:
Loans, including fees	$26,502	$23,462	$8,776	$8,449
Taxable securities	2,154	1,227	717	430
Tax-exempt securities	244	175	83	59
Federal funds sold and other	271	107	48	30

Total interest income	29,171	24,971	9,624	8,968

Interest expense:
Deposits	13,986	12,957	4,083	4,641
FHLB advances and other	745	768	342	329
Subordinated debentures	1,302	488	425	174

Total interest expense	16,033	14,213	4,850	5,144

Net interest income	13,138	10,758	4,774	3,824
Provision for loan losses	1,616	744	650	209

Net interest income after provision for loan losses	11,522	10,014	4,124	3,615

Noninterest income:
Service charges on deposit accounts	1,620	1,157	568	401
Mortgage banking activities	875	938	154	358
Gain of sale of securities available for sale	258	—	—	—
Other	962	522	324	171

Total noninterest income	3,715	2,617	1,046	930

Noninterest expense:
Salaries and employee benefits	6,827	5,075	2,213	1,776
Occupancy	1,065	602	378	221
Furniture and equipment	740	499	250	175
Data processing fees	809	580	208	201
Advertising and public relations	580	502	219	198
Other	4,218	2,550	1,505	915

Total noninterest expenses	14,239	9,808	4,773	3,486

Income before income taxes	998	2,823	397	1,059
Income taxes	72	790	23	316

Net income	926	2,033	374	743

Other comprehensive income (loss):
Unrealized gains (losses) on securities, net	(1,265)	(7)	(1,452)	281

Comprehensive income (loss)	$(339)	$2,026	$(1,078)	$1,024

Earnings per share
Basic	$0.29	$0.65	$0.12	$0.23
Diluted	0.28	0.63	0.11	0.23

Weighted average shares outstanding
Basic	3,201,037	3,144,922	3,208,058	3,181,210
Diluted	3,291,472	3,248,101	3,288,879	3,282,974
Dividends per share	$0.25	$0.20	$0.00	$0.00
See accompanying notes to consolidated financial statements.

Community First, Inc.
Consolidated Statement of Changes in Shareholders’ Equity
Nine Months Ended September 30, 2008
(Unaudited)
($ amounts in thousands, except per share amounts)

				Accumulated
				Other	Total
		Common	Retained	Comprehensive	Shareholders’
	Shares	Stock	Earnings	Income (Loss)	Equity
Balance at January 1, 2008	3,168,960	$26,695	$10,414	$64	$37,173
Exercise of stock options	22,600	152	—	—	152
Stock-based compensation
Restricted stock grants	939	22	—	—	22
Stock options	—	152	—	—	152
Issuance of shares of common stock through dividend reinvestment	2,198	66	—	—	66
Retirement of shares of common stock	(4,133)	(124)	—	—	(124)
Sale of shares of common stock	1,936	58	—	—	58
Stock dividends	15,558	467	(467)	—	—
Cash dividends	—	—	(320)	—	(320)

Comprehensive income (loss)
Net income	—	—	926	—	926
Change in unrealized gain (loss) on securities available for sale, net	—	—	—	(1,265)	(1,265)

Total comprehensive income (loss)					(339)

Balance at September 30, 2008	3,208,058	$27,488	$10,553	$(1,201)	$36,840

See accompanying notes to consolidated financial statements.

Community First, Inc.
Consolidated Statements of Cash Flows
Nine Months Ended September 30, 2008 and 2007
(Unaudited)

	Nine Months Ended
($ amounts in thousands )	September 30,
	2008	2007

Cash flows from operating activities
Net income	$926	$2,033
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	557	562
Amortization and (accretion)	4	(36)
Core deposit intangible amortization	314	—
Provision for loan losses	1,616	744
Mortgage loans originated for sale	(57,883)	(66,680)
Proceeds from sale of mortgage loans	55,411	68,364
Gain on sale of loans	(548)	(621)
Federal Home Loan Bank stock dividends	(46)	(14)
Decrease/(increase) in accrued interest receivable	522	(319)
(Decrease)/increase in accrued interest payable	(1,299)	793
Gain on sale of securities	(258)	—
Holding losses on loans held for sale	93	—
(Increase) in surrender value of Bank owned life insurance	(151)	(112)
Loss on sale of other real estate	64	28
Compensation expense under stock based compensation	174	184
Other, net	(611)	72

Net cash from operating activities	(1,115)	4,998

Cash flows from investing activities
Available for sale securities
Purchases:
Mortgage-backed securities	(6,804)	(9,671)
Other	(8,741)	(4,330)
Sales of securities:
Mortgage-backed securities	20,202	—
Other	1,992	—
Maturities, prepayments, and calls:
Mortgage-backed securities	5,046	1,796
Other	7,816	11,000
Purchase of Federal Home Loan Bank stock	(655)	(139)
Redemption of Federal Reserve Bank stock	30	—
Net increase in loans	(64,427)	(75,069)
Purchase of bank owned life insurance	(4,000)	—
Proceeds from sales of other real estate owned	1,906	81
Additions to premises and equipment	(1,221)	(4,725)

Net cash from investing activities	(48,856)	(81,057)

Community First, Inc.
Consolidated Statements of Cash Flows
Nine Months Ended September 30, 2008 and 2007
(Unaudited)

	Nine Months Ended
($ amounts in thousands )	September 30,
	2008	2007

Cash flows from financing activities
Increase in deposits	25,167	51,132
Proceeds from Federal Home Loan Bank advances	23,000	12,500
Payments on Federal Home Loan Bank advances	(2,000)	(6,000)
Proceeds from federal funds purchased	—	7,668
Proceeds from other borrowed money	1,865	—
Proceeds from issuance of subordinated debentures	7,000	15,000
Proceeds from issuance of common stock	58	4,380
Proceeds from stock option exercises	152	51
Repurchase of common stock	(124)
Cash dividends paid	(254)	(696)

Net cash from financing activities	54,864	84,035

Net change in cash and cash equivalents	4,893	7,976
Cash and cash equivalents at beginning of period	27,285	15,073

Cash and cash equivalents at end of period	$32,178	$23,049

Supplemental disclosures of cash flow information
Cash paid during year for:
Interest	$17,332	$13,420
Income taxes	730	980
Supplemental noncash disclosures
Transfer from loans to repossessed assets	6,011	378
Transfer from loans held for sale to loans	5,298	—
Stock dividend	467	—
See accompanying notes to consolidated financial statements.

COMMUNITY FIRST, INC.
Notes to Consolidated Financial Statements
September 30, 2008
(Unaudited)
(dollars in thousands, except share and per share amounts)
NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION
The consolidated financial statements include Community First, Inc. (the “Company”) and each of its subsidiaries. On October 26, 2007, the Company acquired 100% of the outstanding shares of The First National Bank of Centerville (“First National”). On January 31, 2008, First National was merged with and into Community First Bank & Trust, with Community First Bank & Trust being the surviving entity. Community First Bank & Trust, a Tennessee chartered bank (the “Bank”), is the Company’s only wholly-owned subsidiary. The Bank’s sole subsidiary is Community First Title, Inc., a Tennessee chartered and regulated title insurance company. CFBT Investments, Inc. is the only subsidiary of Community First Title, Inc. and is the parent of Community First Properties, Inc., which was established as a Real Estate Investment Trust pursuant to Internal Revenue Service regulations. Intercompany transactions and balances are eliminated in consolidation. Footnote tables are presented in thousands, except share and per share data.
The unaudited consolidated financial statements as of September 30, 2008 and for the nine and three month periods ended September 30, 2008 and 2007 have been prepared in accordance with the accounting principles generally accepted in the United States of America for interim information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X as promulgated by the Securities and Exchange Commission ( the “SEC”), and in the opinion of management, include all adjustments, consisting of normal recurring adjustments, to present fairly the information. They do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. Operating results for periods ended September 30, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008. For further information, refer to the 2007 consolidated audited financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K as filed with the SEC.
NOTE 2. ADOPTION OF NEW ACCOUNTING STANDARDS
The Company adopted FASB issued Statement No. 157, Fair Value Measurements on January 1, 2008. This statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued Staff Position (FSP) 157-2, Effective Date of FASB Statement No. 157. This FSP, delays the effective date of FAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The impact of the adoption on January 1, 2008 was not material.

COMMUNITY FIRST, INC.
Notes to Consolidated Financial Statements
September 30, 2008
(Unaudited)
In October 2008, the FASB issued FSP No. 157-3 “Determining the Fair Value of a Financial Asset When the Market for that Asset Is Not Active.” The FSP clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key consideration in determining the fair value of a financial asset when the market for that financial asset is not active.
In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new standard is effective for the Company on January 1, 2008. The Company did not elect the fair value option for any financial assets or financial liabilities as of January 1, 2008.
The Company adopted FASB Emerging Issues Task Force finalized Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants’ employment or retirement. The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. This Issue is effective for fiscal years beginning after December 15, 2007. The Company adopted the Issue on January 1, 2008 and the impact of the adoption was not material.
On November 5, 2007, the SEC issued Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value through Earnings (“SAB 109”). Previously, SAB 105, Application of Accounting Principles to Loan Commitments, stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of the loan. SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view. SAB 109 is effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The Company adopted the SAB 109 on January 1, 2008 and the impact of the adoption was not material.

COMMUNITY FIRST, INC.
Notes to Consolidated Financial Statements
September 30, 2008
(Unaudited)
NOTE 3. FAIR VALUE
Statement 157 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
Level 1: Quoted prices (unadjusted) of identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
The fair value of securities available for sale are determined by matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).
Assets and Liabilities Measured on a Recurring Basis
Fair Value Measurements at September 30, 2008 using significant other observable inputs (Level 2) are summarized below:

Assets:
Available for sale securities	$59,648
Asset and Liabilities Measured on a Non-Recurring Basis
Fair Value Measurements at September 30, 2008 using the following levels below:

	Significant Other
	Observable Inputs	Significant Unobservable
	(Level 2)[1]	Inputs (Level 3)[2]
Assets:
Impaired loans	$1,879	$599

[1]	Fair values for level 2 impaired loans are determined using independent valuation of the underlying collateral or other readily available data supporting the fair value of the collateral.

[2]	Fair values for level 3 impaired loans are based primarily on management’s assumptions of fair vale for underlying collateral based on their experience in the market.

COMMUNITY FIRST, INC.
Notes to Consolidated Financial Statements
September 30, 2008
(Unaudited)
Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a carrying amount of $3,136, with a valuation allowance of $658, resulting in an additional provision for loan losses of $234 for the nine month period ended September 30, 2008.
NOTE 4. ALLOWANCE FOR LOAN LOSS
Transactions in the allowance for loan losses for the nine months ended September 30, 2008 and 2007 were as follows:

	Nine Months	Nine Months
	Ended	Ended
	September 30, 2008	September 30, 2007

Beginning Balance	$6,086	$4,259

Add (deduct):
Losses charged to allowance	(912)	(139)
Recoveries credited to allowance	103	23
Provision for loan losses	1,616	744

Ending Balance	$6,893	$4,887

COMMUNITY FIRST, INC.
Notes to Consolidated Financial Statements
September 30, 2008
(Unaudited)
NOTE 5. EARNINGS PER SHARE
In accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share,” basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if securities, stock options or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The factors used in the earnings per share computation for the periods ended September 30, 2008 and 2007 are as follows:

	Nine months ended		Three months ended
	September 30,		September 30,
	2008	2007	2008	2007
Basic
Net income	$926	$2,033	$374	$743

Weighted average common shares outstanding	3,201,037	3,144,922	3,208,058	3,181,210

Basic earnings per common share	$0.29	$0.65	$0.12	$0.23

Diluted
Net income	$926	$2,033	$374	$743

Weighted average common shares outstanding for basic earnings per common share	3,201,037	3,144,922	3,208,058	3,181,210
Add: Dilutive effects of assumed exercise of stock options	90,435	103,179	80,821	101,764

Average shares and dilutive potential common shares	3,291,472	3,248,101	3,288,879	3,282,974

Diluted earnings per common share	$0.28	$0.63	$0.11	$0.23

A stock dividend of 15,558 shares was issued in the second quarter of 2008. All references to common shares and earnings and dividends per share have been restated to reflect the stock dividend as of the beginning of the earliest period presented.
Stock options for 102,650 and 40,000 shares of common stock were not considered in computing diluted earnings per share for the nine months ended September 30, 2008 and 2007, respectively, because they were antidilutive. Stock options for 102,650 and 40,000 shares of common stock were also not considered in computing diluted earnings per share for the three months ended September 30, 2008 and 2007, respectively, because they were antidilutive.

COMMUNITY FIRST, INC.
Notes to Consolidated Financial Statements
September 30, 2008
(Unaudited)
NOTE 6. PARTICIPATION IN THE TREASURY CAPITAL PURCHASE PROGRAM
On October 3, 2008, Congress passed the Emergency Economic Stabilization Act of 2008 (EESA), which provides the U. S. secretary of the Treasury with broad authority to implement certain actions to help restore stability and liquidity to U.S. markets. One of the provisions resulting from the Act is the Treasury Capital Purchase Program (CPP), which provides direct equity investment of perpetual preferred stock by the Treasury in qualified financial institutions. The program is voluntary and requires an institution to comply with a number of restrictions and provisions, including limits on executive compensation, stock redemptions and declaration of dividends. Applications must be submitted by November 14, 2008 and are subject to approval by the Treasury. The CPP provides for a minimum investment of 1% of total Risk-Weighted Assets, with a maximum investment equal to the lesser of 3 percent of total Risk-Weighted Assets or $25 billion. The perpetual preferred stock investment will have a dividend rate of 5% per year, until the fifth anniversary of the Treasury investment, and a dividend rate of 9%, thereafter. The CPP also requires the Treasury to receive warrants for common stock equal to 15% of the capital invested by the Treasury. The Company is still evaluating whether or not to participate in this program. Participation in the program is not automatic and subject to approval by the Treasury.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OVERVIEW
($ amounts in thousands, except share data)
The following discussion compares the financial condition of Community First, Inc. (the “Company”) at September 30, 2008, to December 31, 2007, and the results of operations for the nine months and three months ended September 30, 2008 and 2007. This discussion should be read in conjunction with the interim financial statements and footnotes included herein.
Certain of the statements made herein, including information incorporated herein by reference to other documents, are “forward-looking statements” within the meaning and subject to the protections of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” and other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation those described under Item 1A, “Risk Factors”, in our Annual Report on Form 10-K, as modified by our Quarterly Reports on Form 10-Q, and the following:
•	the effects of future economic or business conditions nationally and in our local market;

•	our potential growth, including our entrance or expansion into new markets, and the need for sufficient capital to support that growth;

•	governmental monetary and fiscal policies, as well as legislative and regulatory changes, including changes in banking, securities and tax laws and regulations;

•	the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities;

•	credit risks of borrowers;

•	the effects of competition from a wide variety of local, regional, national and other providers of financial, investment, and insurance services;

OVERVIEW (continued)
•	the failure of assumptions underlying the establishment of reserves for possible loan losses and other estimates;

•	changes in accounting policies, rules and practices;

•	changes in technology or products that may be more difficult, or costly, or less effective, than anticipated;

•	the effects of war or other conflict, acts of terrorism or other catastrophic events that may affect general economic conditions; and

•	other circumstances, many of which may be beyond our control.
All written or oral forward-looking statements that are made by or are attributable to us are expressly qualified in their entirety by this cautionary notice. We have no obligation and do not undertake to update, revise or correct any of the forward-looking statements after the date of this report, or after the respective dates on which such statements otherwise are made.
CRITICAL ACCOUNTING POLICIES
The accounting principles we follow and our methods of applying these principles conform with accounting principles generally accepted in the United States and with general practices within the banking industry. In connection with the application of those principles, we have made judgments and estimates which, in the case of the determination of our allowance for loan losses, have been critical to the determination of our financial position, results of operations and cash flows.
Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable incurred losses. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using the nature and volume of the portfolio, information about specific borrower situations, and estimated collateral values, economic conditions, and other factors in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 114, Accounting by Creditors for Impairments of a Loan and SFAS No. 5, Accounting for Contingencies. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loans that, in management’s judgment, should be charged off.
The allowance for loan losses is maintained at a level management believes will be adequate to absorb losses on existing loans that may become uncollectible. Provision to and adequacy of the allowance for loan losses are based on the evaluation of the loan portfolio utilizing objective and subjective criteria, in accordance with SFAS 114 and SFAS 5. The objective criteria primarily include an internal grading system and specific allocations for impaired loans. The Company utilizes a historical analysis to validate the overall adequacy of the allowance for loan losses in accordance with SFAS 5. The subjective criteria take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, and business conditions that may affect the borrowers’ ability to pay, and other relevant factors. Changes in any of these criteria or the availability of new information could require adjustments of the allowance for loan losses in future periods.

C-72

CRITICAL ACCOUNTING POLICIES (continued)
Under SFAS 114, a loan is impaired when it is probable that the Bank will be unable to collect all amounts due (including both interest and principal) according to the contractual terms of the loan agreement. Generally, a loan is impaired for purposes of SFAS 114 if it exhibits the same level of weaknesses and probability of loss as loans (or portions of loans) classified special mention, substandard, doubtful or loss. Such loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate, or at the fair value of collateral, net of selling costs, if repayment is expected solely from the collateral.
The Bank automatically places loans on non-accrual when they become 90 days past due. However, when in management’s opinion the borrower may be unable to meet contractual payments the loan may be placed on non-accrual at that time even if not then 90 days past due. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the Company may be unable to collect all outstanding principal and accrued interest. When interest is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.
Goodwill and other intangible assets. Goodwill results from a business acquisition and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.
Other intangible assets consist of core deposit and acquired customer relationship intangible assets arising from a bank acquisition. They are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives, which was determined to be 15 years.
FINANCIAL CONDITION
Total assets as of September 30, 2008 increased 8.4%, or $53,195, to $689,257, compared to $636,062 at December 31, 2007. The primary reason for the increase in total assets was loan growth during the first nine months of 2008. The increase in total assets was funded by liquidating investments, and acquiring federal funds purchased, repurchase agreements, and Federal Home Loan Bank advances.
Net loans of $546,527 (excluding mortgage loans held for sale) increased by $62,005, or 12.8%, in the first nine months of 2008, from $484,522 at December 31, 2007. At September 30, 2008, cash and cash equivalents were $32,178 an increase of $4,893 from $27,285 at December 31, 2007. The increase was due to the Bank increasing its broker deposits. Total deposits of $584,470 increased by $25,167, or 4.5%, in the first nine months of 2008, from $559,303 at December 31, 2007.

FINANCIAL CONDITION (continued)
Loans
Total gross loans (excluding mortgage loans held for sale) at September 30, 2008 were $553,420, compared to $490,608 at December 31, 2007, an increase of $62,812. Most of the loan growth in the first nine months of 2008 was in construction loans, 1-4 family residential real estate and commercial real estate loans. Loans secured by 1-4 family real estate increased $10,763, of that amount, $5,298 was due to residential mortgage loans originated and initially classified as held for sale that were transferred to the Bank’s loan portfolio due to changes in investor program and credit requirements. Real estate construction loans increased $15,987 and commercial real estate loans increased by $39,602 during the nine months ended September 30, 2008. The current market condition for commercial real estate loans in the third quarter slowed from historical demand trends. Residential development and residential construction markets continue to slow when compared with historical levels. Demand for commercial real estate loans has slowed as well. The Company expects this trend to continue through the end of the year and into 2009, with the 1-4 family residential portfolio to decrease as a percentage of total loans. The Company’s delinquency ratio as a percentage of total loans was 2.6% at September 30, 2008, an increase of 1.2% compared to December 31, 2007. Increases in the delinquency ratio can be attributed to construction and land development loans moving to 1.0% from 0.6%, residential real estate to 1.1% from 1.0%, and commercial real estate holding at 0.2% at September 30, 2008 compared to December 31, 2007. The real estate market conditions and slowing economy have resulted in increases in problem and potential problem 1-4 family residential loans as well as chargeoffs and increases in other real estate owned. Of the current other real estate owned balance, $2,168 is comprised of loans made to facilitate the purchase of foreclosed properties that do not conform to FAS 66. Two of those loans, totaling $1,737, are nonrecourse, nonaccrual loans.
Set forth below is a table showing the amount and breakdown of the Company’s loans at September 30, 2008 and December 31, 2007:

	September 30, 2008		December 31, 2007
	Amount	% of Total	Amount	% of Total
Real estate
Construction	$156,892	28.3%	$140,905	28.7%
1-4 family residential	162,241	29.3%	151,478	30.9%
Commercial	155,929	28.2%	116,327	23.7%
Other	5,350	1.0%	4,567	0.9%
Commercial, financial and agricultural	47,623	8.6%	50,240	10.2%
Consumer	15,077	2.7%	14,969	3.1%
Municipal tax exempt	380	0.1%	—	0.0%
Other	9,928	1.8%	12,122	2.5%

Total (1)	$553,420	100.0%	$490,608	100.0%

(1)	Does not include mortgage loans held for sale on September 30, 2008 and December 31, 2007.
Of the total loans in the portfolio at September 30, 2008, approximately $236,912, or 42.8%, are at a variable rate of interest, and $316,508, or 57.2%, are at a fixed rate. Of the total loans, $277,490, or 50.1%, mature or are able to be repriced within 12 months. Only $53,738, or 9.7%, of the Bank’s total loans mature or reprice in more than five years.

FINANCIAL CONDITION (continued)
On September 30, 2008, the Company’s loan to deposit ratio (including loans held for sale) was 95.3%, compared to 88.7% at December 31, 2007. The loan-to-assets ratio (including loans held for sale) at September 30, 2008 was 80.8% compared to 78.0% December 31, 2007. Management currently anticipates loan demand to decline in commercial real estate in the Company’s current market area.
Securities Available for Sale
Set forth below is a table showing the amount and breakdown of the Company’s securities available for sale at September 30, 2008 and December 31, 2007:

	September 30, 2008		December 31, 2007
	Amount	% of Total	Amount	% of Total
U.S. Government sponsored entities	$7,436	12.5%	$15,919	19.6%
Mortgage-backed securities	35,826	60.1%	54,119	66.9%
State and municipals	8,127	13.6%	6,233	7.7%
Other debt securities	8,259	13.8%	4,662	5.8%

Total	$59,648	100.0%	$80,933	100.0%

The Company’s investment portfolio is used to provide yield and for pledging purposes to secure public fund deposits. As of September 30, 2008, the carrying value of securities decreased $21,285 to $59,648, compared with $80,933 at December 31, 2007. Management has maintained the portfolio at 8.7% of total assets at September 30, 2008, down from 12.7% of total assets as of December 31, 2007. The Company liquidated a portion of the security portfolio during the first nine months of 2008 to reinvest in higher yield loans. The balance was also impacted by significant fluctuations in market values due to the erratic nature of the market during the third quarter. Net unrealized losses on available for sale securities was $1,924 at September 30, 2008 compared to a net unrealized gain of $110 at December 31, 2007. Management is continually monitoring the credit quality of the Bank’s investments and believes the current unrealized losses to be temporary based on the high bond ratings and anticipated recovery of bonds held. Of the net unrealized loss, $1,139 is attributable to one trust preferred security held by the Company and issued by a large regional financial company. The decline in market value for the security is due to uncertainty regarding the financial strength of the issuer, which subsequent to the quarter entered into an agreement to be acquired by a large national financial institution, which has indicated that it would acquire all of the issuer and all its businesses and obligations, including its preferred equity and indebtedness, and all its banking deposits. Management feels that the market value of the security should recover after the merger is completed.
Other Assets
The Bank invested $3,500,000 into bank-owned life insurance (“BOLI”) in 2006 and an additional $4,000,000 during the third quarter of 2008. This insurance, a portion of which is a split-dollar plan, provides life insurance and associated cash values on the Bank’s key officers and employees. Increases in cash values of the insurance are included in noninterest income.

FINANCIAL CONDITION (continued)
Deposits
The Company relies on the Bank to have a growing deposit base as well as alternative funding sources such as other borrowed money and federal funds purchased from correspondent banks to fund loan and other asset growth. Total deposits were $584,470 at September 30, 2008, compared to $559,303 at December 31, 2007, an increase of $25,167, reflecting primarily an increase in broker deposits.
The following table sets forth the composition of the deposits at September 30, 2008 and December 31, 2007.

	September 30, 2008		December 31, 2007
	Amount	% of Total	Amount	% of Total
Noninterest-bearing demand accounts	$52,638	9.0%	$52,272	9.3%
Interest-bearing demand accounts	81,128	13.8%	81,637	14.6%
Savings accounts	19,048	3.3%	21,065	3.8%
Time deposits greater than $100,000	169,912	29.1%	145,735	26.1%
Other time deposits	261,744	44.8%	258,594	46.2%

Total	$584,470	100.0%	$559,303	100.0%

The majority of the deposits continue to be in time deposits. Time deposits (certificate of deposits and IRAs) totaled $431,656, or 73.9% of deposits, as of September 30, 2008. Time deposits greater than $100,000, increased $24,177 from December 31, 2007 to $169,912 at September 30, 2008. The increase in time deposits greater than $100,000 was primarily from personal deposits. Other time deposits increased by $3,150 from $258,594 at December 31, 2007 to $261,744 at September 30, 2008. Due to competitive pricing pressures in the Bank’s new and existing markets, the Bank historically pursued additional funding at a slightly higher interest rate in national and brokered deposits markets; however, the acquisition of First National in the fourth quarter of 2007 gave the Company opportunities to reduce its dependency on brokered deposits and national market time deposits.
At September 30, 2008 the Bank had surety bond insurance policies through The Kansas Bankers Surety Company (“Kansas”) pledged as collateral for State of Tennessee Collateral Pool public funds deposits. On September 11, 2008, the Bank was notified that Kansas would exit out of the bank deposit guaranty bond business for all banks. Under Tennessee law, surety bonds pledged to the Tennessee Collateral Pool must be issued by carriers who have the highest claims paying ability rating offered by two nationally recognized ratings services and must be approved by the State Funding Board. As of September 30, 2008, there were no other insurance companies that had been approved under the Tennessee law. As a result, the Bank is required to pledge other bank securities to secure public funds deposits with the Tennessee Collateral Pool. Additional securities will need to be purchased in order to meet the pledging requirement. The Bank obtained $15,164 in broker deposit funding on September 30, 2008 for the purpose of purchasing the needed securities, resulting in the amount of brokered deposits at September 30, 2008 significantly exceeding levels of those deposits during the remainder of the quarter. This purchase contributed to the increase in cash and cash equivalents at September 30, 2008. The funds are expected to be utilized for securities purchases during the fourth quarter 2008.

FINANCIAL CONDITION (continued)
At September 30, 2008, national market time deposits totaled $111,179 with a weighted average rate of 4.18%, compared to $114,516, with a weighted average rate of 5.28%, at December 31, 2007, reflecting the acquisition of $15,164 in broker deposit funding on September 30, 2008 in connection with the exit of the bank deposit guaranty bond business by Kansas, total broker time deposits at September 30, 2008 were $33,061, with a weighted average rate of 3.56% compared to $23,413, with a weighted average rate of 5.06%, at December 31, 2007. Broker deposits and national market deposits accounted for 24.7% of total deposits at both September 30, 2008 and December 31, 2007. Total variable rate time deposits were $3,591 at September 30, 2008 with a weighted average rate of 3.40%, compared to $28,840 at December 31, 2007 with a weighted average rate of 5.33%. The decrease in the weighted average rate for time deposits was due to the reduction in higher rate broker deposits during the quarter prior to the acquisition a significant amount of broker deposits on September 30, 2008, and repricing of customer time deposits at lower rates. Time deposits maturing within one year were $386,044, or 89.4% of total time deposits at September 30, 2008 compared to $333,832 or 59.7% at December 31, 2007. The weighted average cost of all deposit accounts, including noninterest bearing accounts was 3.38% in the first nine months of 2008, down from 4.40% for the first nine months of 2007. The weighted average rate on time deposits as of September 30, 2008 was 4.34% compared to 5.28% at December 31, 2007. Management expects to seek short-term time deposit funding to match variable rate loans. These efforts, if successful, should reduce interest rate risk and expand our net interest margin. Our expansion into Hickman County has contributed to an increase in lower cost deposits and we expect that trend to continue through the fourth quarter.
Federal Home Loan Bank Advances
As of September 30, 2008, the Company had borrowed $22,000 in fixed rate advances from the Federal Home Loan Bank (“FHLB”) and $10,000 in variable rate short term borrowings compared to $11,000 in fixed rate advances at December 31, 2007. The Company had $17,980 available for future borrowings from the FHLB at September 30, 2008. The fixed interest rates on these advances ranged from 2.71% to 5.60% at September 30, 2008. At September 30, 2008, the weighted average rate of these advances was 3.50%, and the weighted average remaining maturity was 30.2 months. These borrowings are secured by a blanket collateral agreement for certain loans secured by 1-4 family residential properties, commercial real estate, and home equity lines of credit. At September 30, 2008, undrawn standby letters of credit with FHLB totaled $10,000. The letters of credit are used as a pledge to the State of Tennessee Bank Collateral Pool.
Shareholders’ Equity
Total shareholders’ equity decreased $333, to $36,840 at September 30, 2008, from $37,173 at December 31, 2007. The factors that changed shareholders’ equity the first nine months of 2008 were net income of $926, exercise of 22,600 of shares of common stock under the stock option plan of $152, and in stock based compensation of $174. Offsetting the increases in shareholders’ equity was a cash dividend of $320 and a decrease in the fair value of available-for-sale securities, net of tax, of $1,265.

RESULTS OF OPERATIONS
Net Income
The Company experienced a contraction in earnings for the first nine months of 2008. Consolidated net income was $926, compared to $2,033 for the same period in 2007. Consolidated income before income taxes for the nine months ended September 30, 2008 was $998, compared to $2,823 for the same period in 2007, a decrease of $1,825 or 64.6%. The decrease in pretax income during the first nine months of 2008 was primarily due to margin compression brought on by the Federal Reserve’s significant decrease in rates between third quarter 2007 and second quarter 2008, expenses associated with expanding into markets in Williamson, Rutherford and Hickman Counties; and an increase in the provision for loan losses. These factors more than offset increased non-interest income, including a gain on the sale of certain of the securities acquired in the acquisition of The First National Bank of Centerville. Interest income for the first nine months of 2008 was $29,171, compared to $24,971 for the same period in 2007, an increase of $4,200 or 16.8%. Interest expense for the first nine months of 2008 was $16,033, an increase of $1,820 or 12.8% from $14,213 during the same period in 2007. The increase was a result of interest bearing deposits resulting from the First National acquisition, the issuance of additional trust preferred securities and other borrowed money. The percentage changes in interest income and expense reflect compression in the Bank’s net interest margin, offset by growth in volume. Basic income and diluted income per common share for the first nine months of 2008 were $0.29 and $0.28, compared to $0.65 and $0.63 for the first nine months of 2007. The reduction in income per common share reflects the decrease in net income as well as the increase in weighted average shares outstanding as a result of our stock dividend and the reinvestment by shareholders of a portion of our cash dividend paid in the second quarter pursuant to our dividend reinvestment plan.
Income before income taxes for the third quarter of 2008 was $397, compared to $1,059 during the same period in 2007, a decrease of $662, or 62.5%. The decrease during the third quarter of 2008 was primarily due to an increase in non-interest expense such as salaries, occupancy, amortization on intangible assets, furniture and equipment, data processing, and an increase in provisions for loan losses. Net interest income after provisions for loan losses increased 14.1% while noninterest expense increased by 36.9% due to the expenses associated with expanding into markets in Williamson, Rutherford and Hickman Counties. For the third quarter of 2008, consolidated net income was $374, compared to $743 for the same period in 2007 and basic net income and diluted net income per common share for the third quarter of 2008 were $0.12 and $0.11, compared to $0.23 and $0.23 for the same period in 2007.

Average Balance Sheets, Net Interest Revenue
Changes in Interest Income and Interest Expense
The following table shows the average daily balances of each principal category of assets, liabilities and shareholders’ equity of the Company, an analysis of net interest revenue, and the change in interest income and interest expense segregated into amounts attributable to changes in volume and changes in rates for the nine month periods ended September 30, 2008 and 2007.

	(In Thousands of Dollars)
	September 30, 2008			September 30, 2007			Change
	Average	Interest	Revenue/	Average	Interest	Revenue/	Due to	Due to
	Balance	Rate	Expense	Balance	Rate	Expense	Volume	Rate	Total

Gross loans (1 and 2)	$535,169	6.60%	$26,502	$389,477	8.03%	$23,462	$8,777	$(5,737)	$3,040

Taxable securities available for sale (3)	53,806	5.34%	2,154	32,133	5.09%	1,227	827	100	927

Tax exempt securities available for sale (3)	8,456	3.85%	244	6,073	3.84%	175	69	—	69

Federal funds sold and other	7,610	4.75%	271	4,762	3.00%	107	64	100	164

Total interest-earning assets	605,041	6.43%	29,171	432,445	7.70%	24,971	9,737	(5,537)	4,200

Cash and due from banks	9,717			8,213
Other nonearning assets	39,394			21,757
Allowance for loan losses	(6,576)			(4,582)

Total assets	$647,576			$457,833

Deposits:
NOW & money market investments	$89,963	1.70%	$1,145	$54,546	2.90%	$1,188	$771	$(814)	$(43)
Savings	21,385	0.74%	119	9,222	1.36%	94	124	(99)	25
Time deposits $100,000 and over	152,787	4.21%	4,820	121,617	5.34%	4,874	1,250	(1,304)	(54)
Other time deposits	237,653	4.43%	7,902	171,551	5.29%	6,801	2,621	(1,520)	1,101

Total interest-bearing deposits	501,788	3.72%	13,986	356,936	4.84%	12,957	4,766	(3,737)	1,029

Other borrowings (4)	53,675	5.08%	2,047	30,245	5.54%	1,256	973	(182)	791

Total interest-bearing liabilities	555,463	3.85%	16,033	387,181	4.89%	14,213	5,739	(3,919)	1,820

Noninterest-bearing liabilities	54,422			36,023

Total liabilities	609,885			423,204

Shareholders’ equity	37,691			34,629

Total liabilities and shareholders’ equity	$647,576			$457,833

Net interest income			$13,138			$10,758	$3,998	$(1,618)	$2,380

Net interest margin (5)		2.90%			3.32%

(1)	Interest income includes fees on loans of $856 in 2008, and $836 in 2007

(2)	Nonaccrual loans are included in average loan balances and the associated income (recognized on a cash basis) is included in interest.

(3)	Amortization and accretion are included in the calculation of yields on securities available for sale.

(4)	FHLB advances, federal funds purchased, repurchase agreements and subordinated debenture interest is included in other borrowings.

(5)	Net interest income to average interest-earning assets.

RESULTS OF OPERATIONS (continued)
Net Interest Income
Net interest income after the provision for loan losses for the first nine months of 2008 was $11,522 compared to $10,014 for the first nine months of 2007. The increase of $1,508 was due primarily to continued growth in the Bank’s loan portfolio and the reduction in higher cost broker deposits until the last day of the quarter as described above, which was funded by primarily liquidating investments acquired in the First National purchase, cash held in federal funds sold, Federal Home Loan Bank advances and other borrowed money. Net interest income improvement was negatively impacted by a significant increase in other borrowings. Net interest income after the provision for loan losses for the third quarter of 2008 was $4,124 compared to $3,615 for the third quarter of 2007, an increase of $509.
Interest and fee income on loans for the first nine months of 2008 was $26,502, an increase of $3,040, or 13.0%, compared to $23,462 for the first nine months of 2007. The increase in interest income on loans is due to growth resulting in higher average balances, offset by a reduction in average yield on loans. The third quarter 2008 interest and fee income was $8,776 compared with $8,449 for the third quarter of 2007, an increase of $327, or 3.9%.
Interest income from securities and short-term funds increased to $2,669 in the first nine months of 2008, from $1,509 in the same period in 2007. The increase in interest income from securities was primarily due to the acquisition of First National in the fourth quarter of 2007. First National had $41,228 in its investment portfolio at year end 2007 which generated $1,016 of interest income for the first nine months of 2008.
Although net interest income increased, our net interest margin continued to experience compression for the first nine months of 2008, declining to 2.90% from 3.32% in 2007, a decrease of 42 basis points (“bps”). The Company’s compression in net interest margin was largely due to assets repricing quicker than liabilities in response to the Federal Reserve reduction in the federal funds rate and the corresponding reduction in the banking industry’s prime rate. Competitive pricing pressures prevented the Company from reducing rates paid on deposits as quickly or as significantly as rates charged on loans. The compression in net interest margin was also affected by lost interest income of $142 on non accrual loans. The yield on interest earning assets decreased 127 bps to 6.43% for the first nine months of 2008, compared to 7.70% in 2007. The cost of interest bearing liabilities has followed the same trend, decreasing to 3.85% for the first nine months of 2008, down from 4.89% for the same period in 2007. The decrease in net interest margin was primarily due to the timing difference in the repricing of loans and deposits. Over 42% of gross loans are tied to the Bank’s prime rate and reprice at least quarterly following rate changes, but the majority of the Bank’s time deposits are generally fixed on 6 to 12 month maturities. It will take approximately three months for deposit prices to catch up. Though net interest margin declined over the same period last year, some improvement was experienced during the third quarter as the effect of deposit repricing began to have an impact. Net interest margin increased 11 bps from 2.79% at June 30, 2008 to 2.90% at September 30, 2008. Management anticipates that the net interest margin will continue to gradually improve during the fourth quarter of 2008 as time deposits reprice and we realize the benefit of our reduced reliance on broker deposits and national market deposits that we experienced for much of the third quarter, although the Company’s broker deposits increased $15,164 on the last day of the quarter, the new deposits were obtained at rates lower than the average rate paid on broker deposits held at December 31, 2007. This should also contribute to

RESULTS OF OPERATIONS (continued)
improving our interest margin for the remainder of 2008 when compared to comparable periods in 2007.
Interest expense totaled $16,033 in the first nine months of 2008, compared to $14,213 in the same period of 2007, an increase of $1,820, or 12.8%. The increase is primarily due to growth in time deposits and other borrowings. Third quarter interest expense was $4,850 compared to $5,144 in the same period of 2007, a decrease of $294, or 5.7%. The decrease in interest expense during the third quarter was largely due to reduction of higher rate broker deposits and repricing of time deposits at lower rates. Interest expense on other time deposits was $7,902 in the first nine months of 2008, compared to $6,801 in the first nine months of 2007, an increase of $1,101. The increase of $1,101 was due to $2,621 in increased volume offset by a $1,520 decline in interest rates. Interest expense on time deposits over $100,000 was $4,820 in the first nine months of 2008, compared to $4,874 in the same period in 2007. The decrease of $54 was due to $1,250 in increased volume offset by $1,304 of decline in interest rates.
Provisions for Loan Losses
In the first nine months of 2008, the Bank recorded a provision for loan loss of $1,616, compared to $744 for the same period in 2007. Management’s determination of the appropriate level of the provision for loan losses and the adequacy of the allowance for loan losses in 2008 is based, in part, on an evaluation of specific loans, as well as the consideration of historical loss, which management believes is representative of probable loan losses. Other factors considered by management include the composition of the loan portfolio, economic conditions, and the creditworthiness of the Bank’s borrowers and other qualitative factors. Based on our analysis the allowance for loan losses was 1.25% of total loans at September 30, 2008 compared to 1.26% at June 30, 2008 and 1.24% at December 31, 2007. Net charge-offs for the first nine months of 2008 were $809, compared to $116 in the first nine months of 2007. At September 30, 2008, the Bank had 49 loans totaling $2,970 in nonaccrual status, compared to 63 loans totaling $2,764 on December 31, 2007. The Bank considered $3,136 in loans impaired at September 30, 2008, compared to $3,945 on December 31, 2007. These increases largely reflect softening market conditions in residential construction and development loans, particularly loans to residential builders and developers.

	September 30,	December 31,
	2008	2007

Nonaccrual loans	$2,970	$2,764
Accruing loans 90 days or more past due	663	—
Restructured loans	—	—
Total nonperforming loans	3,613	2,764
Foreclosed assets held for sale	4,739	4,739
Loans classified as other real estate, still accruing interest	(431)	—

Total nonperforming assets	7,921	7,503

Nonperforming loans to total loans	0.65%	0.56%
Impaired loans to total loans	0.57%	0.80%
Ratio of allowance for loan losses to total loans	1.25%	1.24%

RESULTS OF OPERATIONS (continued)
The following table presents information regarding loans included as nonaccrual and the gross income that would have been recorded in the period if the loans had been current, and the amount of interest income on those that was not included in net interest income.

	September 30,	December 31,
	2008	2007

Nonaccrual interest	551	355
Lost interest	142	107
The Bank had four accruing loans more than 90 days delinquent on September 30, 2008. Management believes the allowance for loan losses at September 30, 2008 is adequate to absorb probable losses in the loan portfolio.
Noninterest Income
Total noninterest income for the first nine months of 2008 was $3,715, up from $2,617 for the same period in 2007. The increase in other noninterest income for the nine month period of 2008 when compared to the same period in 2007 was primarily the result of fees for investment services, service charges on deposits and gain on sale of securities. The Bank originates and sells long-term fixed rate mortgages and the related servicing. Mortgage loans originated and sold generated $875 in gains for the nine months ended September 30, 2008 as compared to $938 for the same period in 2007. Income from mortgage loans originated and sold was negatively impacted in the first nine months of 2008 compared to the same period in 2007 by declining home sales and uncertainty in the market. Investment service income for the first nine months of 2008 was $395, up from $160 for the same period in 2007. The increase in investment service income was due to increasing staff and expanding investment services into Hickman County. Service charge income in the first nine months of 2008 increased $463 over the same period in 2007. The increase in service charge income was due to acquiring First National in the fourth quarter of 2007. The Bank also sold certain securities acquired through the purchase of First National in 2008 with gains of $258. Management expects noninterest income will continue to grow through the fourth quarter of 2008; however, the continued economic difficulties related to the housing market in our market areas may negatively impact this growth as income from mortgage loans originated and sold may continue to decline when compared to comparable periods in 2007.
Total noninterest income for the third quarter of 2008 was $1,046, up from $930 for the same period in 2007. The increase in other noninterest income for the three month period was primarily the result of fees for investment services and service charges on deposits. Investment service income for the three month period of 2008 was $77, up from $46 for the same period in 2007. Service charge income for third quarter 2008 increased $167 over the same period in 2007 to $568. Increases in other nontinterest income for the nine and three month periods ended September 30, 2008 were primarily due to gains on sale of other real estate and increases in other customer fees.

RESULTS OF OPERATIONS (continued)
The table below shows noninterest income for the nine and three months ended September 30, 2008 and 2007.

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Service charge on deposit accounts	$1,620	$1,157	$568	$401
Mortgage banking activities	875	938	154	358
Gain on sale of securities	258	—	—	—
Other:
Investment service income	395	160	77	46
Other equity investment income	48	114	15	37
BOLI income	151	112	75	45
Other customer fees	94	46	35	16
Gain on sale of other real estate	99	—	59	—
ATM income	104	73	37	26
Other	71	17	26	1

Total noninterest income	$3,715	$2,617	$1,046	$930

Noninterest Expense
Noninterest expenses for the first nine months of 2008 increased 45.2% to $14,239, compared with $9,808 for the same period of 2007. During 2007 and the first nine months of 2008, noninterest expenses have increased as the Bank has grown. The growth in noninterest expenses in the nine and three month periods ended September 30, 2008 when compared to comparable periods in 2007 is attributable primarily to increased salaries and other operating expenses associated with growth of the Bank including expanding into Williamson and Rutherford Counties and into Hickman County through our acquisition of First National and increased write downs and maintenance expenses on other real estate. Salaries and employee benefits totaled $6,827 in the first nine months of 2008, compared to $5,075 in the same period in 2007, an increase of $1,752, or 34.5%. The Company’s staff increased from 108 full time equivalent employees for the first nine months of 2007 to 154 in 2008, an increase of 46 employees. The Company increased staff by 38 employees through the acquisition of First National in the fourth quarter of 2007. Also included in salary and employee benefits expense for the first nine months of 2008 is $174 of compensation expense related to stock options and restricted stock awards. Occupancy expense and furniture and equipment expense totaled $1,065 and $740, respectively, for the nine month period ended September 30, 2008. The increase of $463 and $241 are primarily due to the acquisition of First National and opening of the new downtown branch in Columbia, Tennessee. Other operating expenses include data processing, advertising, occupancy and other operational expenses. Data processing expense for the first nine months of 2008 increased $229, or 39.5% to $809, compared to $580 in the same period 2007. The increase in data processing is primarily attributed to the acquisition of First National in the fourth

RESULTS OF OPERATIONS (continued)
quarter 2007 and fees incurred in the conversion of our data processing provider. Management expects monthly data processing expense to decline the last three months of 2008 as compared to the first nine months of 2008 due to the Company converting to one data processing center in the second quarter of 2008. Regulatory and compliance expense for the nine months ended September 30, 2008 increased $159, to $311, compared to $152 in the same period in 2007. The increase in regulatory and compliance expense was due to the First National acquisition and changes in FDIC assessments. The increase in other noninterest expense for the nine and three month periods ended September 30, 2008 is primarily due to miscellaneous charge-offs, which primarily consist of losses on bad checks, and miscellaneous taxes and fees. Management expects noninterest expenses to continue to increase moderately during the remainder of 2008 in conjunction with the growth of the Bank, but believes that noninterest expense should decline as a percentage of average assets as the Bank continues to experience operating efficiencies related to the integration of First National operations.
The table below shows noninterest expense for the nine and three months ended September 30, 2008 and 2007.

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Salaries and employee benefits	$6,827	$5,075	$2,213	$1,776
Occupancy	1,065	602	378	221
Furniture and equipment	740	499	250	175
Data processing fees	809	580	208	201
Advertising and public relations	580	502	219	198
Other:
Other real estate expense	181	45	140	36
Loan expense	103	110	18	34
Legal	61	54	18	17
Audit and accounting fees	307	240	103	80
Postage and freight	283	225	86	87
Operational expense	659	556	219	229
ATM expense	369	244	122	86
Amortization of intangible assets	352	—	136	—
Director expense	162	135	57	40
Regulatory and compliance	311	152	82	89
Holding losses on loans held for sale	93	—	93	—
Other insurance expense	155	106	54	34
Printing	112	20	23	7
Other employee expenses	196	165	70	63
Dues & Memberships	79	57	19	16
Miscellaneous chargeoffs	121	73	65	25
Miscellaneous taxes and fees	175	30	53	(5)
Other	499	338	147	77

Total noninterest expense	$14,239	$9,808	$4,773	$3,486

RESULTS OF OPERATIONS (continued)
Income Taxes
The effective tax rate for the first nine months of 2008 was 7.2%, compared to 28.0% during the same period in 2007. The effective tax rate for the third quarter 2008 was 5.8% compared to 29.8% during the same period 2007. The change in the effective tax rate for the first nine months in 2008 and the third quarter 2008, as compared to the same periods in 2007, was largely due to a reduction in taxable income as a percentage of total income. As a result, tax exempt income was a greater percentage of total income which lowered the Company’s effective tax rate compared to the same periods for 2007. Other causes of the lower effective tax rate were increased federal tax credits and state tax benefits as a percentage of pretax income.
LIQUIDITY AND CAPITAL RESOURCES
Liquidity refers to the Company’s ability to fund loan demand, meet deposit customers’ withdrawal needs and provide for operating expenses. As summarized in the Statement of Cash Flows, the Company’s main source of cash flow is from receiving deposits from its customers and, to a lesser extent, repayment of loan principal and interest income on loans and investments, FHLB advances, and federal funds purchased.
The primary uses of cash are lending to the Company’s borrowers and investing in securities and short-term interest-earning assets. During the first nine months of 2008, loan demand was funded by liquidating securities and funding with short term borrowings. The Bank currently anticipates using growth in local deposits as well as short and long-term borrowings to fund future loan growth. A significant portion of the Bank’s deposits consist of time deposits over $100,000 and brokered and other national market deposits. If the Bank is unable to retain these deposits as they mature or attract new deposits locally, it may be required to seek more expensive forms of deposits or other funds that could reduce our net interest margin or result in liquidity constraints. Other potential sources of liquidity include additional Federal Home Loan Bank advances and purchase of additional broker deposits.

LIQUIDITY AND CAPITAL RESOURCES (continued)
At September 30, 2008 and December 31, 2007, the Bank’s and the Company’s risk-based capital ratios and the minimums to be considered well-capitalized under the Federal Reserve Board’s prompt corrective action guidelines were as follows:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2008
Total Capital to risk weighted assets
Bank	$60,195	10.17%	$47,362	8.00%	$59,202	10.00%
Consolidated	60,281	10.16%	46,833	8.00%	N/A	N/A

Tier 1 to risk weighted assets
Bank	$53,302	9.00%	$23,681	4.00%	$35,521	6.00%
Consolidated	35,402	5.96%	23,417	4.00%	N/A	N/A

Tier 1 to average assets
Bank	$53,302	8.15%	$26,153	4.00%	$32,691	5.00%
Consolidated	35,402	4.94%	25,568	4.00%	N/A	N/A

December 31, 2007
Total Capital to risk weighted assets
Bank	$48,800	10.07%	$38,750	8.00%	$48,438	10.00%
First National Bank of Centerville	8,652	17.61%	3,930	8.00%	4,912	10.00%
Consolidated	58,676	10.97%	42,773	8.00%	N/A	N/A

Tier 1 to risk weighted assets
Bank	$43,313	8.96%	$19,375	4.00%	$29,063	6.00%
First National Bank of Centerville	8,037	16.36%	1,965	4.00%	2,947	6.00%
Consolidated	42,064	7.87%	21,387	4.00%	N/A	N/A

Tier 1 to average assets
Bank	$43,413	8.35%	$20,792	4.00%	$25,990	5.00%
First National Bank of Centerville	8,037	8.27%	3,889	4.00%	4,861	5.00%
Consolidated	42,064	6.76%	24,889	4.00%	N/A	N/A
Total shareholders’ equity decreased $333, to $36,840 at September 30, 2008, from $37,173 at December 31, 2007. The factors that changed shareholders’ equity the first nine months of 2008 were net income of $926, issuance of 22,600 of shares of common stock under the stock option plan for $152, and $174 in stock based compensation. Offsetting the increases in shareholders’ equity was a cash dividend of $320 and a decrease in the fair value of available-for-sale securities, net of tax, of $1,265.
On October 3, 2008, Congress passed the Emergency Economic Stabilization Act of 2008 (EESA), which provides the U. S. secretary of the Treasury with broad authority to implement certain actions to help restore stability and liquidity to U.S. markets. One of the provisions resulting from the Act is the Treasury Capital Purchase Program (CPP), which provides direct equity investment of perpetual preferred stock by the Treasury in qualified financial institutions. The program is voluntary and requires an institution to comply with a number of restrictions and provisions, including limits on executive compensation, stock redemptions and declaration of dividends. Applications must be submitted by November 14, 2008 and are subject to approval by the Treasury. The CPP provides for a minimum investment of 1% of total Risk-Weighted Assets, with a maximum investment equal to the lesser of 3 percent of total Risk-Weighted Assets or $25 billion. The perpetual preferred stock investment will have a dividend rate of 5% per year, until the fifth

LIQUIDITY AND CAPITAL RESOURCES (continued)
anniversary of the Treasury investment, and a dividend rate of 9%, thereafter. The CPP also requires the Treasury to receive warrants for common stock equal to 15% of the capital invested by the Treasury. The Company is still evaluating whether or not to participate in this program. Participation in the program is not automatic and subject to approval by the Treasury. Management believes that participation in the program will strengthen our liquidity and capital positions, which will help the Company not only weather the current economic downturn, but also make additional funds available to borrowers in our market.
If the Company decides to participate in the CPP, the Company’s shareholders will need to approve an amendment of the Company’s charter to authorize a class of blank check preferred stock as the company does not currently have preferred stock authorized in its charter. If the Company submits such a proposal to its shareholders and the shareholders approve the amendment, the shares of preferred stock may be issued in one or more series, with such rights, preferences, privileges and restrictions as shall be fixed by the Company’s Board of Directors.
ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Management uses a gap simulation model that takes cash flows into consideration. These include mortgage backed securities, loan prepayments, and expected calls and maturities on securities. Non-maturing balances such as money markets, savings, and NOW accounts have no contractual or stated maturities. A challenge in the rate risk analysis is to determine the impact of the non-maturing balances on the net interest margin as the interest rates change. Because these balances do not “mature” it is difficult to know how they will reprice as rates change. It is possible to glean some understanding by reviewing the Bank’s pricing history on these categories relative to interest rates. Using the interest rate history from our asset liability management software database spanning up to 20 quarters of data, we derive the relationship between interest rates changes and the offering rates themselves. The analysis uses the T-Bill rate as an indicator of rate changes. The gap analysis uses beta factors to spread balances to reflect repricing speed. In the gap analysis, the model considers deposit rate movements to determine what percentage of interest bearing deposits is actually repriceable within a year. Our cumulative one-year gap position at September 30, 2008 was 0.05% of total assets. Our policy states that our one-year cumulative gap should not exceed 20% of total assets.
As of September 30, 2008, approximately $418,925 of $634,950 in interest earning assets will reprice or mature within one year. Loans maturing or repricing within one year total $388,972, or 69.9%, of total loans, including loans held for sale, at September 30, 2008. The Bank has approximately $386,044 in time deposits maturing or repricing within one year.
Gap analysis only shows the dollar volume of assets and liabilities that mature or reprice. It does not provide information on how frequently they will reprice. To more accurately capture the Company’s interest rate risk, we measure the actual effects the repricing opportunities have on earnings through income simulation models such as rate shocks of economic value of equity and rate shock interest income simulations.
To truly evaluate the impact of rate change on income, we believe the rate shock simulation of interest income is the best technique because variables are changed for the various rate conditions. The interest income change in each category of earning assets and liabilities is calculated as rates ramp up and down. In addition, the prepayment speeds and repricing speeds are changed. Rate shock is a method for stress testing the net interest margin over the next four quarters under several

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK (continued)
rate change levels. These levels span four 100 basis point increments up and down from the current interest rate. Our policy guideline is that the maximum percentage change in net interest income cannot exceed plus or minus 10% on a 100 basis point interest rate change and cannot exceed plus or minus 15% on a 200 basis point interest rate change.
The following illustrates the effects on net interest income of shifts in market interest rates from the rate shock simulation model:

September 30, 2008
Basis Point Change	+200 bp	+100bp	-100bp	-200bp
Increase (decrease in net interest income)	8.01%	4.05%	(4.37%)	(9.31%)
Our Economic Value of Equity simulation measures our long-term interest rate risk. The economic value is the difference between the market value of the assets and the liabilities. The technique is to apply rate changes and compute the resulting economic value. The slope of the change between shock levels is a measure of the volatility of value risk. The slope is called duration. The greater the slope, the greater the impact of rate change on the Bank’s long-term performance. Our policy guideline is that the maximum percentage change on economic value of equity cannot exceed plus or minus 10% on a 100bp change and cannot exceed plus or minus 20% on a 200bp change.

September 30, 2008
Basis Point Change	+200 bp	+100bp	-100bp	-200bp
Increase (decrease in equity at risk)	(4.80%)	(2.20%)	0.40%	(1.90%)
One of management’s objectives in managing the Bank’s balance sheet for interest rate sensitivity is to reduce volatility in the net interest margin by matching, as closely as possible, the timing of the repricing of its interest rate sensitive assets with interest rate sensitive liabilities.

PROXY CARD
REVOCABLE PROXY
COMMUNITY FIRST, INC.
PROXY SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON                     , 2008.
          The undersigned, having received the Notice of the Special Meeting of Shareholders and the Proxy Statement dated                      , 2008, appoints MARC R. LIVELY and DIANNE SCROGGINS and each of them proxies with full power of substitution and revocation, to represent the undersigned and to vote all shares of Common Stock of Community First, Inc. (the “Company”) which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held on                     ,                      ___, 2008, beginning at ___p.m., local time, at the Vest Hall located on the campus of Columbia Academy, 1101 West 7th Street, Columbia, Tennessee 38401, and any adjournment(s) thereof, as specified in this Proxy.
          Proxy solicited by and on behalf of the Board of Directors for the Special Meeting of Shareholders to be held on                     ,                      ___, 2008. The Company’s Board of Directors recommends a vote “FOR” each of the proposals.
1. Approval of the amendment of the Company’s Amended and Restated Charter to authorize a class of blank check preferred stock, consisting of two million five-hundred thousand (2,500,000) authorized shares, which may be issued in one or more series, which such rights, preferences, privileges and restrictions as shall be fixed by the Company’s Board of Directors.
                    FOR                               AGAINST                                ABSTAIN
2. Approval of the proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to amend the Company’s Amended and Restated Charter to authorize a class of blank check preferred stock if there are insufficient votes at the time of such adjournment or postponement to approve the amendment to the Company’s Amended and Restated Charter.
                    FOR                               AGAINST                                ABSTAIN
3. In their discretion the proxies are authorized to vote upon such other matters as may properly come before the Special Meeting or any adjournments thereof.
          Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted “FOR” approval of the amendment to the Company’s Amended and Restated Charter and “FOR” adjournment or postponement of the Special Meeting, if necessary.

          The Board of Directors knows of no other matters that may properly be or which are likely to come or be brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in this proxy or their substitutes will vote in accordance with their best judgment on such matters. THIS PROXY SHOULD BE DATED, SIGNED BY THE SHAREHOLDER AS THE NAME APPEARS BELOW AND RETURNED PROMPTLY IN THE ENCLOSED ENVELOPE. JOINT OWNERS SHOULD EACH SIGN PERSONALLY, AND TRUSTEES AND OTHERS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD INDICATE THE CAPACITY IN WHICH THEY SIGN.
          THE BOARD OF DIRECTORS RECOMMENDS THAT ANY SHAREHOLDER DESIRING TO REVOKE HIS OR HER PROXY AND VOTE IN PERSON AT THE SPECIAL MEETING ARRIVE AT THE MEETING LOCATION BY ___P.M., LOCAL TIME, TO FACILITATE CONFIRMATION OF NUMBER OF SHARES ELIGIBLE TO VOTE.

DATED: , 2008

Signature

Signature if held jointly

Please print or type your name
PLEASE SIGN, DATE AND PROMPTLY RETURN IN THE ACCOMPANYING ENVELOPE.
                     Please mark here if you plan to attend the Special Meeting.

Please return your signed Proxy to:

Community First, Inc.
501 South James M. Campbell Boulevard
Columbia, Tennessee 38401
Attn: Dianne Scroggins